Filed Pursuant to Rule 424(b)(3)
File No. 333-207914

GREAT AMERICAN LIFE INSURANCE COMPANY

Mailing Address: P.O. Box 5423, Cincinnati OH 45201-5423

Administrative Office: 301 East Fourth Street, Cincinnati OH 45202

Annuity Services: 1-800-789-6771

INDEX FRONTIERSM 7 ANNUITY

PROSPECTUS dated February 16, 2016

The Index FrontierSM 7 annuity is a modified single premium deferred annuity contract (the “Contract”) issued by Great American Life Insurance Company (“Great American Life,” “we” or “us”). The Contract accepts purchase payments for a limited period. The initial purchase payment must be at least $25,000.

The Contract offers investors the opportunity to allocate funds to indexed strategies for one-year periods (a “Term”). Indexed strategies provide returns based, in part, on the change in the value of the S&P 500® Index (the “Index”).

•	The value of an indexed strategy will increase if there is a positive change in the Index value during a Term. Any increase during a Term is subject to an upper limit called the cap.

•	The value of certain indexed strategies will decrease if there is a negative change in the Index value during a Term. Any decrease during a Term is subject to a lower limit called the floor. If an indexed strategy has a floor that allows for a loss, then it includes a risk of potential loss of principal each Term.

We can change the cap for each new Term of an indexed strategy. The floor for each indexed strategy will not change. In general, we will set a higher cap for an indexed strategy with a floor that allows for a greater loss.

The Contract also offers a declared rate strategy, which credits interest based on a fixed interest rate. The fixed interest rate varies from Term to Term, but will never be less than 1%.

Additional Risk Factors for this Contract appear on page 6-7 and pages 49-52.

Please read this prospectus before investing and keep it for future reference. It contains important information about your annuity and Great American Life that you ought to know before investing.

The Table of Contents for this prospectus is located on the back cover page.

****************************************

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

•    The Contract is not insured by the FDIC (Federal Deposit Insurance Corporation) or the NCUSIF (National Credit Union Share Insurance Fund).

•    Although the Contract may be sold through relationships with banks or other financial institutions, the Contract is not a deposit or obligation of, or guaranteed by, such institutions or any federal regulatory agency.

•    The Contract is a security. It involves investment risk and may lose value.

The Contract doesn’t invest in any stock, debt or other investments. If you buy this Contract, you aren’t investing directly in the Index or the stocks included in the Index. All guarantees under the Contract are the obligations of Great American Life and are subject to the claims-paying ability of Great American Life.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Great American Life. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Great American Life. The Index Frontier 7 annuity is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruption of the S&P 500 Index.

****************************************

The principal underwriter of the Contract is Great American Advisors, Inc. The offering of the Contract is intended to be continuous. The underwriter will use its best efforts to sell the Contract.

This prospectus is not an offering in any state, country, or jurisdiction in which we are not authorized to sell the Contract.

If you purchase a Contract, you may cancel it within 20 days after you receive it. If you purchase a Contract to replace an existing annuity contract or insurance policy, you have 30 days to cancel it. The right to cancel period may be longer in some states. In many states, you will bear the risk of investment gain or loss before cancellation. The right to cancel is described more fully in the Right to Cancel section of this prospectus.

Our form number for the Contract is P1461816NW. This form number may vary by state. The Securities and Exchange Commission file number for the Contract is 333-207914.

INDEX FRONTIERSM 7 ANNUITY INFORMATION

Special Terms

In this prospectus, the following capitalized terms have the meanings set out below.

ACCOUNT VALUE. The total of the Purchase Payment Account value and the values of each Strategy during the Accumulation Period.

ACCUMULATION PERIOD. The period prior to the Income Start Date.

ADMINISTRATIVE OFFICE. 301 East Fourth Street, Cincinnati OH 45202. We may change the address of our Administrative Office by sending you a notice of the change. “Administrative Office” does not mean our post office box. We deem a Purchase Payment, a Request in Good Order and any other paperwork mailed to our post office box as received by us when it reaches our Administrative Office.

ANNUITANT. The natural person on whose life Income Benefit payments are based.

BAILOUT CAP. The lowest Cap for the next Term of an Indexed Strategy before Early Withdrawal Charges are waived under the Bailout provision of the Contract. Each Term of an Indexed Strategy has its own Bailout Cap, even if no funds are applied to that Strategy for that Term. The initial Bailout Cap for each Indexed Strategy is set out on your Contract Specifications Page.

BENEFICIARY. The person entitled to receive any Death Benefit that is to be paid under the Contract.

CAP. The largest possible Index Gain that is taken into account for a given Indexed Strategy for a given Term. We set a Cap for each Term of an Indexed Strategy before the start of that Term. For a given Term, different Caps for the same Indexed Strategy may apply with respect to amounts attributable to Purchase Payments received on different dates.

CONTRACT. The legal agreement between you and Great American Life, including applicable endorsements and riders.

CONTRACT ANNIVERSARY. The date in each year that is the annual anniversary of the Contract Effective Date.

CONTRACT EFFECTIVE DATE. The date as of which the initial Purchase Payment is applied to the Contract. That date is set out on your Contract Specifications Page.

CONTRACT SPECIFICATIONS PAGE. The page in your Contract that contains details unique to your Contract.

CONTRACT YEAR. Each 12-month period that begins on the Contract Effective Date or on a Contract Anniversary.

DEATH BENEFIT. An amount becomes payable if you die before the Income Start Date and before the Contract is Surrendered. The terms and conditions are described in the DEATH BENEFIT section of this prospectus.

DEATH BENEFIT START DATE. Either: (1) the first day of the first payment interval for a Death Benefit that is paid as periodic payments; or (2) the date of payment for a Death Benefit that is paid as a lump sum.

DEATH BENEFIT VALUATION DATE. The earlier of: (1) the date we receive both Due Proof of Death and a Request in Good Order with instructions as to the form of Death Benefit; or (2) one year from the date of death.

DECLARED RATE. A fixed interest rate set by us for a Term of the Declared Rate Strategy.

DECLARED RATE STRATEGY. A Strategy that credits interest at a Declared Rate.

DUE PROOF OF DEATH. One of the following: (1) a certified copy of a death certificate; or (2) a certified copy of a decree that is made by a court of competent jurisdiction as to the finding of death. We may also accept other proof that is satisfactory to us.

EARLY WITHDRAWAL CHARGE. A charge deducted from the Account Value of your Contract if, during the first seven Contract Years, it is Surrendered or a withdrawal is taken in excess of the Free Withdrawal Allowance.

FLOOR. The worst possible Index Loss that is taken into account for a given Indexed Strategy for a Term. The Floor set for a particular Indexed Strategy will apply to all Terms of that Strategy.

FREE WITHDRAWAL ALLOWANCE. The total amount that may be taken as a withdrawal or Surrender during a Contract Year without an Early Withdrawal Charge that would otherwise apply. This amount is described in the Free Withdrawal Allowance section of this prospectus.

GREAT AMERICAN LIFE (“WE,” “US,” “OUR,” “GALIC”). Great American Life Insurance Company.

GUARANTEED MINIMUM DECLARED RATE. The Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. It will never be less than 1%.

INCOME BENEFIT. Regular payments that you may choose to receive for the duration of the Income Period that you select. The terms and conditions are described in the INCOME BENEFIT (INCOME PERIOD) section of this prospectus.

INCOME PERIOD. A period starting on the Income Start Date during which Income Benefit payments are payable.

INCOME START DATE. The first day of the first payment interval for which payment of an Income Benefit is to be made.

INDEX. The S&P 500® Index.

INDEX GAIN. The increase, if any, in the Index Value over a Term of an Indexed Strategy. An Index Gain is expressed as a percentage of the Index Value at the start of the Term. An Index Gain is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date for which the value is determined.

INDEX LOSS. The decline, if any, in the Index Value over a Term of an Indexed Strategy. An Index Loss is expressed as a percentage of the Index Value at the start of the Term. An Index Loss is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date for which the value is determined.

INDEX VALUE. The standard industry value of the Index. The Index Value is determined at each Market Close. The Index Value at the start of a Term is the Index Value at the last Market Close on or before the first day of that Term. The Index Value at the end of a Term is the Index Value at the Market Close on the last Market Day of that Term.

INDEXED STRATEGIES. Strategies that provide a return based, in part, on changes in the Index Value.

JOINT OWNER. If there is more than one Owner, each Owner will be a Joint Owner of the Contract.

MARKET CLOSE. The close of regular trading on the New York Stock Exchange on a day that it is open for regular trading.

MARKET DAY. A day on which the New York Stock Exchange is open for regular trading.

OWNER (“YOU,” “YOURS”). The person(s) entitled to the ownership rights under the Contract. If Joint Owners are named, each reference to Owner means Joint Owners.

PAYOUT OPTION. The form in which Income Benefit payments are made. Available options are described in the PAYOUT OPTIONS section of this prospectus.

PURCHASE PAYMENT ACCOUNT. An account where a Purchase Payment is held from the date it is applied to the Contract until the next Strategy Application Date.

PURCHASE PAYMENT PERIOD. The two-month period that starts on the Contract Effective Date during which you may make a Purchase Payment.

REQUEST IN GOOD ORDER. Information provided or a request made, that is:

•	complete and satisfactory to us;

•	sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and

•	received at our Administrative Office.

Information provided or a request made is complete and satisfactory when we have received: (1) all the information and legal documentation that we require to process the information or the request; and (2) instructions that are sufficiently clear that we do not need to exercise any discretion to process the information or the request. If you have any questions, you should contact us or your registered representative before submitting your request.

STRATEGY(IES). At any point in time, the Declared Rate Strategy and/or the available Indexed Strategy(ies).

STRATEGY APPLICATION DATE. The 6th and 20th days of each month. On a Strategy Application Date, we will apply the amount then held in the Purchase Payment Account to the Strategies.

SURRENDER. The termination of your Contract in exchange for its Surrender Value.

SURRENDER VALUE. The Account Value minus the Early Withdrawal Charge that would apply on a Surrender of the Contract.

TAX-QUALIFIED CONTRACT. An annuity contract that is intended to qualify for special tax treatment for retirement savings. Whether your Contract is a Tax-Qualified Contract is set out on your Contract Specifications Page.

TERM. For a Declared Rate Strategy, the one-year period during which a Declared Rate is in effect. For an Indexed Strategy, the one-year period over which the Index Gain or the Index Loss is calculated. Each Term will begin and end on a Strategy Application Date or an anniversary of it. A new Term will begin on the day that the preceding Term ends.

VESTED INDEX GAIN. The portion of an Index Gain for the current Term that is taken into account when determining the value of an Indexed Strategy. For any day of a Term, the Vested Index Gain is equal to: (1) the Index Gain, if any, to the extent that it does not exceed the Cap; multiplied by (2) the applicable Vesting Factor for that day.

VESTED INDEX LOSS. The portion of an Index Loss for the current Term that is taken into account when determining the value of an Indexed Strategy. For any day of a Term, the Vested Index Loss is equal to the Index Loss, if any, to the extent that it is no worse than the Floor.

VESTING FACTOR. A factor used to determine a Vested Index Gain. The Vesting Factors for Index Gains are set out in the ADJUSTMENTS FOR INDEX GAINS AND INDEX LOSSES section of this Prospectus.

Summary

The Great American Life Index FrontierSM 7 annuity is a modified single premium deferred annuity contract that may help you accumulate retirement savings. The Contract is intended for long term investment purposes. The Contract is a legal agreement between you as the Owner and us as the issuing insurance company. In the Contract, you agree to make one or more Purchase Payments to us and we agree to make a series of Income Benefit payments during the Income Period. You also have the option to purchase the Income KeeperSM rider, which provides you with the opportunity to receive periodic rider income payments and still retain the option to take additional money out of your Contract until its value is exhausted.

The following chart describes the key features of the Contract. Read this prospectus for more detailed information about the Contract.

Purchase Payments

The Contract is a modified single premium annuity. This means we will accept Purchase Payments only during the Purchase Payment Period which ends two months after Contract Effective Date

Initial Purchase Payment:                     $25,000 minimum

Additional Purchase Payments:            $10,000 minimum each

Total Purchase Payments:                    $1,000,0000 maximum for ages up to 75

                                                               $750,000 maximum for ages over 75

                                                       Prior approval required for Purchase  Payments in excess of applicable maximum

Issue Age	Up to age 80 on Contract Effective Date
Contract Periods

The Contract has two periods.

•    The Accumulation Period is the period prior to the Income Start Date. During the Accumulation Period, your Contract may accumulate earnings on a tax-deferred basis.

•    The Income Period begins on the Income Start Date. During the Income Period, we will make Income Benefit payments.

Account Value	The total of the Purchase Payment Account value and the value of the Strategies during the Accumulation Period.
Term	The Term for all Strategies is one year in length.
Index	The S&P 500® Index
Indexed Strategies

Amounts you allocate to an Indexed Strategy are adjusted by Vested Index Gains and Vested Index Losses.

•    The value of an Indexed Strategy will increase if there is a positive change in the Index Value during a Term. Any increase during a Term is subject to the Cap for that Indexed Strategy for that Term and a Vesting Factor.

•    If an Indexed Strategy has a Floor that allows for a loss, the value of that Indexed Strategy will decrease if the Index Value declines during a Term. Any decrease during a Term is subject to the Floor for that Indexed Strategy.

We currently offer three Indexed Strategies. Each Indexed Strategy has a different level of protection.

•    Conservative – An Indexed Strategy with a Floor that does not allow for a loss. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss is absorbed by us.

•    Moderate – An Indexed Strategy with a Floor that allows for a loss of up to 5% each Term. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss of more than 5% for a Term is absorbed by us.

•    Aggressive – An Indexed Strategy with a Floor that allows for a loss of up to 10% each Term. Any Index Gain is subject to a Cap and a Vesting Factor and any Index Loss of more than 10% for a Term is absorbed by us.

If you elect an income benefit rider, after the rider income start date, the Moderate Indexed Strategy and the Aggressive Indexed Strategy will no longer be available.

Caps

We set a Cap for each Indexed Strategy prior to the start of each Term. This means the Cap for an Indexed Strategy may change for each Term. We will notify you of the Cap that will apply to an Indexed Strategy for the next Term 30 days in advance of that Term.

In general, we will set a higher Cap for an Indexed Strategy with a Floor that allows for a greater loss. This means the Moderate Indexed Strategy generally will have a higher Cap than the Conservative Indexed Strategy and the Aggressive Indexed Strategy generally will have a higher Cap than the Moderate Indexed Strategy.

Floors	We set the Floor for each Indexed Strategy on Contract Effective Date. That Floor will apply to all Terms of that Indexed Strategy.
Vesting Factors	We set the Vesting Factors for the Index Strategies on the Contract Effective Date. The Vesting Factors for Index Gains are 25% for any day in the first six months of a Term; 50% for any day in the last six months of a Term that is before the final Market Close of the Term; and 100% on or after the final Market Day of the Term. The Vesting Factor for any Index Loss is 100%.

Adjustments for Vested Index Gains and Vested Index Losses

Each day of a Term, the value of amounts held under an Indexed Strategy is adjusted for the Vested Index Gain or the Vested Index Loss since the start of that Term. The adjustments are calculated on the investment base, which is the amount applied to that Indexed Strategy at the start of a Term.

•    For a withdrawal, the adjustment is calculated on the investment base used to pay the withdrawal. Withdrawals include both the amount you request to withdraw and the amount needed to pay the Early Withdrawal Charge.

•    For the value of the Indexed Strategy on any day, the adjustment is calculated on the investment base that remains in that Indexed Strategy on that day.

Declared Rate Strategy	Amounts held under the Declared Rate Strategy are credited with interest daily throughout a Term at a rate we set before that Term begins. This means the interest rate for the Declared Rate Strategy may change for each Term, but it will never be less than 1%. We will notify you of the Declared Rate that will apply to the Declared Rate Strategy for the next Term 30 days in advance of that Term.
Strategy Renewals	Subject to the transfer rules, each Strategy will automatically renew for a new Term of that same Strategy, so long as it is still available.
Transfers	You may transfer all or some of the amount held in a Strategy at the end of a Term to another Strategy that is available for the next Term. The effective date of any transfer is the day on which the next Term begins.
Access to Your Money Through Withdrawals

You may take a withdrawal from your annuity at any time prior to the Income Start Date.

•    During the first seven Contract Years, unless you qualify for the Free Withdrawal Allowance or a bailout as described below, an Early Withdrawal Charge will apply and your withdrawal will be based on your Surrender Value.

•    After the first seven Contract Years, the Early Withdrawal Charge no longer applies and your withdrawal will be based on your Account Value.

A withdrawal from an Indexed Strategy during a Term will have a negative effect on the adjustments for any Index Gain for that Term.

Early Withdrawal Charge	An Early Withdrawal Charge applies during the first seven Contract Years if you Surrender your Contract or withdraw an amount in excess of the Free Withdrawal Allowance. The charge is equal to the amount subject to the charge multiplied by the applicable rate set out below.

Contract Year	1	2	3	4	5	6	7	8+
Early Withdrawal Charge Rate	8%	7%	6%	5%	4%	3%	2%	0%

The Early Withdrawal Charge does not apply to the Free Withdrawal Allowance or to any withdrawal under the Bailout provision.
Bailout	We will waive the Early Withdrawal Charge on an amount you withdraw if: (1) you withdraw it at the end of a Term from an Indexed Strategy; and (2) either the renewal Cap for such Indexed Strategy for the next Term is less than the Bailout Cap for the current Term, or such Indexed Strategy will not be available for the next Term. If the Bailout provision will apply at the end of a Term, we will notify you 30 days in advance of the end of that Term.
Payout Options

Like all annuity contracts, the Contract offers a range of Payout Options, which provide Income Benefit payments for your lifetime or for a fixed period. You can choose a Payout Option. After Income Benefit payments begin, you cannot change the Payout Option or any fixed period you selected. The available Payout Options are listed below.

•    Fixed Period Income

•    Life Income or Life Income with Payments for at Least a Fixed Period

•    Joint and One-half Survivor Income

Death Benefit

A Death Benefit is payable under the Contract if you die before the Income Start Date. If the Contract is owned by a non-human owner, such as a trust or a corporation, then a Death Benefit is payable under the Contract if an Annuitant dies before the Income Start Date.

The Death Benefit amount will be based on the greater of: (1) the Account Value as of the Death Benefit Valuation Date; or (2) your Purchase Payment(s) reduced proportionally for all withdrawals, but not including amounts applied to pay Early Withdrawal Charges.

Tax Deferral

The Contract is generally tax deferred, which means that you are not taxed on the earnings in your Contract until the money is paid to you. Contracts owned by non-human owners, such as trusts and corporations, are subject to special rules.

A tax-qualified retirement plan such as an IRA also provides tax deferral. Buying the Contract within a tax-qualified retirement plan does not give you any extra tax benefits. There should be reasons other than tax deferral for buying the Contract within a tax-qualified retirement plan.

Right to Cancel	If you purchase a Contract, you may cancel it within 20 days after you receive it. If you purchase a Contract to replace an existing annuity contract or insurance policy, you have 30 days to cancel it. The right to cancel period may be longer in some states. In many states, you will bear the risk of investment gain or loss before cancellation.
Income Benefit Rider	We offer an optional income benefit rider that enhances your annuity by allowing you to take certain guaranteed withdrawals over your lifetime. The rider provides an alternative that is more flexible than the Income Benefit payments available under the Contract. The rider is available for an annual charge.

Risk Factors

The Contract involves certain risks that you should understand before purchasing it. You should carefully consider your income needs and risk tolerance to determine whether the Contract or a particular Indexed Strategy is appropriate for you. The level of risk you bear and your potential investment performance will differ depending on the Strategies you choose.

Loss of Principal

There is a significant risk of loss of principal and related earnings if you allocate your Purchase Payment(s) to the Moderate Indexed Strategy or the Aggressive Indexed Strategy. Such a loss may be substantial.

This risk exists for each of these Indexed Strategies because you agree to absorb all Index Losses for each Term until the Floor for that Indexed Strategy is reached. This risk of loss does not exist if you allocate your Purchase Payment(s) to the Declared Rate Strategy or the Conservative Indexed Strategy.

If you allocated your Purchase Payment(s) to an Indexed Strategy over multiple Terms and that Indexed Strategy has a Floor that allows for a loss, your loss could be more than the Floor. For example, if you allocate money to the Aggressive Indexed Strategy for multiple terms you may lose up to 10% each Term.

Long-Term Nature of Contract	We designed the Contract to be a long-term investment that you can use to help build a retirement nest egg and provide income for retirement. The limitations, adjustments and charges included in the Contract reflect its long-term nature.
Limits on Investment Return

Any positive adjustment to an Indexed Strategy is limited by a Cap. Any positive adjustment before the end of a Term is also limited by a Vesting Factor, which will be less than 100%. Due to these limitations, in many cases the return on funds allocated to an Indexed Strategy will not fully reflect the Index Gain.

An adjustment only captures the Index Value at the applicable Market Close. You will bear the risk that the Index Value might be significantly low at that time.

Limits on Transfers Between Strategies	You cannot transfer money out of a Strategy prior to the end of a Term. If you want to take money out of Strategy during a Term, you must take a withdrawal from that Strategy or Surrender your Contract.
Early Withdrawal Charge	If you withdraw money from the Contract during the first seven Contract Years, we will deduct an Early Withdrawal Charge in most cases. Deduction of the Early Withdrawal Charge may result in loss of principal.
Timing of Withdrawals, Surrender, Income Start Date, or Death Benefit Claim

You should take into consideration the dates on which the Term(s) of your Indexed Strategies end relative to the timing of a withdrawal or Surrender, the Income Start Date, or the submission of a Death Benefit claim.

For example, a withdrawal from an Indexed Strategy will lock in the existing Index Gain or Index Loss. In addition, due to the Vesting Factor for Index Gains, a withdrawal may reduce the adjustment for an Index Gain that might otherwise apply if the funds were kept in that Indexed Strategy to the end of that Term.

No Ability to Determine Adjustments in Advance	If you request a withdrawal from an Indexed Strategy during a Term, we will process the withdrawal at the first Market Close after receipt of your Request in Good Order. This means you will not be able to determine in advance whether the adjustment that applies to the withdrawal will be positive or negative or to calculate the amount of that adjustment. Likewise, you will not be able to determine in advance the nature and size of an adjustment that applies to the amount payable upon Surrender, as Income Benefit payments, or as the Death Benefit.
Changes in Declared Rates	We set a Declared Rate for each new Term of the Declared Rate Strategy. The Declared Rate may be as low as 1%. You risk the possibility that the Declared Rate for a new Term may be lower than you would find acceptable.
Changes in Caps	We set a Cap for each new Term of an Indexed Strategy. The Cap for a new Term of an Indexed Strategy may be lower than its Cap for the current Term and may be as low as 1%. You risk the possibility that the Cap for a new Term may be lower than you would find acceptable.
Unavailable Indexed Strategies	We may stop offering any Indexed Strategy and, consequently, an Indexed Strategy you selected may not be available after the end of a Term. An Indexed Strategy you selected also may not be available after the end of a Term due to minimums and maximums that we set. In that case, we will transfer the applicable funds to a default Strategy. The funds allocated to a default Strategy may earn a return that is lower than the return they would have earned if there had been no transfer, but will not increase the risk of loss of principal.
Unavailable Declared Rate Strategy	If we stop offering the Declared Rate Strategy, only Indexed Strategies, which may earn 0% for any Term, will be available. In this case, we will offer an Indexed Strategy with a Floor that does not allow for a loss. Unlike a Declared Rate Strategy, no earnings are guaranteed for an Indexed Strategy.

Change in Index	We have the right to replace the S&P 500 Index if it is discontinued or we are no longer able to use it, its calculation changes substantially, or we determine that hedging instruments are difficult to acquire or the cost of hedging becomes excessive. The performance of the new index may not be as good as the performance of the S&P 500 Index. As a result, funds allocated to an Indexed Strategy may earn a return that is lower than the return they would have earned if there had been no replacement.
Involuntary Termination of Contract	If your Account Value falls below the minimum account value of $5,000 for any reason other than rider income payments or rider charges, we may terminate your Contract. For example, we may terminate your Contract if a loss on an Indexed Strategy causes your Account Value to fall below $5,000. If rider income payments and rider charges reduce your Account Value to zero, your rider income payments will continue, but you will not be able to take any withdrawals from your Contract or initiate Income Benefit payments under the Contract.
No Direct Investment in the Market	When you buy the Contract and allocate your Purchase Payment(s) to an Indexed Strategy(ies), you will not be investing in the Index, in any stock included in the Index, or in a mutual fund or exchange-traded fund that tracks the Index. Index Gain and Index Loss are calculated without taking into account dividends that are paid on stocks that make up the Index.
Market Risk	Funds allocated to an Indexed Strategy are subject to the risk that the market value of the underlying securities that comprise the S&P 500 Index may decline. You will absorb any such market losses up to the amount of the Floor. In addition, any positive change in the Index Value over a Term will be lower than the total return on an investment in the stocks that comprise the S&P 500 Index because the total return will reflect dividend payments on those stocks and the Index Values will not reflect those dividend payments.
Regulatory Risk	Great American Life is not an investment company and is not registered as an investment company under the Investment Company Act of 1940. The protections provided to investors by that Act are not applicable to the Contract.
Reliance on Our Claims- Paying Ability

No company other than Great American Life has any legal responsibility to pay amounts owed under the Contract. You should look to the financial strength of Great American Life for its claims-paying ability.

Various factors, such as those listed below, could materially affect our business, financial condition, cash flows or future results and, in turn, our financial strength and claims-paying ability.

•    Adverse developments in financial markets and deterioration in global economic conditions

•    Intense competition

•    Inability to attract and retain independent agents

•    Inability to obtain reinsurance or to collect on ceded reinsurance

•    Regulatory restrictions

•    Failure to maintain a commercially acceptable financial strength rating

•    Difficulties with technology or data security

•    Changes in interest rates

•    Variations from the actuarial assumptions used to establish certain assets and liabilities in our annuity business

A more complete discussion of these factors appears on pages 49-52.

Purchase

You may purchase a Contract only through a registered representative of a broker-dealer that has a selling agreement with our affiliated underwriter, Great American Advisors, Inc.

Any Owner or Annuitant must be age 80 or younger on the Contract Effective Date. To determine eligibility, we will use the person’s age on his/her last birthday. We may make exceptions with respect to the maximum issue age in our discretion.

The Contract is not available in all states. To find out if it is available in the state where you live, ask your registered representative or contact us at P.O. Box 5423, Cincinnati, OH 45201-5423, visit our website at www.GAIGannuities.com, or call us at 1-800-789-6771.

The Contract may not be available for purchase during certain periods. There are a number of reasons why the Contract periodically may not be available, including that we want to limit the volume of sales of the Contract. You may wish to speak to your registered representative about how this may affect your purchase. For example, in order to purchase the Contract, you may be required to submit your purchase application prior to a specific date. In that case, if there is a delay in the application process because your application is incomplete or otherwise not in good order, you might not be able to purchase the Contract. Your broker-dealer may impose conditions on the purchase of the Contract, such as a lower maximum issue age, than we or other selling firms impose.

We reserve the right to reject any application in our discretion.

Purchase Payments

The Contract is a modified single premium annuity contract. This means you may make Purchase Payments only during the Purchase Payment Period. The Purchase Payment Period begins on the Contract Effective Date. It will end two months after the Contract Effective Date.

We must receive your Purchase Payment at our Administrative Office before the end of the Purchase Payment Period. We will not accept any Purchase Payment that we receive after the Income Start Date, after we receive your request to Surrender your Contract, or after a death for which a Death Benefit is payable.

The initial Purchase Payment must be at least $25,000. Each additional Purchase Payment must be at least $10,000. You will need our prior approval if:

•	you are age 75 or younger and want to make a Purchase Payment(s) of more than $1,000,000; or

•	you are over age 75 and want to make a Purchase Payment(s) of more than $750,000.

We reserve the right to refuse a Purchase Payment made in the form of a personal check in excess of $100,000. We may accept a Purchase Payment over $100,000 made in other forms, such as EFT/wire transfers, or certified checks or other checks written by financial institutions. We will not accept a Purchase Payment made with cash, money orders, or traveler’s checks.

Exchanges, Transfers or Rollovers

You may be able to exchange, directly transfer, or rollover one annuity or tax-qualified account to another annuity or tax-qualified account without paying taxes. Before you do, compare the benefits, features, and costs of each annuity or account. You may pay an early withdrawal charge under the old annuity or account. You may also pay a sales charge under the new annuity or account, or you may pay an early withdrawal charge if you later take withdrawals from the new annuity or account. Before you exchange another annuity or account for the Index Frontier 7 annuity, ask your registered representative whether the exchange, transfer or rollover would be advantageous, based on the features, benefits and charges of the Index Frontier 7 annuity.

If you exchange another annuity or tax-qualified account for the Index Frontier 7 annuity, we will not issue your new Contract until we have received the initial Purchase Payment. This may delay the issuance of your new Contract. If you exchange another annuity or tax-qualified account to an existing Index Frontier 7 annuity, then we must receive the funds before the end of the two-month Purchase Payment Period. A delay may prevent the application of those funds to your existing Contract.

Application of Purchase Payments

All Purchase Payments will be held in the Purchase Payment Account until the next Strategy Application Date. On the next Strategy Application Date, we will apply the amount held in the Purchase Payment Account to the Strategies you selected.

In certain states, we are required to give back your Purchase Payment(s) if you decide to cancel your Contract during the free look period. If we are required by law to refund your Purchase Payment(s), we reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period.

We will credit interest daily on amounts held in the Purchase Payment Account at the Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. This rate will be at least 1%.

Purchase Payment Account Value

On any day, the value of the Purchase Payment Account is equal to: (1) Purchase Payments received by us plus interest that we credit at the Guaranteed Minimum Declared Rate; minus (2) the premium tax or other tax that may apply to the Purchase Payments, all withdrawals and related Early Withdrawal Charges and amounts that have been applied to a Strategy.

Strategy Selections

You make your initial Strategy selection in your purchase application. Your initial Strategy selection will be set out on your Contract Specifications Page.

Your initial Strategy selection will also apply to each subsequent Purchase Payment. If you wish to change your selection for a specific Purchase Payment, we must receive your Request in Good Order with your Strategy selection before the Strategy Application Date that applies to that Purchase Payment.

When you select a Strategy, you must also indicate the percentage of the Purchase Payment that you wish to allocate to that Strategy. All allocations must be in whole percentages that total 100%. We reserve the right to round amounts up or down to make whole percentages, and to reduce or increase amounts proportionally in order to total 100%.

Currently there are no limitations on the amounts that may be applied to a Strategy. We may establish minimum and maximum amounts that may be applied to a Strategy for any future Term in our discretion. We will notify you of any such minimum or maximum.

We reserve the right to limit the availability of a Strategy for a Term that would extend beyond the Income Start Date.

Declared Rate Strategy

The Declared Rate Strategy earns interest at a fixed rate. Interest will be credited daily at the applicable Declared Rate. We will set the Declared Rate for a Term before that Term begins. We will notify you of the Declared Rate for a Term at least 30 days before that Term begins.

The Declared Rate for a Term is guaranteed for the entire Term. We may set a different Declared Rate for each new Term or any subsequent Term. In any event, the Declared Rate for a Term will never be less than the Guaranteed Minimum Declared Rate set out on your Contract Specifications Page. This rate will be at least 1%.

Term

The Declared Rate Strategy has Terms of one year. A Term of the Declared Rate Strategy begins on the Strategy Application Date on or after the date that each Purchase Payment is applied to the Contract. A new Term begins on the same day that the prior Term ends.

If you make only one Purchase Payment or you make all of your Purchase Payments before the initial Strategy Application Date, then each Term of the Declared Rate Strategy will end on the same date in any given year. If you make a Purchase Payment after the initial Strategy Application Date, then your Purchase Payments will be applied to the Strategies on different Strategy Application Dates. In this case, the Declared Rate Strategy will have Terms that end on different dates in any given year.

Declared Rate Strategy Value

On any day, the value of the Declared Rate Strategy is equal to:

1)	the amount applied to that Strategy at the beginning of the current Term; minus

2)	all withdrawals and related Early Withdrawal Charges; plus

3)	interest that we credit for the current Term on or before such date based on the Declared Rate for that Term.

Indexed Strategies

The Indexed Strategies provide returns that are based, in part, upon changes in the Index Value. The Indexed Strategies do not earn interest at a fixed rate. Unlike a traditional variable annuity, the Contract values are not based on the investment performance of underlying portfolios.

Adjustments in the value of amounts held in an Indexed Strategy reflect the change in the Index Value since the start of the applicable Term, the Cap for that Indexed Strategy for that Term, the applicable Vesting Factor, and the Floor for that Indexed Strategy. If an Indexed Strategy has a Floor that allows for a loss, then it is possible for you to lose a portion of your Purchase Payment(s) and any earnings allocated to that Indexed Strategy.

See Adjustments for Index Gains and Index Losses section below for additional details.

The Indexed Strategies that are currently available are listed below. You may allocate your funds to any of the Indexed Strategies, subject to the procedures disclosed in this prospectus.

•	Conservative Indexed Strategy with a Floor that does not allow for a loss

•	Moderate Indexed Strategy with a Floor that allows for a loss of up to 5% each Term

•	Aggressive Indexed Strategy with a Floor that allows for a loss of up to 10% each Term

Each Indexed Strategy has a Cap and a Floor for each Term.

•	We will set a new Cap for each Indexed Strategy prior to the start of each Term.

•	The Floor for an Indexed Strategy will never change.

In general, we will set higher Caps for an Indexed Strategy with a Floor that allows for a greater loss.

Term

Each Indexed Strategy has Terms of one year. A Term for each Indexed Strategy will begin on the Strategy Application Date on or after the date that each Purchase Payment is applied to the Contract. A new Term begins on the same day that the prior Term ends.

If you make only one Purchase Payment or you make all of your Purchase Payments before the initial Strategy Application Date, then each Term of each Indexed Strategy will end on the same date in any given year. If you make a Purchase Payment after the initial Strategy Application Date, then your Purchase Payments will be applied to the Strategies on different Strategy Application Dates. In this case, each Indexed Strategy will have Terms that end on different dates in any given year.

Examples. These examples show how a Contract with multiple Purchase Payments may have Terms that end on different dates.

•	You make your initial Purchase Payment on March 10th and another Purchase Payment on March 17th. You allocate both payments to the same Strategy and both payments are applied to that Strategy on March 20th. Each Term of that Strategy will end on March 20th.

•	You make your initial Purchase Payment on May 2nd and another Purchase Payment on June 14th. You allocate both payments to the same Indexed Strategy. Your initial Purchase Payment is applied to that Indexed Strategy on May 6th and the other Purchase Payment is applied to that Indexed Strategy on June 20th. That Indexed Strategy will have a Term that ends on May 6th and another Term that ends on June 20th.

Indexed Strategy Value

On any day, the value of an Indexed Strategy is the investment base, reduced for any withdrawals, and adjusted for the Vested Index Gain or Vested Index Loss, as of the date for which the value is being determined.

The initial investment base is equal to the amount applied to that Strategy for that Term. If you take a withdrawal, the investment base is reduced by the amount used to pay the withdrawal and any related Early Withdrawal Charges. The amount used to pay the withdrawal and charge may be greater or less than the dollar amount of the withdrawal depending on whether there is a Vested Index Gain or a Vested Index Loss on the date of the withdrawal.

•	If there is a Vested Index Gain as of the date of a withdrawal, the reduction in the investment base will be less than the actual amount of the withdrawal and any related Early Withdrawal Charge.

•	If there is a Vested Index Loss as of the date of a withdrawal, the reduction in the investment base will be more than the actual amount of the withdrawal and any related Early Withdrawal Charge.

This is because we determine the reduction in the investment base by dividing the total amount of the withdrawal and any related charge by a percentage that is equal to 100% plus the Vested Index Gain, or minus the Vested Index Loss, as applicable, determined as of the date of the withdrawal.

Example. You have an investment base of $5,000, you take a $1,000 withdrawal, and no Early Withdrawal Charge applies.

•	Assume as of that date, there is a Vested Index Gain of 5%. The reduction in the investment base due to the withdrawal is $952 ($1,000 / (100% + 5%). This means that, after a $1,000 withdrawal on a date on which there is a 5% Vested Index Gain, the investment base is $4,048 ($5,000 - $952 = $4,048).

•	Assume as of that date, there is a Vested Index Loss of 10%. The reduction in the investment base due to the withdrawal is $1,111 ($1,000 / (100% - 10%). This means that, after a $1,000 withdrawal on a date on which there is a 10% Vested Index Loss, the investment base is $3,889 ($5,000 - $1,111 = $3,889).

For additional examples of how the Vested Index Gain or Vested Index Loss affects the reduction in the investment base due to a withdrawal, please refer to the next section of this prospectus on ADJUSTMENTS FOR INDEX GAINS AND INDEX LOSSES.

Adjustments for Index Gains and Index Losses

Overview

Each day of a Term, the value of amounts then held under an Indexed Strategy is adjusted for the Vested Indexed Gain or Vested Indexed Loss since the start of that Term.

Here is the formula that we use to calculate an adjustment for an Indexed Strategy.

Adjustment	=	Vested Index Gain or Vested Index Loss at the last Market Close on or before the date of the adjustment	x	the investment base for which the adjustment is being calculated

Example. At the beginning of a Term, your entire Account Value of $100,000 is allocated to the Moderate Indexed Strategy. You do not take any withdrawals during that Term. You Surrender your Contract at the end of that Term. For this example, we assumed that no Early Withdrawal Charge applies when you Surrender your Contract.

•	If there is a Vested Index Gain of 4%, then the adjustment is $4,000 ($100,000 x 0.04). The amount payable upon Surrender will be $104,000 ($100,000 + $4,000).

•	If there is a Vested Index Loss of 3%, then the adjustment is $3,000 ($100,000 x 0.03). The amount payable upon Surrender will be $97,000 ($100,000 - $3,000).

Index Gain and Index Loss

Before we can calculate the Vested Index Gain or Vested Index Loss since the start of a Term, we must determine the Index Gain or Index Loss over that Term.

An Index Gain or an Index Loss is expressed as a percentage of the Index Value at the start of that Term. It is measured from the Index Value at the start of that Term to the Index Value at the last Market Close on or before the date for which the value is determined.

Index. For each Indexed Strategy, the Index is the S&P 500® Index. The S&P 500 Index includes 500 large cap stocks from leading companies in leading industries of the U.S. economy, capturing approximately 80% coverage of U.S. equities. The S&P 500 Index does not include dividends declared by any of the companies in this index. Consequently, any positive change in the Index Value over a Term will be lower than the total return on an investment in the stocks that comprise the S&P 500 Index.

We may replace the S&P 500 Index if it is discontinued or we are no longer able to use it, its calculation changes substantially, or we determine that hedging instruments are difficult to acquire or the cost of hedging becomes excessive. We would attempt to choose a replacement index that is similar to the S&P 500 Index. We will notify you in writing at least 30 days before we replace the S&P 500 Index. If we replace the S&P 500 Index during a Term, we will calculate adjustments for Index Gains and Index Losses using the S&P 500 Index up until the replacement date. After the replacement date, we will calculate adjustments for Index Gains and Index Losses using the new index, but with a modified start of Term value for the new index. The modified start of Term value for the new index will reflect the Index Gain or Index Loss for the S&P 500 Index from the start of the Term to the replacement date. If we replace the S&P 500

Index, the applicable Cap and Bailout Cap for the Term, the Floor for the Strategy, and the Vesting Factors will not change. See Appendix B for an example of the calculation which would be used if we replaced the S&P 500 Index.

Index Value. On any Market Day, the Index Value is the closing value of the Index on that day. We will use consistent sources to obtain the closing values of the Index. If those sources are no longer available, we will select an alternative published source(s) to obtain such values.

Example. The Index Value was 1000 at the start of a Term.

•	If the Index Value at the applicable Market Close is 1,065, then the Index Gain is 6.5%.

•	If the Index Value at the applicable Market Close is 925, then the Index Loss is 7.5%.

Vested Index Gain

The Vested Index Gain is the portion of the change in the Index Value used for an adjustment. Here is the formula that we use to calculate a Vested Index Gain.

Vested Index Gain	=	Applicable Vesting Factor for that day	x	Index Gain, but not more than the Cap for the Term

Vesting Factor. The Vesting Factor for an Index Gain varies depending on the day of the Term for which the Vested Index Gain is calculated. A Vesting Factor limits the portion of the Index Gain that is taken into account for a given Indexed Strategy for a given Term.

Vesting Factor
On a day in first six months of a Term	25%
On a day in last six months of a Term but before the final Market Close of that Term	50%
On or after the final Market Day of a Term	100%

Months are measured from the first day of the Term. For example, if a Term starts on January 20th, the final six months of that Term will begin on July 20.

Cap. The Cap is the largest possible Index Gain that is taken into account for an Indexed Strategy for a Term. For example, if the Cap is 5% for a Term and the Index Gain is 8% for that Term, the Vested Index Gain will be 5% at the end of that Term.

•	The Cap will vary between Indexed Strategies. The Cap for a given Indexed Strategy will vary between Terms.

•	We guarantee that the Cap for a Term of an Indexed Strategy will never be less than 1%.

•	We reserve the right in the future to set Caps that may be higher for Contracts with an income benefit rider than the Caps we set for Contracts without an income benefit rider.

•	Your return on an Indexed Strategy may be less than the Cap.

We set Caps for an Indexed Strategy based on the cost of hedging, interest rates and other market factors.

We do not currently set different Caps for Contracts with income benefit riders, but we reserve the right to do so. If we exercise that right in the future, we will amend this prospectus to include information about the circumstances under which we would set higher Caps. You should not purchase an income benefit rider with the expectation of getting a higher Cap than a Contract without an income benefit rider.

For current Caps offered for new Contracts, please contact your registered representative. Once your Contract is effective, we will send you a written notice 30 days in advance of the end of each Term with information about the Indexed Strategies that will be available for the next Term and the Caps that will apply to those Indexed Strategies for the next Term.

Because we can change the Caps that apply to the Indexed Strategies, the Contract has a Bailout provision that allows you to take a withdrawal without incurring an Early Withdrawal Charge under certain circumstances. See Bailout discussion in the Withdrawals and Surrenders section below.

Example. Your entire Account Value of $100,000 is allocated to the Moderate Indexed Strategy, which has a 6% Cap for the Term. You Surrender your Contract in month 9 of that Term, which means a Vesting Factor of 50% applies. For this example, we assumed that you did not take any withdrawals before you Surrender your Contract and no Early Withdrawal Charge applies when you Surrender your Contract. Assume the Index Gain for the Term is 8%. Because the Index Gain is greater than the Cap, the Cap applies and limits the Index Gain to a maximum of 6%. As a result, the Vested Index Gain will be 3% (0.50 x 6% = 3%). The adjustment that applies upon Surrender will be $3,000 and the amount payable will be $103,000.

Vested Index Loss

The Vested Index Loss is the portion of the change in the Index Value used for an adjustment. Here is the formula that we use to calculate a Vested Index Loss.

Vested Index Loss	=	Vesting Factor	x	Index Loss, but not less than the Floor

Vesting Factor. The Vesting Factor for each Index Loss is 100%

Floor. The Floor is the worst possible Index Loss that is taken into account for an Indexed Strategy for a Term. For example, if the Floor for an Indexed Strategy allows for a loss of up to 5% and the Index Loss is 7% for a Term, then the Vested Index Loss will be 5% for that Term.

The Floor varies between Indexed Strategies, but the Floor for a given Indexed Strategy will be the same for all Terms of that Indexed Strategy. The Floor for each Indexed Strategy is set out on your Contract Specifications Page.

Example. Your entire Account Value of $100,000 is allocated to the Moderate Indexed Strategy, which allows for a loss of up to 5% each Term. You Surrender your Contract before the end of a Term, which means the 100% Vesting Factor applies. For this example, we assumed that you did not take any withdrawals before you Surrender your Contract and no Early Withdrawal Charge applies when you Surrender your Contract. Assume the Index Loss is 7.5%. Because the Index Loss exceeds the Floor, the Floor applies and limits the Index Loss to a maximum of 5%. As a result, the Vested Index Loss will be 5% (1.00 x 5% = 5%). The adjustment that applies upon Surrender will be $5,000 and the amount payable will be $95,000.

Effect of Adjustments

Adjustments are calculated on the investment base, which is the amount applied to that Indexed Strategy at the start of a Term. Here is a summary of the effect of adjustments for Vested Index Gains and Vested Index Losses in various situations.

	Value of Indexed Strategy on any Day	Withdrawals and Early Withdrawal Charges	Surrender, Income Start Date and Death Benefit Valuation Date
Adjustment for Vested Index Gain	Increases the value of the investment base	Reduces the investment base by less than the actual amount of the withdrawal and any charge	Increases the value of the Indexed Strategy used to calculate the amount payable upon Surrender, the amount used to provide Income Benefit payments, or the Death Benefit amount*
Adjustment for Vested Index Loss	Reduces the value of the investment base	Reduces the investment base by more than the actual amount of the withdrawal and any charge	Reduces the value of the Indexed Strategy used to calculate the amount payable upon Surrender, the amount used to provide Income Benefit payments, or the Death Benefit amount*
Additional Information	Any adjustment for a Vested Index Gain or a Vested Index Loss will affect the value of the Indexed Strategy.	You will receive the amount you requested, and any adjustment for a Vested Index Gain or a Vested Index Loss will affect the investment base of the Indexed Strategy	Any adjustment for a Vested Index Gain or a Vested Index Loss will affect the amount payable upon Surrender, the amount used to provide Income Benefit payments, or the Death Benefit amount*

* If a return of Purchase Payment Death Benefit is being paid, an adjustment will have no impact on the Death Benefit amount

Examples – Impact of Withdrawals on Indexed Strategy Values

These examples are intended to show you how a withdrawal from an Indexed Strategy before the end of the Term affects the Indexed Strategy values and the adjustment for Vested Index Gains and Vested Index Losses at the end of the Term. These examples assume that you allocate your entire $50,000 purchase payment to the Moderate Indexed Strategy. To simplify the examples, we assumed that you take only one withdrawal during the Term and that no Early Withdrawal Charges apply.

EXAMPLE OF WITHDRAWAL WHEN INDEX RISING STEADILY

Impact of $10,000 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	1,040
Index Gain (Loss)	(1,040 – 1,000) / 1,000 = 4%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 4%
Vesting Factor	25% for Gain/100% for Loss
Vested Index Gain (Loss)	4% x 25% = 1% Gain
Reduction in Investment Base	$10,000 / (100% + 1%) = $9,901
Investment Base After Withdrawal	$50,000 - $9,901 = $40,099

Value at End of Term
Investment Base After Withdrawal	$40,099
Index Value at Term Start	1,000
Index Value at Term End	1,090
Index Gain (Loss)	(1,090 – 1,000) / 1,000 = 9%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 8%
Vesting Factor	100% for Gain or Loss
Vested Index Gain (Loss)	8% x 100% = 8% Gain
Adjustment for Gain (Loss)	$40,099 x 8% = $3,208
Strategy Value at Term End	$40,099 + $3,208 = $43,307

In this example, the amount you realized on your $50,000 investment at the end of the Term is $53,307 ($10,000 withdrawal plus the $43,307 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $54,000 ($50,000 investment base plus 8% for Vested Index Gain). This hypothetical Strategy value of $54,000 exceeds the amount realized of $53,307 because the vesting factor at the time of the withdrawal affected the reduction in the investment base, and because subsequent index gains were calculated on a smaller investment base.

EXAMPLE OF WITHDRAWAL WHEN INDEX FALLS AND THEN RISES

Impact of $10,000 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	940
Index Gain (Loss)	(940 – 1,000) / 1,000 = -6%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Loss of 5%
Vesting Factor	25% for Gain/100% for Loss
Vested Index Gain (Loss)	-5% x 100% = 5% Loss
Reduction in Investment Base	$10,000 / (100% - 5%) = $10,526
Investment Base After Withdrawal	$50,000 - $10,526 = $39,474

Value at End of Term
Investment Base After Withdrawal	$39,474
Index Value at Term Start	1,000
Index Value at Term End	1,090
Index Gain (Loss)	(1,090 – 1,000) / 1,000 = 9%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 8%
Vesting Factor	100% for Gain or Loss
Vested Index Gain (Loss)	8% x 100% = 8% Gain
Adjustment for Gain (Loss)	$39,474 x 8% = $3,158
Strategy Value at Term End	$39,474 + $3,158 = $42,632

In this example, the amount you realized on your $50,000 investment at the end of the Term is $52,632 ($10,000 withdrawal plus the $42,632 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $54,000 ($50,000 investment base plus 8% for Vested Index Gain). This hypothetical Strategy value of $54,000 exceeds the amount realized of $52,632 because the index loss at the time of the withdrawal caused the reduction in the investment base to be greater than the actual amount withdrawn, and because subsequent index gains were calculated on a smaller investment base.

EXAMPLE OF WITHDRAWAL WHEN INDEX FALLING STEADILY

Impact of $10,000 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	980
Index Gain (Loss)	(980 - 1,000) / 1,000 = -2%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Loss of 2%
Vesting Factor	25% for Gain/100% for Loss
Vested Index Gain (Loss)	2% x 100% = 2% Loss
Reduction in Investment Base	$10,000 / (100% - 2%) = $10,204
Investment Base After Withdrawal	$50,000 - $10,204 = $39,796

Value at End of Term
Investment Base After Withdrawal	$39,796
Index Value at Term Start	1,000
Index Value at Term End	900
Index Gain (Loss)	(900 - 1,000) / 1,000 = -10%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Loss of 5%
Vesting Factor	100% for Gain or Loss
Vested Index Gain (Loss)	5% x 100% = 5% Loss
Adjustment for Gain (Loss)	$39,796 x -5% = -$1,990
Strategy Value at Term End	$39,796 - $1,990 = $37,806

In this example, the amount you realized on your $50,000 investment at the end of the Term is $47,806 ($10,000 withdrawal plus the $37,806 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $47,500 ($50,000 investment base minus 5% for Vested Index Loss). This hypothetical Strategy value of $47,500 is less than the amount realized of $47,806 because subsequent index losses were calculated on a smaller investment base.

EXAMPLE OF WITHDRAWAL WHEN INDEX RISES AND THEN FALLS

Impact of $10,000 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	1,040
Index Gain (Loss)	(1,040 - 1,000) / 1,000 = 4%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 4%
Vesting Factor	25% for Gain/100% for Loss
Vested Index Gain (Loss)	4% x 25% = 1% Gain
Reduction in Investment Base	$10,000 / (100% + 1%) = $9,901
Remaining Investment Base	$50,000 - $9,901 = $40,099

Value at End of Term
Investment Base After Withdrawal	$40,099
Index Value at Term Start	1,000
Index Value at Term End	900
Index Gain (Loss)	(900 - 1,000) / 1,000 = -10%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Loss of 5%
Vesting Factor	100% for Gain or Loss
Vested Index Gain (Loss)	5% x 100% = 5% Loss
Adjustment for Gain (Loss)	$40,099 x -5% = -$2,005
Strategy Value at Tem End	$40,099 - $2,005 = $38,094

In this example, the amount you realized on your $50,000 investment at the end of the Term is $48,094 ($10,000 withdrawal plus the $38,094 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $47,500 ($50,000 investment base minus 5% for Vested Index Loss). This hypothetical Strategy value of $47,500 is less than the amount realized of $48,094 because the index gain at the time of the withdrawal caused the reduction in the investment base to be less than the actual amount withdrawn, and because subsequent index losses were calculated on a smaller investment base.

EXAMPLE OF MULTIPLE WITHDRAWALS IN A VOLITILE MARKET

Impact of $2,500 Withdrawal in Month 4 of Term
Investment Base at Term Start	$50,000
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	1,040
Index Gain (Loss)	(1,040 - 1,000) / 1,000 = 4%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap	Gain of 4%
Vesting Factor	25% for Gain
Vested Index Gain (Loss)	4% x 25% = 1% Gain
Reduction in Investment Base	$2,500 / (100% + 1%) = $2,475
Investment Base After Month 4 Withdrawal	$50,000 - $2,475 = $47,525

Impact of $3,500 Withdrawal in Month 6 of Term
Investment Base After Month 4 Withdrawal	$47,525
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	970
Index Gain (Loss)	(970 - 1,000) / 1,000 = -3%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap	Loss of 3%
Vesting Factor	100% for Loss
Vested Index Gain (Loss)	3% x 100% = 3% Loss
Reduction in Investment Base	$3,500 / (100% - 3%) = $3,608
Investment Base after Month 6 Withdrawal	$47,525 - $3,608 = $43,917

Impact of $4,000 Withdrawal in Month 8 of Term
Investment Base After Month 6 Withdrawal	$43,917
Index Value at Term Start	1,000
Index Value at Date of Withdrawal	1,100
Index Gain (Loss)	(1,100 – 1,000) / 1,000 = 10%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap	Gain of 8%
Vesting Factor	50% for Gain
Vested Index Gain (Loss)	50% x 8% = 4% Gain
Reduction in Investment Base	$4,000 / (100% + 4%) = $3,846
Investment Base After Month 8 Withdrawal	$43,917 - $3,846 = $40,071

Value at End of Term
Investment Base After Month 8 Withdrawal	$40,071
Index Value at Term Start	1,000
Index Value at Term End	940
Index Gain (Loss)	(940 – 1,000) / 1,000 = -6%
Cap/Floor	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap	Loss of 5%
Vesting Factor	100% for Loss
Vested Index Gain (Loss)	5% x 100% = 5% Loss
Adjustment for Gain (Loss)	$40,071 x -5% = -$2,004
Strategy Value at Term End	$40,071 - $2,004 = $38,067

In this example, the amount you realized on your $50,000 investment at the end of the Term is $48,067 ($10,000 total withdrawal plus the $38,067 Strategy value at the end of the Term). Had no withdrawal occurred, your Strategy value at the end of the Term would have been $47,500 ($50,000 investment base minus 5% for Vested Index Loss). This hypothetical Strategy value of $47,500 is less than the amount realized of $48,067 because:

(1) the Vested Index Gain at the time of the $2,500 and $4,000 withdrawals caused the reduction in the investment base to be less than the actual amount withdrawn; and

(2)	subsequent index losses were calculated on a smaller investment base.

Renewals and Transfers at the End of a Term

Renewals

The value of a Strategy at the end of a Term will automatically be applied to a new Term of the same Strategy, so long as it is available. The amount that is available for renewal at the end of a Term of a Strategy is equal to the value of the Strategy on the last day of that Term.

Transfers

You may transfer all or part of the value of a Strategy held for a Term from that Strategy to another Strategy at the end of that Term. A transfer of an amount held in a Strategy may only occur at the end of the Term for which such amount is being held. The amount that is available for transfer at the end of a Term of a Strategy is equal to the value of the Strategy on the last day of that Term.

We will send you written notice 30 days in advance of the end of a Term to provide you with the opportunity to transfer funds out of the Strategy(ies) with Terms that are ending. We must receive your Request in Good Order for a transfer prior to the end of the Term. For example, if the end of a Term falls on a weekend, we must receive your request on the last Market Day before that weekend.

Limitations

Any renewal or transfer will be subject to Strategy availability, minimums and maximums. Currently, no minimums or maximums apply to any of the Strategies.

The new Term of each Strategy is subject to the Declared Rate or Cap in effect for that Strategy for that new Term. For example, the Declared Rate for a new Term of the Declared Rate Strategy may be different than the Declared Rate for the Term that is ending. Likewise, the Cap for an Indexed Strategy for a new Term may be different than the Cap for that Indexed Strategy for the Term that is ending.

Availability of Strategies

At the end of a Term, we may eliminate a particular Strategy in our discretion. We will send you a written notice 30 days in advance of the end of each Term with information about the Strategies that will be available for the next Term and the Declared Rate and the Caps that will apply.

We are not obligated to offer the Declared Rate Strategy or any one particular Indexed Strategy. We reserve the right to stop offering any of the Strategies temporarily. We reserve a right to impose a minimum or maximum for amounts allocated to a given Strategy. All Strategies may not be available in all states. One Indexed Strategy will always be available. If the Declared Rate Strategy is no longer available, then an Indexed Strategy that has a Floor that allows for no loss will be available. Unlike a Declared Rate Strategy, no earnings are guaranteed for an Indexed Strategy. We can add or stop offering any Indexed Strategy at our discretion. For example, we may stop offering Indexed Strategies with a Floor below zero after the first seven Contract Years. We may offer some Indexed Strategies to Contracts with an optional income benefit rider that we do not offer to other Contracts.

If we add or stop offering a Strategy, we will send you a notification. If funds are then held in a Strategy that will no longer be available, the funds will remain in that Strategy until the end of the Term.

If you have allocated money to an Indexed Strategy and that Indexed Strategy will not be available for the next Term, then the Bailout provision will apply. In this case, you may withdraw money from that Indexed Strategy at the end of the current Term without incurring an Early Withdrawal Charge.

Allocations to Default Strategies

Here are the rules that will apply if, at the end of a Term, the amount available for renewal or transfer cannot be applied to a new Term of a Strategy because:

•	that Strategy is no longer available;

•	the amount to be applied is below the minimum for that Strategy for the new Term; or

•	to the extent that the amount to be applied exceeds the maximum for that Strategy for the new Term.

Allocations to default Strategies will be subject to the minimums and maximums for those Strategies for the new Term.

Unavailable Declared Rate Strategy. We will transfer the amount that would have been applied to the Declared Rate Strategy to an Indexed Strategy that has a Floor that allows for no Index Loss to be taken into account.

Unavailable Indexed Strategy. We will transfer the amount that would have been applied to that Indexed Strategy:

•	to another Indexed Strategy that has a Floor that is closest to the Floor of the intended Indexed Strategy, but does not allow a worse Index Loss to be taken into account; or

•	if no such Indexed Strategy is available, to the Declared Rate Strategy.

Withdrawals and Surrenders

Withdrawals

You may take a withdrawal from your Contract at any time before the earlier of the Income Start Date or a death for which a Death Benefit is payable. The right to withdraw may be restricted under certain tax-qualified retirement plans. A withdrawal must be made by a Request in Good Order.

We will withdraw funds from your Account Value as of the date on which we receive your Request in Good Order or any later effective date. Unless you instruct us otherwise by a Request in Good Order prior to the date of a specified withdrawal, a withdrawal will be taken from the Purchase Payment Account and Strategies of your Contract in the following order:

1)	first from funds held under a Term of a Strategy that qualifies for withdrawal under a Bailout provision, if any , and if more than one Strategy qualifies, then it will be taken proportionally;

2)	then from the Purchase Payment Account;

3)	then from the Declared Rate Strategy, and if more than one Term, then it will be taken proportionally; and

4)	then from the Indexed Strategies, and if more than one Indexed Strategy or Term, then it will be taken proportionally.

If an Early Withdrawal Charge applies to your withdrawal, you will receive the amount that you requested, and your Account Value will be reduced by the amount you receive plus the amount needed to pay the Early Withdrawal Charge. If the withdrawal is taken from an Indexed Strategy, an adjustment for the Vested Index Gain or Vested Index Loss will apply. The adjustment for the Vested Index Gain and Vested Index Loss is explained in the ADJUSTMENT FOR INDEX GAINS AND INDEX LOSSES section of this prospectus.

The amount of the withdrawal must not be less than $500. If the withdrawal would reduce the Account Value to less than the minimum account value of $5,000, we will treat the withdrawal request as a request to withdraw the maximum amount that may be taken without reducing your Account Value to less than $5,000.

We will determine the amount available for withdrawal as of the date we receive your Request in Good Order or any later effective date set by the request. The amount available for withdrawal will reflect an adjustment for the applicable Vested Index Gain or Vested Index Loss. We will adjust the value of an Indexed Strategy for the Vested Index Gain or Vested Index Loss before we determine the Account Value and calculate any applicable Early Withdrawal Charge.

Example: Amount Available for a Withdrawal When Index Rises

This example is intended to show you how the amount available for a withdrawal is determined. This example assumes you allocated your entire $50,000 purchase payment to the Moderate Indexed Strategy; the Contract Effective Date and the date on which the initial Term starts are both April 6, 2016; the Cap for the initial Term of the Moderate Indexed Strategy is 8%; you ask us to calculate the amount available for withdrawal on August 1, 2016; and you have not taken any withdrawals before August 1, 2016.

Term Start Date	April 6, 2016
Strategy Value on April 6, 2016	$50,000
Cap for Term	Gain of 8%
Calculation Date	August 1, 2016
Index Value on April 6, 2016	1,900
Index Value on August 1, 2016	1,976
Index Gain on August 1, 2016	(1,976 – 1,900) / 1,900 = 4%	See Footnote 1 below.
Index Gain Limited by Cap	Gain of 4%	See Footnote 2 below.
Vesting Factor	25%	See Footnote 3 below.
Vested Index Gain on August 1, 2016	4% x 25% = Vested Index Gain of 1%	See Footnote 4 below.
Investment Base on April 6, 2016	$50,000	See Footnote 5 below.
Adjustment for Gain	$50,000 x 1% = $500	See Footnote 6 below.
Strategy Value on August 1, 2016	$50,000 + $500 = $50,500	See Footnote 7 below.
Account Value on August 1, 2016	$50,500	See Footnote 8 below.
Free Withdrawal Allowance	$5,000	See Footnote 9 below.
Early Withdrawal Charge	$3,640	See Footnote 10 below.
Surrender Value on August 1, 2016	$50,500 - $3,640 = $46,860	See Footnote 11 below.
Minimum Account Value	$5,000	See Footnote 12 below.
Amount Available for Withdrawal on August 1, 2016	$46,860 - $5,000 = $41,860	See Footnote 13 below.

Footnote 1. Index Gain is equal to the percentage change in the Index Value measured from the Term start date to the calculation date.

Formula	(Index Value on calculation date – Index Value on Term start date) / Index Value on Term start date
Calculation	(1,976 – 1,900) / 1,900 = 76 / 1,900 = 4%

Footnote 2. The Cap is the largest possible Index Gain that is taken into account for an Indexed Strategy for a Term. In this example, the Cap does not apply because the 4% Index Gain is less than the Cap.

Footnote 3. A Vesting Factor limits the portion of the Index Gain that is taken into account for a given Indexed Strategy for a given Term. The Vesting Factor for an Index Gain varies depending on the day of the Term for which the Vested Index Gain is calculated. The Vesting Factor for an Index Gain on any day in the first six months of a Term is 25%. The Vesting Factor for an Index Gain on any day in the second six months of a Term is 50%.

Footnote 4. For any day of a Term, the Vested Index Gain is equal to the Index Gain, to the extent it does not exceed the Cap, multiplied by the applicable Vesting Factor for that day.

Formula	Index Gain x Vesting Factor = Vested Index Gain
Calculation	4% x 25% = 1%

Footnote 5. The investment base of an Indexed Strategy is equal to the amount applied to that Indexed Strategy at the start of a Term.

Footnote 6. Each day of a Term, the value of the investment base then held under an Indexed Strategy is adjusted for the Vested Indexed Gain or the Vested Index Loss since the start of the Term. In this example, we assumed there is a Vested Index Gain on the calculation date.

Formula	Investment base x Vested Index Gain = Adjustment for Vested Index Gain
Calculation	$50,000 x 1% = $500

Footnote 7. On any day, the value of an Indexed Strategy is the investment base, reduced for any withdrawals, and adjusted for the Vested Index Gain or Vested Index Loss, as of the date for which the value is determined. In this example, we assumed that no withdrawals were taken before August 1, 2016, and there is a Vested Index Gain as of that date. Therefore, the adjustment to the investment base increases the investment base.

Formula	Investment base – withdrawals + Vested Index Gain = Strategy value
Calculation	$50,000 - $0 + $500 = $50,500

Footnote 8. In this example, we assumed that the total Purchase Payment was allocated to one Indexed Strategy. Therefore, the Strategy value equals the Account Value.

Footnote 9. In this example, we assumed that the calculation date is August 1, 2016, which is in the first Contract Year. The Free Withdrawal Allowance for the first Contract Year is 10% of the Purchase Payment.

Formula	Purchase Payment x 10% = Free Withdrawal Allowance for first Contract Year
Calculation	$50,000 x 10% = $5,000

The Free Withdrawal Allowance for each subsequent Contract Year is 10% of the Account Value as of the most recent Contract Anniversary.

Footnote 10. The Early Withdrawal Charge is equal to the amount subject to the charge multiplied by the Early Withdrawal Charge rate. The amount subject to the charge does not include the Free Withdrawal Allowance (FWA). In this example, we assumed that the calculation date is in the first Contract Year. This means the amount subject to the charge does not include the FWA for the first Contract Year.

The Early Withdrawal Charge rate (EWC rate) depends on the Contract Year. In this example, we assumed that the calculation date is in the first Contract Year. The EWC rate for the first Contract Year is 8%.

Formula	(Account Value – FWA) x EWC rate = Early Withdrawal Charge
Calculation	($50,500 - $5,000) x 8% = $45,500 x 8% = $3,640

The Early Withdrawal Charge rate declines after each of the first seven Contract Years. There is no Early Withdrawal Charge after Contract Year 7.

Footnote 11. The Surrender Value of the Contract is equal to the Account Value minus the Early Withdrawal Charge that would apply upon a surrender. This is the amount payable upon Surrender of the Contract.

Formula	Account Value – Early Withdrawal Charge = Surrender Value
Calculation	$50,500 - $3,640 = $46,860

Footnote 12. If you take a withdrawal that reduces the Account Value to less than the required minimum value of $5,000, we may terminate the Contract.

Footnote 13. The amount available for withdrawal at any time is equal to the Surrender Value minus $5,000. This is the maximum amount that you can withdraw from the Contract without Surrendering it.

Formula	Surrender value - $5,000= amount available for withdrawal
Calculation	$46,860 - $5,000 = $41,860

Example: Amount Available for a Withdrawal When Index Falls

This example is intended to show you how the amount available for a withdrawal is determined. This example assumes you allocated your entire $50,000 purchase payment to the Aggressive Indexed Strategy; the Contract Effective Date and the date on which the initial Term starts are both April 6, 2016; you ask us to calculate the amount available for withdrawal on August 1, 2016; and you have not taken any withdrawals before August 1, 2016.

Term Start Date	April 6, 2016
Strategy Value on April 6, 2016	$50,000
Floor for Strategy	Loss of 10%
Calculation Date	August 1, 2016
Index Value on April 6, 2016	1,900
Index Value on August 1, 2016	1,786
Index Loss on August 1, 2016	(1,786 – 1,900) / 1,900 = –6%	See Footnote 1 below.
Index Loss Limited by Floor	Loss of 6%	See Footnote 2 below.
Vesting Factor	100%	See Footnote 3 below.
Vested Index Loss on August 1, 2016	–6% x 100% = Vested Index Loss of 6%	See Footnote 4 below.
Investment Base on April 6, 2016	$50,000	See Footnote 5 below.
Adjustment for Loss	$50,000 x –6% = –$3,000	See Footnote 6 below.
Strategy Value on August 1, 2016	$50,000 - $3,000 = $47,000	See Footnote 7 below.
Account Value on August 1, 2016	$47,000	See Footnote 8 below.
Free Withdrawal Allowance	$5,000	See Footnote 9 below.
Early Withdrawal Charge	$3,360	See Footnote 10 below.
Surrender Value on August 1, 2016	$47,000 - $3,360 = $43,640	See Footnote 11 below.
Minimum Account Value	$5,000	See Footnote 12 below.
Amount Available for Withdrawal on August 1, 2016	$43,640 - $5,000 = $38,640	See Footnote 13 below.

Footnote 1. Index Loss is equal to the percentage change in the Index Value measured from the Term start date to the calculation date.

Formula	(Index Value on calculation date – Index Value on Term start date) / Index Value on Term start date
Calculation	(1,786 – 1,900) / 1,900 = –114 / 1,900 = –6%

Footnote 2. The Floor is the largest possible Index Loss that is taken into account for an Indexed Strategy for a Term. In this example, the Floor does not apply because the 6% Index Loss is less than the Floor.

Footnote 3. A Vesting Factor limits the portion of the Index Loss that is taken into account for a given Indexed Strategy for a given Term. The Vesting Factor for an Index Loss is always 100%.

Footnote 4. For any day of a Term, the Vested Index Loss is equal to the Index Loss, to the extent it does not exceed the Floor, multiplied by the Vesting Factor.

Formula	Index Loss x Vesting Factor = Vested Index Loss
Calculation	–6% x 100% = –6%

Footnote 5. The investment base of an Indexed Strategy is equal to the amount applied to that Indexed Strategy at the start of a Term.

Footnote 6. Each day of a Term, the value of the investment base then held under an Indexed Strategy is adjusted for the Vested Indexed Gain or the Vested Index Loss since the start of the Term. In this example, we assumed there is a Vested Index Loss on the calculation date.

Formula	Investment base x Vested Index Loss = Adjustment for Vested Index Loss
Calculation	$50,000 x 6% = $3,000

Footnote 7. On any day, the value of an Indexed Strategy is the investment base, reduced for any withdrawals, and adjusted for the Vested Index Gain or Vested Index Loss, as of the date for which the value is determined. In this example, we assumed that no withdrawals were taken before August 1, 2016, and there is a Vested Index Loss as of that date. Therefore, the adjustment to the investment base decreases the investment base.

Formula	Investment base – withdrawals - Vested Index Loss = Strategy value
Calculation	$50,000 - $0 - $3,000 = $47,000

Footnote 8. In this example, we assumed that the total Purchase Payment was allocated to one Indexed Strategy. Therefore, the Strategy value equals the Account Value.

Footnote 9. In this example, we assumed that the calculation date is August 1, 2016, which is in the first Contract Year. The Free Withdrawal Allowance for the first Contract Year is 10% of the Purchase Payment.

Formula	Purchase Payment x 10% = Free Withdrawal Allowance for first Contract Year
Calculation	$50,000 x 10% = $5,000

The Free Withdrawal Allowance for each subsequent Contract Year is 10% of the Account Value as of the most recent Contract Anniversary.

Footnote 10. The Early Withdrawal Charge is equal to the amount subject to the charge multiplied by the Early Withdrawal Charge rate. The amount subject to the charge does not include the Free Withdrawal Allowance (FWA). In this example, we assumed that the calculation date is in the first Contract Year. This means the amount subject to the charge does not include the FWA for the first Contract Year.

The Early Withdrawal Charge rate (EWC rate) depends on the Contract Year. In this example, we assumed that the calculation date is in the first Contract Year. The EWC rate for the first Contract Year is 8%.

Formula	(Account Value – FWA) x EWC rate = Early Withdrawal Charge
Calculation	($47,000 - $5,000) x 8% = $42,000 x 8% = $3,360

The Early Withdrawal Charge rate declines after each of the first seven Contract Years. There is no Early Withdrawal Charge after Contract Year 7.

Footnote 11. The Surrender Value of the Contract is equal to the Account Value minus the Early Withdrawal Charge that would apply upon a surrender. This is the amount payable upon Surrender of the Contract.

Formula	Account Value – Early Withdrawal Charge = Surrender Value
Calculation	$47,000 - $3,360 = $43,640

Footnote 12. If you take a withdrawal that reduces the Account Value to less than the required minimum value of $5,000, we may terminate the Contract.

Footnote 13. The amount available for withdrawal at any time is equal to the Surrender Value minus $5,000. This is the maximum amount that you can withdraw from the Contract without Surrendering it.

Formula	Surrender value - $5,000= amount available for withdrawal
Calculation	$43,640 - $5,000 = $38,640

Systematic Withdrawals

Before the Income Start Date, you may elect to automatically withdraw money from your Contract under any systematic withdrawal program that we offer. Your Account Value must be at least $10,000 in order to make a systematic withdrawal election. The minimum monthly amount that must be withdrawn is $100. Systematic withdrawals will be taken from the Purchase Payment Account and Strategies of your Contract in the same order as any other withdrawal.

Subject to the terms and conditions of the systematic withdrawal program, you may begin or discontinue systematic withdrawals at any time. You must give us at least 30 days’ notice to change any systematic withdrawal instructions that are currently in place. Any request to begin, discontinue or change systematic withdrawals must be a Request in Good Order. We reserve the right to discontinue offering systematic withdrawals at any time.

Currently, we do not charge a fee to participate in a systematic withdrawal program. However, we reserve the right to impose an annual fee in such amount as we may then determine to be reasonable for participation in the systematic withdrawal program. If imposed, the fee will not exceed $30 annually.

Before electing a systematic withdrawal program, you should consult with a financial advisor. Systematic withdrawal is similar to starting Income Benefit payments, but will result in different taxation of payments and potentially a different amount of total payments over the life of your Contract. Systematic withdrawals will reduce the amount available under the Free Withdrawal Allowance described below. Unless a waiver applies, an early withdrawal charge may apply to a withdrawal made under a systematic withdrawal program during the early withdrawal charge period.

Effect of Withdrawals

A withdrawal (including rider income payments) reduces the Account Value, which in turn reduces the amount payable upon surrender, as Income Benefit payments, or as the Death Benefit.

Surrender

You may Surrender your Contract at any time before the earlier of the Income Start Date or a death for which a Death Benefit is payable. A Surrender must be made by a Request in Good Order. If you surrender your Contract, the Contract and all of your rights under the Contract will terminate.

The amount payable upon surrender will be the Surrender Value determined as of the date we receive your Request in Good Order. The Surrender Value, which is your Account Value minus the applicable Early Withdrawal Charge, will reflect an adjustment for the applicable Vested Index Gain or Vested Index Loss on the day that we receive your request. We will adjust the value of an Indexed Strategy for the Vested Index Gain or Vested Index Loss before we determine the Account Value and calculate any applicable Early Withdrawal Charge.

Early Withdrawal Charge

We impose an Early Withdrawal Charge to reimburse us for contract sales expenses, including commissions and other distribution, promotion, and acquisition expenses.

The Early Withdrawal Charge applies if, during the first seven Contract Years, you take a withdrawal from your Contract or Surrender it. After that, the Early Withdrawal Charge does not apply.

The Early Withdrawal Charge is equal to the amount that is subject to the charge multiplied by the Early Withdrawal Charge rate.

•	If you take a withdrawal from your Contract, the amount subject to the charge is the amount you withdraw plus any amount needed to pay the Early Withdrawal Charge.

•	If you Surrender your Contract, the amount subject to the charge is your Account Value.

•	The amount subject to the charge will not include (1) the Free Withdrawal Allowance; (2) the amount, if any, that qualifies under the Bailout provision of the Contract; or (3) the amount, if any, that qualifies for another waiver as described below.

•	On any day that you take a withdrawal or Surrender, we will adjust the value of an Indexed Strategy for a Vested Index Gain or Vested Index Loss before we determine the Account Value and calculate any applicable Early Withdrawal Change.

The Early Withdrawal Charge rate depends on how long you own your Contract. The rate schedule is set out below.

Contract Year	1	2	3	4	5	6	7	8+
Early Withdrawal Charge Rate	8%	7%	6%	5%	4%	3%	2%	0%

Example. You Surrender your annuity in Contract Year 5 when your Account Value is $100,000 (after adjustments for Vested Index Gains and Vested Index Losses). You have already used your Free Withdrawal Allowance for the year and no other exception applies. We take an Early Withdrawal Charge of $4,000 ($100,000 x 0.04) and you receive $96,000.

Free Withdrawal Allowance

The Free Withdrawal Allowance lets you withdraw some money from your Contract without the imposition of the Early Withdrawal Charge. For the first Contract Year, the Free Withdrawal Allowance is an amount equal to 10% of the total Purchase Payments received by us. For each subsequent Contract Year, the Free Withdrawal Allowance is equal to 10% of the Account Value as of the most recent Contract Anniversary. The Free Withdrawal Allowance is non-cumulative and the unused portion is not carried over to other Contract Years.

Example. Your Account Value as of the end of Contract Year 3 is $200,000. Your Free Withdrawal Allowance for Contract Year 4 is $20,000 ($200,000 x 0.10). If you take a withdrawal of $50,000 at the beginning of Contract Year 4, the Early Withdrawal Charge will not apply to the first $20,000 of the withdrawal, but will apply to the remaining $30,000 plus the amount needed to pay the Early Withdrawal Charge. If you take another withdrawal later in Contract Year 4, the Early Withdrawal Charge applies to the entire withdrawal plus the amount needed to pay the Early Withdrawal Charge.

Early Withdrawal Charge Waivers

Bailout. We will waive the Early Withdrawal Charge on amounts that you withdraw from this Contract at the end of a current Term if the amounts are held under an Indexed Strategy for that Term and either:

1)	the renewal Cap for that Strategy for the next Term is less than its Bailout Cap for the current Term; or

2)	that Strategy will not be available for the next Term.

Each current Term of an Indexed Strategy has its own Bailout Cap, even if no funds are held under the Indexed Strategy for that Term. If your Contract has multiple Purchase Payments, the Bailout Cap for one current Term of an Indexed Strategy may be different from the Bailout Cap for another current Term of the same Indexed Strategy that started on a different date.

For each Term that starts in the first Contract Year, the Bailout Cap is set out on the Contract Specifications Page. The Bailout Cap is less than the Caps that we anticipate setting for each such Term.

For each subsequent Term, the Bailout Cap is the lesser of: (1) the Bailout Cap for the immediately preceding Term; or (2) the Cap for the current Term. This means that the Bailout Cap for the next Term will be reduced each time that you qualify for a waiver of the Early Withdrawal Charge under the Bailout provision. The Bailout Cap will never increase from one Term to the next.

Example. The Bailout Cap for the initial Term of an Indexed Strategy is 6.5%.

•	If we set the Cap for the next Term of that Indexed Strategy at 7.5%, then you will not qualify for a waiver of the Early Withdrawal Charge at the end of the current Term and the Bailout Cap for that next Term will continue to be 6.5%.

•	If we set the Cap for the next Term of that Indexed Strategy at 5.5%, then you will qualify for a waiver of the Early Withdrawal Charge at the end of the current Term and the Bailout Cap for that next Term will change to 5.5%.

If this waiver will apply to an Indexed Strategy at the end of a Term, we will notify you in writing at least 30 days before that Term ends. You may elect a withdrawal under this provision by a Request in Good Order. We must receive your request before the end of the applicable Term.

This waiver will only apply to the amount held under the Indexed Strategy for the Term that is ending. It will not apply to amounts then held under a different Strategy, or to amounts held under the same Strategy for a Term ending on a different date. You may not carry over any unused part of the waiver from one Term to the next.

If you withdraw funds that qualify for a waiver under the Bailout provision, the withdrawal will reduce the Free Withdrawal Allowance for the applicable Contract Year. For example, if the amount you withdraw that qualifies for a waiver under the Bailout provision in Contract Year 4 is more than 10% of your Account Value as of the most recent Contract Anniversary, then no Free Withdrawal Allowance will be available for subsequent withdrawals in Contract Year 4.

Instead of withdrawing amounts that qualify for a waiver under the Bailout provision, you may wish to transfer those amounts to a different Strategy. Any request to transfer funds must be received by us before the end of the applicable Term.

Extended Care Waiver. (Rider form R1462316NW—Waiver of Early Withdrawal Charges for Extended Care Rider). We will waive the early withdrawal charge that would otherwise apply if you make a Request in Good Order and:

•	your Contract is modified by the Extended Care Waiver Rider;

•	you are confined in a long-term care facility or hospital and the confinement is prescribed by a physician and is medically necessary;

•	the first day of the confinement is at least one year after the Contract effective date; and

•	the confinement has continued for a period of at least 90 consecutive days.

You must provide us with satisfactory proof that you meet these conditions before the date of the withdrawal or Surrender. There is no charge for this rider, but it may not be available in all states. In California, the Extended Care Waiver Rider has been replaced with the Waiver of Early Withdrawal Charges for Facility Care or Home Care or Community-Based Services Rider, which provides for a waiver of early withdrawal charges under an expanded variety of circumstances. Please see the rider for details.

Terminal Illness Waiver. (Rider form R1462416NW—Waiver of Early Withdrawal Charges Upon Terminal Illness Rider). We will waive the early withdrawal charge that would otherwise apply if you make a Request in Good Order and:

•	your Contract is modified by the Waiver of Early Withdrawal Charges upon Terminal Illness Rider;

•	you are diagnosed with a terminal illness by a physician and, as a result of the terminal illness, you have a life expectancy of less than 12 months from the date of diagnosis; and

•	the diagnosis is rendered by a physician more than one year after the Contract effective date.

You must provide us with satisfactory proof that you meet these conditions before the date of the withdrawal or Surrender. There is no charge for this rider, but it may not be available in all states. Please see the rider for details.

State Limitations. In some states, our ability to waive fees or charges may be limited by applicable laws, regulations or administrative positions.

Processing Applications and Requests

Processing Applications and Initial Purchase Payments

We will process an application when we have received both the application and the initial Purchase Payment.

•	If that happens on a Market Day before the Market Close, we will process the application and apply the Purchase Payment on that Market Day.

•	If that happens on a Market Day after the Market Close or on a day that is not a Market Day, then we will process the application and apply the Purchase Payment on the next Market Day.

We cannot process your application if it is not a Request in Good Order or if we have not received your initial Purchase Payment.

Likewise, we cannot apply your initial Purchase Payment if we have not received your application. If you have any questions, you should contact us or your registered representative before submitting your application or sending your initial Purchase Payment.

Processing Additional Purchase Payments

•	If we receive an additional Purchase Payment on a Market Day before the Market Close, we will apply it on that Market Day.

•	If we receive an additional Purchase Payment on a Market Day after the Market Close or on a day that is not a Market Day, then we will apply it on the next Market Day.

We cannot apply an additional Purchase Payment if we do not have complete instructions from you.

If you have any questions, you should contact us or your registered representative before sending an additional Purchase Payment.

Processing Requests

Requests may be made by mail at P.O. Box 5423, Cincinnati OH 45201-5423 or by fax at 513-768-5115.

Requests for transfers between Strategies may be made by telephone at 1-800-789-6771 between 8:00 AM and 4:00 PM Eastern Time Monday through Friday. We may also permit requests for transfers between Strategies to be made at our website www.GAIGannuities.com. Some selling firms may restrict the ability of their registered representatives to convey transaction requests by telephone or Internet on your behalf.

To obtain one of our forms (for example, a Strategy Selection form or a Withdrawal Request form) or to obtain more information about how to make a request, call us at 1-800-789-6771 or send us a fax at 513-768-5115. You can also request forms or information by mail at Great American Life Insurance Company, P.O. Box 5423, Cincinnati OH 45201-5423.

We cannot process a request unless it is a Request in Good Order. A request may be rejected or delayed if it is not a Request in Good Order. If we receive a Request in Good Order on a Market Day before the Market Close, we will process it using values determined at the Market Close on that Market Day. If we receive a Request in Good Order after the Market Close or on a day that is not a Market Day, then we will treat that request as received at the start of the next Market Day.

Exception. If a withdrawal under a systematic withdrawal plan is scheduled for a date that is not a Market Day, then we will process the withdrawal on the scheduled date using values at the most recent Market Close. For example, if the systematic withdrawal is scheduled for a date that falls on Sunday and there was a Market Close at 4:00 PM on the previous Friday, then we will process the withdrawal on Sunday using values determined at 4:00 PM on that Friday.

If you have any questions, you should contact us or your registered representative before submitting the request.

Market Days and Market Close

A Market Day is any day that the New York Stock Exchange is open for regular trading. The New York Stock Exchange is not open on weekends and observes the following holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Saturdays, Sundays, these holidays and any other day that the New York Stock Exchange is closed are not Market Days.

The close of regular trading on the New York Stock Exchange usually is 4:00 PM Eastern Time. On the Friday after Thanksgiving and on Christmas Eve, the New York Stock Exchange usually closes at 1:00 PM Eastern Time. Regular trading on the New York Stock Exchange may close at a different time on a Market Day under certain circumstances when and as permitted under applicable rules. Such circumstances generally cannot be predicted in advance.

Specific information about holidays and trading hours in any given calendar year is available at https://www.nyse.com/markets/hours-calendars.

Risks and Limitations Related to Requests by Telephone or Internet

We will use reasonable procedures such as requiring certain identifying information, tape recording the telephone instructions, and providing written confirmation of the transaction, in order to confirm that instructions communicated by telephone, fax, Internet or other means are genuine. Any telephone, fax or Internet instructions reasonably believed by us to be genuine will be your responsibility, including losses arising from any errors in the communication of instructions. As a result of this policy, you will bear the risk of loss. If we do not employ reasonable procedures to confirm that instructions communicated by telephone, fax or Internet are genuine, we may be liable for any losses due to unauthorized or fraudulent transactions. We are not responsible for the validity of any request or action. Telephone and computer systems may not always be available. Any telephone or computer system, whether it is yours, your service provider’s, your agent’s, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you experience technical difficulties or problems, you should consider making your request by mail.

Suspension of Payments or Transfers

We may be required to suspend or delay payments, withdrawals and transfers when we cannot obtain an Index Value because:

1)	the New York Stock Exchange is closed (other than customary weekend and holiday closings);

2)	trading on the New York Stock Exchange is restricted;

3)	an emergency exists such that it is not reasonably practicable to determine fairly the value of the Index; or

4)	we are permitted to do so under a regulatory order.

Restrictions on Financial Transactions

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block an Owner’s ability to make certain transactions and thereby refuse to accept any request for withdrawals, Surrenders, Income Benefit payments or Death Benefit payments, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

Income Benefit (Income Period)

Under the Contract you may receive regular Income Benefit payments for the duration of the Income Period that you select. Once Income Benefit payments start, the Account Value is no longer available to you, no Death Benefit will be payable under your Contract, and your Beneficiary designations will no longer apply. If you have an income benefit rider, the rider will terminate.

Income Start Date

The Income Start Date is set out on your Contract Specifications Page. You may change the Income Start Date by a Request in Good Order. We must receive your request before the Market Close, if any, on the Income Start Date and at least 30 days before the first Income Benefit payment is to be made.

•	You may not change the Income Start Date to a date earlier than the first Contract Anniversary.

•	You may not change the Income Start Date to a date later than the Contract Anniversary following the 95th birthday of the eldest Owner, unless we agree.

•	If the Owner of a Contract is not a human being such as a trust or a corporation, then you may not change the Income Start Date to a date later than the Contract Anniversary following the 95th birthday of the eldest Annuitant, unless we agree.

If you do not change the Income Start Date, the Income Start Date will be the Contract Anniversary following the 95th birthday of the eldest Owner or, in the case of a non-human Owner, the eldest Annuitant.

Income Benefit Amount

The Account Value as of the Income Start Date will be used to provide the Income Benefit payments. The calculation of the Income Benefit amount will reflect Vested Index Gain and Vested Index Loss adjustments related to any Indexed Strategy values.

Recipient of Income Benefit Payments

Income Benefit Payments generally are made to the Annuitant as payee. If you are not the Annuitant, you may elect to have the payments made to you as payee. An Income Benefit Payment for a payment interval that ends after the death of the payee will be made to the contingent payee. If there is no contingent payee surviving, then such payment will be made to the estate of the last payee who received payments.

Form of Income Benefit Payments

You may elect to have Income Benefit payments made pursuant to any form of Payout Option that is currently available. The standard forms of Payout Options are described in the PAYOUT OPTIONS section of this prospectus.

The election must be made before the Income Start Date. You may change the election at any time before Income Start Date. The election or any change in the election must be made by a Request in Good Order. We must receive your request before the Income Start Date and at least 30 days before the first payment is to be made.

If you do not select a Payout Option, Income Benefit payments will be made annually under the terms of Payout Option B with a fixed period of 10 years or, if fewer, the maximum number of whole years permitted under the tax-qualification endorsement, if any.

Income Benefit payments are generally made to the Annuitant as payee. If you select a Payout Option with a fixed period, you may designate a contingent payee. In this case, if the Annuitant dies before the end of that fixed period, payments are generally made to the contingent payee.

Income Benefit Distribution Rules

Any Payout Option election or change of a Payout Option election is subject to the Income Benefit Distribution Rules provision of the Contract. These rules are summarized below.

•	For a Tax Qualified Contract. Income Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.

•	For any other Contract. Income Benefit payments that are still payable after the death of the person controlling the payments must be made at least as rapidly as payments were being made at the time of death.

Death Benefit

A Death Benefit is payable under your Contract if you die before the Income Start Date and before the Contract is Surrendered. If the Owner is a non-natural person, a Death Benefit is payable under the Contract if the Annuitant dies before the Income Start Date and before the Contract is Surrendered. For this purpose, except in the case of a trust that is a grantor-type trust under federal tax law, a trustee is considered to be a non-natural person, and the death of an individual who owns the Contract as a trustee will not be treated as the death of an Owner.

No Death Benefit will be paid until we receive Due Proof of Death and a Request in Good Order with instructions as to the form of Death Benefit. If we are notified of your death before a requested transaction is completed, we will cancel the request.

Only one Death Benefit will be paid under the Contract. If a Death Benefit becomes payable, it will be in place of all other benefits under the Contract and all other rights under this Contract will be terminated. If your surviving spouse becomes a successor owner of the Contract, no Death Benefit will be paid on your death.

Death Benefit Amount

The amount of the Death Benefit will be based on the greater of:

•	the Account Value determined as of the Death Benefit Valuation Date; or

•	the total of all Purchase Payments received by us reduced proportionally for all withdrawals, but not including amounts applied to pay Early Withdrawal Charges (the “Purchase Payment base”).

There is no additional death benefit guarantee.

For purposes of calculating the Death Benefit amount, your Purchase Payment base will be reduced in the same proportion that your Account Value was reduced on the date of the withdrawal. A proportional reduction in your Purchase Payment base could be larger than the dollar amount of your withdrawal. Calculation of the Death Benefit amount will reflect the Vested Index Gain and Vested Index Loss adjustments related to any Indexed Strategy values.

Example. Here is an example of how we calculate a proportional reduction of your Purchase Payment base for purposes of calculating the Death Benefit amount. In this example, we assumed that you take an $8,000 withdrawal. To simplify the example, we also assumed that no early withdrawal charge, Vested Index Gain adjustment, or Vested Index Loss adjustment applied to your withdrawal.

	Before Withdrawal	After Withdrawal	Explanation
Account Value	$100,000	$92,000	Your withdrawal reduces your Account Value by $8,000 (which is an 8% reduction in your Account Value). $8,000 / $100,000 = 8%
Purchase Payment Base for Death Benefit	$120,000	$110,400	After the withdrawal, the Purchase Payment base for the Death Benefit is also reduced by 8% or $9,600. $120,000 x 0.08 = $9,600
Death Benefit	$120,000	$110,400	The Death Benefit is the greater of your Account Value or the Purchase Payment base. $110,400 > $92,000

The Death Benefit Valuation Date is the first anniversary of death, or any earlier date that we have received Due Proof of Death and Requests in Good Order for the payment of the Death Benefit from all Beneficiaries. Thus, in many cases where there are multiple Beneficiaries, the Death Benefit Valuation Date will be the time when the last Beneficiary submits the necessary Request in Good Order. Until the Death Benefit Valuation Date, the Contract values remain in the existing Indexed Strategies and are subject to fluctuation in value. This risk is borne by the Beneficiaries.

Death Benefit Start Date

The Beneficiary may designate the Death Benefit Start Date by a Request in Good Order. Such a request must be made within one year of the death for which the Death Benefit is payable. If no designation is made, then the Death Benefit Start Date will be one year after the date of death. However, actual payment may not be made if we have not received a Request in Good Order.

Recipient of Death Benefit Payments

Death Benefit Payments generally are made to the Beneficiary as payee. A Death Benefit Payment for a payment interval that ends after the death of the Beneficiary will be made to the contingent payee designated as part of a Death Benefit Payout Option elected by you, or if no such contingent payee is surviving, then to a contingent payee designated by the Beneficiary. If there is no contingent payee surviving, then such payment will be made to the estate of the last payee who received payments.

Form of Death Benefit Payments

You may elect to have Death Benefit payments made in one lump sum or pursuant to any form of payout option that is currently available. The standard forms of payout options are described in the PAYOUT OPTIONS section of this prospectus. There is no additional charge associated with this election.

Your election, if any, must be made before your death. You may change the election at any time before your death. The election or any change in the election must be made by a Request in Good Order.

If you do not make any election, the Beneficiary may make that election after your death. A Beneficiary may change the Beneficiary’s own election. The Beneficiary’s election or any change in the election must be made by a Request in Good Order.

If neither you nor the Beneficiary has made an election, Death Benefit payments will be made annually under the terms of Payout Option A with a fixed period of four years, as described in the Payout Options section of this prospectus. Under this payout option, Death Benefit payments end after four years or, if fewer, the maximum number of whole years permitted under the tax qualification endorsement, if any.

We must receive any election request before the Death Benefit Start Date and at least 30 days before the first payment is to be made.

Death Benefit payments are generally made to the Beneficiary as payee.

Application of a Death Benefit to a Payout Option

When a Death Benefit is applied to a payout option, we promise to pay a stream of benefit payments for the duration of the payout option selected.

The Beneficiary generally will be the person on whose life any Death Benefit payments under a payout option will be based. If the Beneficiary is a non-natural person, the Beneficiary may elect to have payments under a life option based on the life of a person to whom the Beneficiary is obligated. This election must be made by a Request in Good Order before the Death Benefit Start Date. Otherwise, a Beneficiary that is a non-natural person may only elect to have payments made under a fixed period payout option.

Death Benefit Distribution Rules

Any designation of the Death Benefit Start Date, any election of the form of death benefit payments, and any change in the designation or the election is subject to the Death Benefit Distribution Rules provision of the Contract. These rules are summarized below.

•	For a Tax Qualified Contract. Death Benefit payments must meet the required minimum distribution rules set out in the tax qualification endorsement.

•	For any other Contract. The Death Benefit must be paid either: (1) in full within five years of death; or (2) over the life of the Beneficiary or over a period certain not exceeding the Beneficiary’s life expectancy, with payments at least annually starting within one year of death.

Payout Options

We will make Income Benefit payments or Death Benefit payments under the standard forms of Payout Options described below.

Option	Description for Income Benefit Payments	Description for Death Benefit Payments
Option A Fixed Period Income

We will make periodic payments to the Annuitant (or to you, if you direct) for the fixed period of time that you select (10 to 30 years).

•    If the payee dies before the end of the fixed period, then we will make periodic payments to the contingent payee. If no contingent payee is surviving, then such payments will be made to the estate of the last payee who received payments.

•    In all cases, payments will stop at the end of the fixed period.

We will make periodic payments to the Beneficiary for the fixed period of time that you or the Beneficiary selects (10 to 30 years).

•    If the Beneficiary dies before the end of the fixed period, then we will make periodic payments to the contingent payee designated as part of a Death Benefit Payout Option elected by you. If no such contingent payee is surviving, then such payments will be made to a contingent payee designated by the Beneficiary. If there is no contingent payee surviving, then such payments will be made to the estate of the last payee who received payments.

•    In all cases, payments will stop at the end of the fixed period.

Option B Life Income or Life Income with Payments for at Least a Fixed Period

Life Income: We will make periodic payments to the Annuitant (or to you, if you direct) for as long as the Annuitant lives. Payments will stop on the death of the Annuitant.

Life Income with Payments for at Least a Fixed Period: We will make periodic payments to the Annuitant (or to you, if you direct) for as long as the Annuitant lives.

•    If the Annuitant dies after the end of the fixed period you selected, then payments will stop on the death of the Annuitant.

•    If the Annuitant dies before the end of the fixed period you selected, then we will make periodic payments to the contingent payee (or to you, if you direct) for the rest of the period. If there is no contingent payee surviving, then such payments will be made to the estate of the last payee who received payments. In this case, payments will stop at the end of the fixed period you selected.

Life Income: We will make periodic payments to the Beneficiary for as long as the Beneficiary lives. Payments will stop on the death of the Beneficiary.

Life Income with Payments for at Least a Fixed Period: We will make periodic payments to the Beneficiary for as long as the Beneficiary lives.

•    If the beneficiary dies after the end of the fixed period you selected, then payments will stop on the death of the Beneficiary.

•    If the Beneficiary dies before the end of the fixed period you or the Beneficiary selected, then we will make periodic payments to the contingent payee designated as part of a Death Benefit Payout Option elected by you. If no such contingent payee is surviving, then such payments will be made to a contingent payee designated by the Beneficiary. If there is no contingent payee surviving, then such payments will be made to the estate of the last payee who received payments. In this case, payments will stop at the end of the fixed period you or the Beneficiary selected.

Option C Joint and One-Half Survivor Income

We will make periodic payments to the primary Annuitant (or to you, if you direct) for as long as the primary Annuitant lives.

•    If the primary Annuitant dies and the contingent Annuitant does not survive the primary Annuitant, then payments will stop on the death of the primary Annuitant.

•    If the primary Annuitant dies and the contingent Annuitant is surviving, then we will make one-half of the periodic payment to the contingent Annuitant (or to you, if you direct) for the rest of the contingent Annuitant’s life. In this case, payments will stop on the death of the contingent Annuitant.

We will make periodic payments to the Beneficiary for as long as the Beneficiary lives.

•    If the Beneficiary dies and the contingent payee does not survive the Beneficiary, then payments will stop on the death of the Beneficiary.

•    If the Beneficiary dies and the contingent payee designated as part of the Death Benefit payout election is surviving, then we will make one-half of the periodic payment to the contingent payee for the rest of the contingent payee’s life. In this case, payments will stop on the death of the contingent payee.

We will make payments in any other form of Payout Option that is acceptable to us at the time of any election. All elected Payout Options must comply with pertinent laws and regulations.

Fixed periods shorter than ten years are not available for Income Benefit payments. A fixed period of less than ten years is available only as a Death Benefit payment.

More than one Payout Option may be elected if the requirements for each Payout Option elected are satisfied.

Once payments begin under a Payout Option, the Payout Option may not be changed. Commuted values are not available unless we agree otherwise.

Under each standard Payout Option, the first payment will be paid as of the last day of the initial payment interval. For example, if the Income Start Date is October 31, 2018 and you select annual payments, then the first payment will be paid as of October 31, 2019.

We will use the 2012 Individual Annuity Reserving Table for blended lives (60% female/40% male) with interest at 1% per year, compounded annually, to compute all guaranteed payout option factors, values, and benefits under the Contract.

Form of Income Benefit Payments under Payout Options

Income Benefit payments are calculated and paid as fixed dollar payments. The stream of payments is an obligation of the general account of Great American Life. Fixed dollar payments will remain level for the duration of the payment period.

Non-human Payees under a Payout Option

Except as stated below, the primary payee under a Payout Option must be a human being. All payments during his or her life must be made by check payable to the primary payee or by electronic transfer to a bank account owned by the primary payee.

Exceptions. Here are some exceptions to the general rule that the primary payee must be a human being:

•	A nonhuman that is the Owner of the Contract may be the primary payee. For example, if the Owner is a trust, that trust may be the primary payee.

•	Payments may be made payable to another insurance company or financial institution as a tax-free exchange, transfer, or rollover to or for another annuity or tax-qualified account as allowed by federal tax law.

We may make other exceptions in our discretion.

Considerations in Selecting a Payout Option

Payments under a Payout Option are affected by various factors, including the length of the payment period, the life expectancy of the person on whose life payments are based, and the frequency of the payment interval (monthly, quarterly, semi-annually or annually).

•	Generally, the longer the period over which payments are made or the more frequently the payments are made, the lower the amount of each payment because more payments will be made.

•	For life contingent payout options (Option B and Option C), the longer the life expectancy of the Annuitant or Beneficiary, the lower the amount of each payment because more payments are expected to be paid.

Income Benefit Rider (Income KeeperSM)

We offer an optional income benefit rider (the “Rider”) with the Contract. Our form number for the Rider is R1462216NW.

The Rider enhances your annuity by allowing you to take certain guaranteed withdrawals over the lifetime of the Insured (as defined below) or over the joint lifetimes of the Insured and his or her spouse. These guaranteed withdrawals are known as “Rider Income Payments.” Rider Income Payments are based on the Income Base Amount, which is reduced for Excess Withdrawals. There is a limit on the total Rider Income Payment amount in a Rider Income Year and Rider Income Payments may stop under certain circumstances.

Every withdrawal from your Contract is an Excess Withdrawal unless it is a Rider Income Payment or a withdrawal to pay Rider charges. An Excess withdrawal is subject to an Early Withdrawal Charge during the first seven Contract Years. An Excess Withdrawal may have a significant negative impact on the benefits of your Rider. The Rider may not be appropriate for you if you anticipate taking withdrawals other than Rider Income Payments.

Overview

This is an optional rider. You can add the Rider to your Contract when you purchase your Contract. To add the Rider, any Owner must be between the ages of 40 and 80 on the Contract Effective Date.

You cannot add the Rider to your Contract after the Contract Effective Date.

If you add the Rider to your Contract, there will be an annual rider charge. (See Rider Charge below.) In addition, the Rider provisions will affect the terms of your Contract. (See Impact of Rider Ownership on Your Contract below.)

Due to differences in expected Contract durations, we reserve the right in the future to set different Caps for Contracts with the Rider and contracts without the Rider. No such difference in Caps currently applies, and there is no guarantee that any such difference will ever apply. If we exercise this right, we will supplement this prospectus to include information about that difference. For current Caps, please contact your registered representative.

You may cancel the Rider without charge if you do so during the period that you have the right to cancel your Contract.

The Rider provides you with an alternative to Income Benefit payments under your Contract and additional flexibility in managing your retirement funds.

If you begin Income Benefit payments under your Contract (annuitization), then:	If you have a Rider and you begin Rider Income Payments, then:
You cannot take additional money out of your Contract.	You have the option to take additional money out of your Contract until the Account Value is exhausted. This feature of the Rider may be helpful to you in the event of an unforeseen financial need.
The amount used to provide Income Benefit payments is set and will not change. This means the total amount paid annually as Income Benefit payments under your Contract will be the same each year.	The Income Base Amount on which Rider Income Payments are based will increase by adjustments, if any, for strategy performance at the end of each Term. This means the Rider Income Payment amount may increase.
Income Benefit payments will be paid on a regular schedule. You cannot skip a scheduled Income Benefit payment.	On or after the fifth Contract Anniversary, you can request a Rider Income Payment at any time. You can also request that payments be made on a regular schedule. You can skip a scheduled Rider Income Payment. This additional flexibility may make it easier to manage your cash flow during retirement.
If you add the Rider to your Contract and you later initiate Income Benefit payments under the Contract, the Rider terminates.	The Contract continues until you Surrender your Contract or the Rider terminates. Until the Account Value is completely exhausted by payment of Rider Income Payments or Rider charges, you retain the right to start Income Benefit payments under the Contract (annuitization). This means you will have the opportunity to weigh the benefits and costs of each option if and when your circumstances change.

Special Rider Terms

In this section of the prospectus, the following capitalized terms have the meanings set out below.

EXCESS WITHDRAWAL. Each withdrawal from the Contract except: (1) a withdrawal to pay Rider charges; or (2) a Rider Income Payment.

INCOME BASE AMOUNT. The amount on which Rider charges and Rider Income Payments are based. This amount is described under the Income Base Amount section below.

INSURED. The principal person whose lifetime is used to measure the Rider Income Payments. The Insured is the individual who is the owner of the Contract, without regard to any joint owner. If you or a joint owner is not a human being, then the Insured is the individual who is the Annuitant under the Contract, without regard to any joint Annuitant. The Insured on the Contract Effective Date is set out on your Rider Specifications Page.

REQUIRED MINIMUM DISTRIBUTION. The amount, if any, that is required to be distributed from the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of this Rider, it shall be computed based on the values of the Contract without considering any other annuity or tax-qualified account. It shall be reduced by all prior withdrawals or Rider Income Payments from the Contract made in such calendar year. For purposes of this Rider, we may choose to compute it disregarding changes in federal tax law after the Contract Effective Date that would increase it. We will notify you if we make this choice.

RIDER INCOME PAYMENT. A guaranteed withdrawal benefit that is available under this Rider.

RIDER INCOME START DATE. The first day that a Rider Income Payment under this Rider is to be paid.

RIDER INCOME YEAR. A 12-month period beginning on the Rider Income Start Date or on an anniversary of the Rider Income Start Date.

RIDER SPECIFICATIONS PAGE. The page in your Rider that contains details unique to your Rider.

SPOUSE. The person who is the spouse of the Insured on the Rider Income Start Date. A spouse shall cease to be considered the Spouse if the marriage of the Insured and the Spouse is terminated for a cause other than the Insured’s death. A new spouse cannot be substituted after the Rider Income Start Date.

Income Base Amount

Rider Income Payments are based on the Income Base Amount of your Rider, which may be higher than the Account Value of your Contract. The Income Base Amount starts with your Account Value on the Contract Effective Date. It is increased by:

1)	any later Purchase Payments you have made to the Contract; plus

2)	an adjustment for Strategy performance at the end of each Term; and minus

3)	an adjustment for each Excess Withdrawal, if any, taken since the Contract Effective Date.

The Income Base Amount can never be more than 250% of the Purchase Payments. Rider Income Payments and Rider Charges do not reduce the Income Base Amount.

Adjustments for Strategy Performance

At the end of each Term of a Strategy under the Contract, we adjust the Income Base Amount for the positive performance of that Strategy.

We make adjustments at the end of each Term both before and after the Rider Income Start Date. This means the Income Base Amount may increase after the Rider Income Start Date, which would result in an increase in the total amount that can be taken as Rider Income Payments.

Declared Rate Strategy. The adjustment for the performance of the Declared Rate Strategy for a Term is based on interest credited for the Term. Here’s the formula we use to calculate the amount of the adjustment at the end of a Term.

Adjustment	=	all interest credited for the Term of the Declared Rate Strategy ending on that date	x	100% upside participation rate

Indexed Strategies. The adjustment for the performance of an Indexed Strategy for a Term is based on the positive net performance for the Term. Here’s the formula we use to calculate the amount of the adjustment at the end of a Term.

Adjustment	=	amount of any positive net performance for the Term of the Indexed Strategy ending on that date	x	100% upside participation rate

The net performance of an Indexed Strategy for a Term is equal to: (1) the Indexed Strategy value at the end of that Term; plus (2) the amount withdrawn from that Indexed Strategy during that Term (including Rider charges) and applicable Early Withdrawal Charges; and minus (3) the amount applied to that Indexed Strategy at the beginning of that Term.

The upside participation rate applies to the net performance of an Indexed Strategy which has already been limited by the Cap.

Example. Here is an example that shows how we calculate the adjustment for the performance of a Contract Strategy.

Net	Declared Rate Strategy		Indexed Strategies		Strategy A		Strategy B
Performance	Not applicable.		Value at end of Term		$101,000		$86,000
Calculation			Amount withdrawn	+$	4,000	+$	4,000

					$105,000		$90,000
			Amount applied at start of Term	-$	100,000	-$	100,000

			Net performance		$5,000	-$	10,000

Adjustment	Declared Rate Strategy		Indexed Strategies		Strategy A		Strategy B
Calculation	Interest credited	$1,000	Net positive performance		$5,000		None
	Upside participation rate	x 100%	Upside participation rate		x 100%		N/A

	Adjustment	$1,000	Adjustment		$5,000		None

Adjustments for Excess Withdrawals

Every withdrawal from your Contract is an Excess Withdrawal unless it is a Rider Income Payment or it is to pay Rider charges.

We reduce the Income Base Amount for any Excess Withdrawal. Each reduction is made on the date that the Excess Withdrawal is taken. The amount of the reduction is equal to:

1)	the percentage reduction in your Account Value due to the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to the withdrawal; multiplied by

2)	the Income Base Amount just before the Excess Withdrawal.

The reduction in your Income Base Amount may be larger than the dollar amount of the withdrawal. If you take an Excess Withdrawal that reduces your Income Base Amount to $1,250 or lower, we will terminate your Rider.

An Excess Withdrawal reduces future Rider Income Payments. All withdrawals, including Excess Withdrawals, reduce the Account Value by the dollar amount of the withdrawal.

The negative impact of an Excess Withdrawal is illustrated in the Excess Withdrawal Examples below.

Rider Income Payment Options and Rider Income Start Date

There are two options for Rider Income Payments: single lifetime option and joint lifetime option. You are eligible to begin taking Rider Income Payments under the Rider at any time you have satisfied the waiting period and the age requirements.

•	The waiting period is five years. It is measured from the Contract Effective Date.

•	If you elect the single lifetime option, the Insured must be at least age 55.

•	If you elect the joint lifetime option, both the Insured and the Spouse must be at least age 55.

The Rider Income Start Date is the date that you first take a Rider Income Payment. You must choose this date and your payment option by a Request in Good Order. We must receive your request at least 30 days before the Rider Income Start Date. You cannot change the payment option after the Rider Income Start Date.

Available Rider Income Payment Amount

The available Rider Income Payment amount is the largest total amount that you can take as a current Rider Income Payment at any point in time. It is determined each time that a Rider Income Payment is to be made. The available Rider Income Payment amount is equal to:

•	the Rider income percentage multiplied by the current Income Base Amount on the date that the Rider Income Payment is to be made; minus

•	the amount of each Rider Income Payment, if any, previously made during the current Rider Income Year.

Rider Income Percentage

Your election to begin to take Rider Income Payments fixes the Rider income percentage.

•	If you chose the single lifetime option, your income percentage will be between 4% and 7.5%, and is fixed based on the Insured’s age on the Rider Income Start Date.

•	If you chose the joint lifetime option, your fixed income percentage will be between 3% and 6.5%, and is fixed based on the age of the Insured and the Spouse, whichever is younger, on the Rider Income Start Date.

Once your Rider income percentage is fixed, it will not change.

The table below shows the Rider Income Percentages that apply to your Rider.

Age When Rider Income Payments Start	Single Lifetime Income Percentage	Joint Lifetime Income Percentage
Age 55	4.0%	3.0%
Age 56	4.1%	3.1%
Age 57	4.2%	3.2%
Age 58	4.3%	3.3%
Age 59	4.4%	3.4%
Age 60	4.5%	3.5%
Age 61	4.6%	3.6%
Age 62	4.7%	3.7%
Age 63	4.8%	3.8%
Age 64	4.9%	3.9%
Age 65	5.0%	4.0%
Age 66	5.1%	4.1%
Age 67	5.2%	4.2%
Age 68	5.3%	4.3%
Age 69	5.4%	4.4%
Age 70	5.5%	4.5%
Age 71	5.6%	4.6%
Age 72	5.7%	4.7%
Age 73	5.8%	4.8%
Age 74	5.9%	4.9%
Age 75	6.0%	5.0%
Age 76	6.1%	5.1%
Age 77	6.2%	5.2%
Age 78	6.3%	5.3%
Age 79	6.4%	5.4%
Age 80	6.5%	5.5%
Age 81	6.6%	5.6%
Age 82	6.7%	5.7%
Age 83	6.8%	5.8%
Age 84	6.9%	5.9%
Age 85	7.0%	6.0%
Age 86	7.1%	6.1%
Age 87	7.2%	6.2%
Age 88	7.3%	6.3%
Age 89	7.4%	6.4%
Age 90 and over	7.5%	6.5%

Examples. You are the Insured and your income base is $200,000.

•	If you select the single lifetime option and start Rider Income Payments one month before you reach age 65, your income percentage will be fixed at 4.9% and the available Rider Income Payment amount on the Income Start Date will be $9,800.

•	If you select the single lifetime option but wait and start Rider Income Payments one month after your reach age 65, your income percentage will be fixed at 5% and the available Rider Income Payment amount on the Income Start Date will be $10,000.

•	If you select the joint lifetime option and start Rider Income Payments when you are age 65 and your Spouse is age 64, your income percentage will be fixed at 3.9% and the available Rider Income Payment amount on the Income Start date will be $7,800.

Rider Income Payments

The Rider allows you to take Rider Income Payments, which are guaranteed minimum lifetime payments that are not reduced for any loss in an Indexed Strategy. Rider Income Payments are based on the Income Base Amount, which is reduced for Excess Withdrawals. There is a limit on the total Rider Income Payment amount in a Rider Income Year and Rider Income Payments may stop under certain circumstances.

Every withdrawal from your Contract is an Excess Withdrawal unless it is a Rider Income Payment or a withdrawal to pay Rider charges. An Excess withdrawal is subject to an Early Withdrawal Charge during the first seven Contract Years. An Excess Withdrawal may have a significant negative impact on the benefits of your Rider. The Rider may not be appropriate for you if you anticipate taking withdrawals other than Rider Income Payments.

You may begin taking Rider Income Payments at any time after the first five Contract Years and you have satisfied the age requirements that apply to the payment option you elected. A request for a Rider Income Payment must be made by a Request in Good Order.

A Rider Income Payment may not exceed the available Rider Income Payment amount. Any withdrawal in excess of the Rider Income Payment amount is considered an Excess Withdrawal. You may not take a Rider Income Payment that is less than $50. You do not have to take Rider Income Payments each Rider Income Year. But Rider Income Payment amounts available for a Rider Income Year that are not taken cannot be carried over to the next Rider Income Year. The available Rider Income Payment amount will never be less than any applicable Required Minimum Distribution, as defined for Rider purposes.

Until the Account Value is exhausted, Rider Income Payments are paid in the form of withdrawals from the Contract and will reduce the Account Value. After that, we will continue to make Rider Income Payments pursuant to the terms of the option you selected.

Rider Income Payments do not reduce the Income Base Amount.

Rider Income Payments will stop on the earliest of:

1)	if the single lifetime option is in effect, the date that the Insured dies;

2)	if the joint lifetime option is in effect and the Insured and Spouse remain married during their joint lives, the date that the survivor of the Insured and Spouse dies;

3)	if the joint lifetime option is in effect but the Insured and Spouse cease to be married during their joint lives, the date that the Insured dies;

4)	the completion of the maximum period that a benefit can be paid under applicable federal tax law; or

5)	the date that this Rider terminates.

Rider Charge

We will assess an annual charge for this Rider at the end of each Contract Year. The Rider charge for each Contract Year is a percentage of your current Income Base Amount. The current Rider charge rate is 0.5%. We may change the Rider charge on any Contract Anniversary. The Rider charge rate cannot exceed the maximum charge rate of 2.5%.

A Rider charge is treated as a withdrawal under your Contract. No Early Withdrawal Charge applies to a withdrawal to pay Rider charges. The charge for your Rider will be taken from the Account Value on each Contract Anniversary, and will be taken from the Purchase Payment Account and Strategies of your Contract in the same order as any other withdrawal.

Example. On a Contract Anniversary, your Income Base Amount is $200,000. The Rider charge at that time is 0.5%. We will take a Rider charge of $1,000 ($200,000 x 0.005) from your Account Value on that Contract Anniversary.

Charges for your Rider will be permanently waived once the Account Value of your Contract is depleted. A prorated portion of the annual charge will be taken upon Surrender of your Contract or upon termination of your Rider. The prorated charge will not be taken if you cancel during the period when you have the right to cancel your Contract.

Rider Charge Refund

We will add the Rider charges back to the Account Value if the Insured dies before the Rider Income Start Date. This refund is not available if the spouse of the Insured elects to become successor owner of the Contract.

Right to Cancel

You may cancel or terminate the Rider at any time by a Request in Good Order. Please see your Rider for more details.

Termination of Rider

The Rider will terminate and all rights under it will end if one of the following occurs:

•	you cancel the Rider during the period when you have the right to cancel your Contract;

•	you terminate the Rider at any other time by a Request in Good Order;

•	you take an Excess Withdrawal that reduces the Income Base Amount below $1,250;

•	you Surrender the Contract;

•	you initiate Income Benefit payments under the Contract; or

•	the completion of all Rider Income Payments due to the death of the Insured, if applicable, or the survivor of the Insured and the Spouse.

Termination If Death Benefit Becomes Payable. The Rider will terminate and all rights under it will end if:

•	a death occurs before the Rider Income Start Date that would give rise to a death benefit under the Contract, unless a successor owner election is made that would cause the Spouse of the Insured to become the Insured; or

•	a death occurs after the Rider Income Start Date that would give rise to a death benefit under the Contract, unless a joint lifetime option is in effect and a successor owner election is made that would cause the Spouse of the Insured to become the Insured.

Termination If You Transfer the Contract. The Rider will terminate and all rights under it will end if:

•	you transfer an interest in the Contract before the Rider Income Start Date that would cause a change in the Insured, unless the transfer causes the Spouse of the Insured to become the Insured; or

•	you transfer an interest in the Contract after the Rider Income Start Date that would cause a change in the Insured, unless a joint lifetime option is in effect and the transfer causes the Spouse of the Insured to become the Insured.

Excess Withdrawal Examples

Every withdrawal from your Contract is an Excess Withdrawal unless it is a Rider Income Payment or a withdrawal to pay Rider charges. An Excess Withdrawal may have a significant negative impact on the benefits of your Rider. The negative impact of an Excess Withdrawal is illustrated in the Excess Withdrawal Examples below.

All examples assume that:

•	you have not started Rider Income Payments;

•	immediately before the Excess Withdrawal, your Account Value is $100,000 and your Income Base Amount is $114,000;

•	your Contract’s current free withdrawal allowance is $10,000; and

•	future Rider Income Payment amounts will use a Rider income percentage of 5%.

Example A: This example shows how an Excess Withdrawal of $4,000 affects the Account Value, the Income Base Amount, and the projected Rider Income Payment amount.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$96,000	Reduced by $4,000 (4% reduction) $4,000 / $100,000 = 4%
Income Base Amount	$114,000	$109,440	Reduced by $4,560 (4% reduction—proportional to AV) $114,000 x 0.04 = $4,560
Future Rider Income Payment Amount at 5%	$5,700	$5,472	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $109,440 x 0.05 = $5,472 (after Excess Withdrawal)

Example B: This example shows how an Excess Withdrawal of $25,000 (including the applicable early withdrawal charge) affects the Account Value, the Income Base Amount, and the projected Rider Income Payment amount.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$75,000	Reduced by $25,000 (25% reduction) $25,000 / $100,000 = 25%
Income Base Amount	$114,000	$85,500	Reduced by $28,500 (25% reduction—proportional to AV) $114,000 x 0.25 = $28,500
Future Rider Income Payment Amount at 5%	$5,700	$4,725	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $85,500 x 0.05 = $4,725 (after Excess Withdrawal)

Example C: This example shows how an Excess Withdrawal equal to the Account Value can terminate the rider and result in the loss of all future guaranteed Rider Income Payments.

	Before Excess Withdrawal	After Excess Withdrawal	Explanation
Account Value	$100,000	$0	Reduced by $100,000 (100% reduction) $100,000 / $100,000 = 100%
Income Base Amount	$114,000	$0	Reduced by $114,000 (100% reduction—proportional to AV) $114,000 x 1.00 = $114,000
Future Rider Income Payment Amount at 5%	$5,700	$0	Based on Income Base Amount $114,000 x 0.05 = $5,700 (before Excess Withdrawal) $0 x 0.05 = $0 (after Excess Withdrawal)

Effect on Indexed Strategy Availability. After the Rider Income Start Date, the Moderate Indexed Strategy and the Aggressive Indexed Strategy (each, a “Closed Indexed Strategy”) will not be available for the next Term and the following rules will apply.

•	The amount held in the Closed Indexed Strategy will not automatically renew into a new Term of the Closed Indexed Strategy. If we do not receive your Request in Good Order to transfer the funds held in the Closed Indexed Strategy prior to the end of the Term, we will automatically transfer the applicable amount based on the normal transfer rules for funds held under Strategies that are no longer available.

•	The Bailout provision will not apply to withdrawals from the Closed Indexed Strategy at the end of the Term.

Withdrawals to Pay Rider Charges or Rider Income Payments. Withdrawals made from the Contract to pay charges for this Rider or to pay Rider Income Payments will be subject to all of the terms and conditions of the Contract, except:

•	the amount withdrawn shall not be subject to an Early Withdrawal Charge;

•	it need not meet the minimum amount for a withdrawal as determined under the Contract;

•	it may reduce the Account Value of the Contract below the minimum that is otherwise required, but we will not terminate the Contract if such withdrawals reduce the Account Value of the Contract below such minimum; and

•	it may completely exhaust the Account Value of the Contract.

Adjustments to Indexed Strategies. An adjustment for Vested Index Gain or Vested Index Loss will apply to a withdrawal to pay Rider Income Payments or Rider charges that is taken from an Indexed Strategy. If a withdrawal to pay a Rider Income Payment or a Rider charge is scheduled for a date that is not a Market Day, then we will process the withdrawal on the scheduled date using values at the most recent Market Close.

Free Withdrawal Allowance. Withdrawals to pay Rider Income Payments will reduce the amount that may otherwise be taken without an Early Withdrawal Charge pursuant to the free withdrawal allowance under the Contract.

Amounts Payable under the Contract. Withdrawals to pay Rider Income Payments and Rider charges will reduce the Account Value under the Contract. This will, in turn, reduce the amount payable upon Surrender, the Death Benefit based on the Account Value and the amount used to provide Income Benefit payments under the Contract. Withdrawals to pay Rider Income Payments and Rider charges will also reduce any Death Benefit based on a Return of Premium.

Continuation of Contract. If the Account Value of the Contract is completely exhausted by payment of Rider Income Payments or Rider charges, the Contract shall not terminate until the Rider terminates. However, no Excess Withdrawals are possible, and no Income Benefit payments are possible because the Contract cannot be annuitized.

Premium and Other Taxes

We reserve the right to deduct from the Purchase Payment or Account Value any taxes relating to the Contract paid by us to any government entity (including, but not limited to, premium taxes, Federal, state and local withholding of income, estate, inheritance, other taxes required by law, and any new or increased state income taxes that may be enacted into law).

Currently some state governments impose premium taxes on annuities. These taxes currently range from zero to 3.5% depending upon the jurisdiction and the tax qualification of the Contract. A federal premium tax has been proposed but not enacted. We may deduct any applicable premium taxes from the Purchase Payments or the Account Value at the time that the tax is imposed. In addition, the amount used to provide Income Benefit payments and the amount payable as the Death Benefit will be reduced by premium taxes and other taxes not previously deducted.

Income Taxes

We reserve the right to deduct from the Contract for any income taxes which we incur because of the Contract. At the present time, however, we are not incurring any such income tax or making any such deductions.

Federal Tax Considerations

This section provides a general description of federal income tax considerations relating to the Contracts. The purchase, holding and transfer of a Contract may have federal estate and gift tax consequences in addition to income tax consequences. Estate and gift taxation is not discussed in this prospectus. State taxation will vary depending on the state in which you reside, and is not discussed in this prospectus.

The tax information provided in this prospectus is not intended or written to be used as legal or tax advice. It is written solely to provide general information related to the sale and holding of the Contracts. A taxpayer cannot use it for the purpose of avoiding penalties that may be imposed under the tax laws. You should seek advice on legal or tax questions based on your particular circumstances from an attorney or tax advisor who is not affiliated with Great American Life.

Tax Deferral on Annuities

Internal Revenue Code (“IRC”) Section 72 governs taxation of annuities in general. The income earned on a Contract is generally not included in income until it is withdrawn from the Contract. In other words, a Contract is a tax-deferred investment. Tax deferral is not available for a Contract when an Owner is not a natural person unless the Contract is part of a tax-qualified retirement plan or the Owner is a mere agent for a natural person. For a nonqualified deferred compensation plan, this rule means that the employer as Owner of the Contract will generally be taxed currently on any increase in the Surrender Value, although the plan itself may provide a tax deferral to the participating employee.

Tax-Qualified Retirement Plans

Annuities may also qualify for tax-deferred treatment, or serve as a funding vehicle, under tax-qualified retirement plans that are governed by other IRC provisions. These provisions include IRC Section 401 (pension, profit sharing, and 401(k) plans), IRC Section 403(b) (tax-sheltered annuities), IRC Sections 408 and 408A (individual retirement annuities), and IRC Section 457(b)

(governmental deferred compensation plans). Tax-deferral is generally also available under these tax-qualified retirement plans through the use of a trust or custodial account without the use of an annuity.

The tax law rules governing tax-qualified retirement plans and the treatment of amounts held and distributed under such plans are complex. If the Contract is to be used in connection with a tax-qualified retirement plan, including an individual retirement annuity (“IRA”) under a Simplified Employee Pension (SEP) Plan, you should seek competent legal and tax advice regarding the suitability of the Contract for your particular situation.

Contributions to a tax-qualified Contract are typically made with pre-tax dollars, while contributions to other Contracts are typically made from after-tax dollars, though there are exceptions in either case. Tax-qualified Contracts may also be subject to restrictions on withdrawals that do not apply to other Contracts. These restrictions may be imposed to meet the requirements of the IRC or of an employer plan.

Following is a brief description of the types of tax-qualified retirement plans for which the Contracts are available.

Individual Retirement Annuities. IRC Sections 219 and 408 permit certain individuals or their employers to contribute to an individual retirement arrangement known as an “Individual Retirement Annuity” or “IRA”. Under applicable limitations, an individual may claim a tax deduction for certain contributions to an IRA. Contributions made to an IRA for an employee under a Simplified Employee Pension (SEP) Plan or Savings Incentive Match Plan for Employees (SIMPLE) established by an employer are not includable in the gross income of the employee until distributed from the IRA. Distributions from an IRA are taxable to the extent that they represent contributions for which a tax deduction was claimed, contributions made under a SEP plan or SIMPLE, or income earned within the IRA.

Roth IRAs. IRC Section 408A permits certain individuals to contribute to a Roth IRA. Contributions to a Roth IRA are not tax deductible. Tax-free distributions of contributions may be made at any time. Distributions of earnings are tax-free following the five-year period beginning with the first year for which a Roth IRA contribution was made if the Owner has attained age 59 1/2, become disabled, or died, or for qualified first-time homebuyer expenses.

Tax-Sheltered Annuities. IRC Section 403(b) of permits public schools and charitable, religious, educational, and scientific organizations described in IRC Section 501(c)(3) to establish “tax-sheltered annuity” or “TSA” plans for their employees. TSA contributions and Contract earnings are generally not included in the gross income of the employee until distributed from the TSA. Amounts attributable to contributions made under a salary reduction agreement cannot be distributed until the employee attains age 59 1/2, severs employment, becomes disabled, incurs a hardship, is eligible for a qualified reservist distribution, or dies. The IRC and the plan may impose additional restrictions on distributions.

Pension, Profit–Sharing, and 401(k) Plans. IRC Section 401 permits employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish such plans for themselves and their employees. These plans may use annuity contracts to fund plan benefits. Generally, contributions are deductible to the employer in the year made, and contributions and earnings are generally not included in the gross income of the employee until distributed from the plan. The IRC and the plan may impose restrictions on distributions. Purchasers of a Contract for use with such plans should seek competent advice regarding the suitability of the Contract under the particular plan.

Governmental Eligible Deferred Compensation Plans. State and local government employers may purchase annuity contracts to fund eligible deferred compensation plans for their employees, as described in IRC Section 457(b). Contributions and earnings are generally not included in the gross income of the employee until the employee receives distributions from the plan. Amounts cannot be distributed until the employee attains age 70 1/2, severs employment, becomes disabled, incurs an unforeseeable emergency, or dies. The plan may impose additional restrictions on distributions.

Roth TSAs, Roth 401(k)s, and Roth 457(b)s. IRC Section 402A permits TSA plans, 401(k) plans, and governmental 457(b) plans to allow participating employees to designate some part or all of their future elective contributions as Roth contributions. Roth contributions to a TSA plan, 401(k) plan, or governmental 457(b) plan are included in the employee’s taxable income as earned. Amounts attributable to Roth TSA, Roth 401(k), or Roth 457(b) contributions must be held in a separate account from amounts attributable to traditional pre-tax TSA, 401(k), or 457(b) contributions. Distributions from a Roth TSA, Roth 401(k), or Roth 457(b) account are considered to come proportionally from contributions and earnings. Distributions attributable to Roth account contributions are tax-free. Distributions attributable to Roth account earnings are tax-free following the five-year period beginning with the first year for which Roth contributions are made to the plan if the employee has attained age 59 1/2, become disabled, or died. A Roth TSA, Roth 401(k), or Roth 457(b) account is subject to the same distribution restrictions that apply to amounts attributable to traditional pre-tax TSA, 401(k), or 457(b) contributions made under a salary reduction agreement. The plan may impose additional restrictions on distributions.

Nonqualified Deferred Compensation Plans

Employers may invest in annuity contracts in connection with unfunded deferred compensation plans for their employees. Such plans may include eligible deferred compensation plans of non-governmental tax-exempt employers, as described in IRC Section 457(b); deferred compensation plans of both governmental and nongovernmental tax-exempt employers that are taxed under IRC Section 457(f) and subject to Section 409A; and nonqualified deferred compensation plans of for-profit employers subject to Section 409A. In most cases, these plans are designed so that amounts credited under the plan will not be includable in the employees’ gross income until paid under the plan. In these situations, the annuity contracts are not plan assets and are subject to the claims of the employer’s general creditors. Whether or not made from the Contract, benefits payments are subject to restrictions imposed by the IRC and the plan.

Summary of Income Tax Rules

The following chart summarizes the basic income tax rules governing tax-qualified retirement plans, nonqualified deferred compensation plans, and other Contracts.

	Tax-Qualified Contracts and Plans	Nonqualified Deferred Compensation Plans	Other Annuity Contracts
Plan Types

•    IRC §408 (IRA, SEP, SIMPLE IRA)

•    IRC §408A (Roth IRA)

•    IRC §403(b) (Tax-Sheltered Annuity)

•    IRC §401 (Pension, Profit–Sharing, 401(k))

•    Governmental IRC §457(b)

•    IRC §402A (Roth TSA, Roth 401(k), or Roth 457(b))

		• IRC §409A • Nongovernmental IRC §457(b) • IRC §457(f)	• IRC §72 only
Who May Purchase a Contract	Eligible employee, employer, or employer plan.	Employer on behalf of eligible employee. Employer generally loses tax-deferred status of Contract itself.	Anyone. Non-natural person will generally lose tax-deferred status.
Distribution Restrictions	Distributions from Contract or plan may be restricted to meet requirements of the Internal Revenue Code and/or terms of the retirement plan.		None.
Taxation of Withdrawals, Surrenders, and Lump Sum Death Benefit	Generally, 100% of distributions must be included in taxable income. However, the portion that represents an after-tax contributions or other “investment in the contract” is not taxable. Distributions from Roth IRA are deemed to come first from after-tax contributions. Distributions from other Contracts are generally deemed to come from investment in the contract on a pro-rata basis. Distributions from §408A Roth IRA or §402A Roth TSA, Roth 401(k), or Roth 457(b) are completely tax free if certain requirements are met.

Generally, distributions must be included in taxable income until all earnings are paid out. Thereafter, distributions are tax-free return of the “investment in the contract”.

However, distributions are tax-free until any contributions made before August 14, 1982 are returned.

Taxation of Payout Option Payments (Income Benefit or Death Benefit)	A percentage of each payment is tax free equal to the ratio of after-tax “investment in the contract” (if any) to the total expected payments, and the balance is included in taxable income. Once the after-tax “investment in the contract” has been recovered, the full amount of each benefit payment is included in taxable income. Distributions from a Roth IRA, Roth TSA, Roth 401(k), or Roth 457(b) are completely tax free if certain requirements are met.
Possible Penalty Taxes for Distributions Before Age 59 1⁄2	Taxable portion of payments made before age 59 1⁄2 may be subject to 10% penalty tax (or 25% for a SIMPLE IRA during the first two years of participation). Penalty taxes do not apply to payments after the participant’s death, or to §457 plans. Other exceptions may apply.	No penalty taxes.	Taxable portion of payments made before age 59 1⁄2 may be subject to a 10% penalty tax. Penalty taxes do not apply to payments after the Owner’s death. Other exceptions may apply.
Assignment/ Transfer of Contract	Assignment and transfer of Ownership generally not permitted.		Generally, deferred earnings taxable to transferor upon transfer or assignment. Gift tax consequences are not discussed herein.
Federal Income Tax Withholding	Eligible rollover distributions from §401, §403(b), and governmental §457(b) plans are subject to 20% mandatory withholding on taxable portion unless direct rollover. For other payments, Payee may generally elect to have taxes withheld or not.	Generally subject to wage withholding.	Generally, Payee may elect to have taxes withheld or not.

Rollovers, Transfers, and Exchanges

Amounts from a tax-qualified Contract may be rolled over, transferred, or exchanged into another tax-qualified account or retirement plan as permitted by the Internal Revenue Code and the terms of the retirement plan(s). Amounts may be rolled over, transferred, or exchanged into a tax-qualified Contract from another tax-qualified account or retirement plan as permitted by the Internal Revenue Code and the terms of the retirement plan(s). In most cases, such a rollover, transfer, or exchange is not taxable, unless the rollover of pre-tax amounts is made into a Roth IRA, a Roth TSA, Roth 401(k), or Roth 457(b). Rollovers, transfers, and exchanges are not subject to normal contribution limits. The Internal Revenue Code or the terms of a retirement plan may require that rollovers be held in a separate Contract from other plan funds.

Amounts from a non-tax-qualified Contract may be exchanged for another non-tax-qualified annuity contract on a tax-free basis as permitted by the Internal Revenue Code. Amounts may be exchanged into a non-tax-qualified Contract from a life insurance policy, an endowment contract, or another non-tax-qualified annuity contract on a tax-free basis as permitted by the Internal Revenue Code.

Required Distributions

The Contracts are subject to the required distribution rules of federal tax law. These rules vary based on the tax qualification of the Contract or the plan under which it is issued.

For a tax-qualified Contract other than a Roth IRA, required minimum distributions must generally begin by April 1 following attainment of age 70 1⁄2. However, for a 403(b) Tax-Sheltered Annuity Plan, a 401 Pension, Profit-Sharing, or 401(k) Plan, or a 457(b) Governmental Deferred Compensation Plan, a participant who is not a 5% owner of the employer may delay required minimum distributions until April 1 following the year in which the participant retires from that employer. The required minimum distributions during life are calculated based on standard life expectancy tables adopted under federal tax law.

For a Roth IRA or for a Contract that is not tax-qualified, there are no required distributions during life.

All Contracts are generally subject to required distributions after death. Generally, if payments have begun under a payout option during life or if the required beginning date for distributions from a tax-qualified Contract had been reached, then after death any remaining payments must be made at least as rapidly as those made or required before death. Otherwise, the death benefit must be paid out in full within five years after death, or must be paid out in substantially equal payments beginning within one year of death over a period not exceeding the life expectancy of the designated beneficiary.

For a traditional IRA, a Roth IRA, or a Contract that is not tax-qualified, a beneficiary who is a surviving spouse may elect out of these requirements, and apply the required distribution rules as if the Contract were his or her own. For this purpose, federal tax law recognizes as married any two people whose marriage is valid in the state in which it was celebrated. A civil union or domestic partnership is not considered a marriage.

Right to Cancel (Free Look)

If you change your mind about owning the Contract, you can cancel it within 20 days after you receive it. If you purchased this Contract to replace an existing contract, you have 30 days after you receive it. This is known as a “free look.” The right to cancel period may be longer in some states.

To cancel your Contract, you must submit your request to cancel to the producer who sold it or send it to us at P.O. Box 5423, Cincinnati, OH 45201-5423. Your request to cancel must be in writing and signed by you.

When you cancel the Contract within this free look period, we will not assess an Early Withdrawal Charge. Unless otherwise required by state law, you will receive whatever your Contract is worth on the day that we receive your cancellation request. The amount you receive may be more or less than your Purchase Payment(s) depending upon the amount of interest earned by your Contract during the free look period and any adjustment for Vested Index Gain or Vested Index Loss that applies as of the day that we receive your cancellation request. This means that you bear the risk of any decline in the Account Value of your Contract during the free look period. We do not refund any charges or deductions assessed during the free look period that relate to a withdrawal taken before you cancel the Contract.

In certain states, we are required to give back your Purchase Payment(s) if you decide to cancel your Contract during the free look period. If we are required by law to refund your Purchase Payment(s), we reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period.

Annual Statement and Confirmations

At least once each calendar year, we will send you a statement that will show:

1)	your Account Value;
2)	all transactions regarding your Contract during the year; and
3)	the interest credited to your Contract and the adjustments for Vested Index Gains and Vested Index Losses credited to your Contract.

Such statements will be sent to your last known address on our records. You will have 60 days from the date you receive such statement to inform us of any errors, otherwise such statement will be deemed final and correct.

We will send out written confirmations of financial transactions in your Contract. Unless you inform us of any errors within 60 days of receipt of a confirmation, we will consider it to be accurate and complete.

Electronic Delivery

You may elect to receive electronic delivery of the Contract prospectus and other Contract related documents. Contact us at our website at www.GAIGannuities.com for more information and to enroll.

Abandoned Property Requirements

Every state has unclaimed property laws. These laws generally declare annuity contracts to be abandoned after a period of inactivity of three to five years: (1) from the Income Start Date; or (2) from the date of death for which a Death Benefit is due and payable. For example, if the payment of a death benefit has been triggered, but the beneficiary does not come forward to claim the death benefit in a timely manner, the unclaimed property laws will apply.

If a Death Benefit, Income Benefit payments or other contract proceeds are unclaimed, we will pay them to the abandoned property division or unclaimed property office of the applicable state. (Escheatment is the formal, legal name for this process.) For example, on an unclaimed Death Benefit, depending on the circumstances, the proceeds are paid: (1) to the state where the beneficiary last resided, as shown on our books and records; (2) to the state where the contract owner last resided, as shown on our books and records; or (3) to Ohio, which is our state of domicile. The state will hold the proceeds without interest until a valid claim is made by the person entitled to the proceeds.

To prevent escheatment of the Death Benefit, Income Benefit payments or other proceeds from your Contract, it is important:

•	to update your contact information, such as your address, phone number and email address, if and as it changes; and

•	to update your Beneficiary and other designations, including complete names, complete addresses, phone numbers, and social security numbers, if and as they change.

Please contact us at P.O. Box 5423, Cincinnati, OH 45201-5423, or call us at 1-800-789-6771, to make such changes.

State unclaimed property laws do not apply to annuity contracts that are held under an employer retirement plan that is subject to the Employee Retirement Income Security Act of 1974 (ERISA).

Ownership Provisions

Owner

The Owner is the person with authority to exercise all of the ownership rights under a Contract, such as making allocations among the Strategies, electing a payout option, and designating the Annuitant, Beneficiary and payee. If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.

An Owner must ordinarily be a natural person, or a trust or other legal entity holding a Contract for the benefit of a natural person. If an Owner is a non-natural person, then the age of the eldest Annuitant will be treated as the age of the owner for all purposes under this Contract. A trustee that owns a Contract is considered to be a non-natural person for all purposes under the Contract.

Successor Owner

In some cases, your spouse may succeed to the ownership of the Contract after your death. Specifically, if a Death Benefit is payable on account of your death and your spouse is the sole Beneficiary under the Contract, he or she will become the successor owner of the Contract if: (1) you make a Request in Good Order to that effect before your death; or (2) after your death, your spouse makes a Request in Good Order to that effect within one year of your death and before the Death Benefit Start Date. A successor owner will succeed to all rights of ownership under the Contract except the right to name another successor owner.

For this purpose, your spouse in any person recognized as your spouse under the law of your state, In addition to your spouse, in some states, a surviving partner of a civil union or domestic partnership may become a successor owner of the Contract. However, a civil union partner or domestic partner who becomes a successor owner must receive distributions from the Contract after your death under the required distribution rules of federal tax law that apply to a nonspouse beneficiary.

Joint Owners

•	For a Tax Qualified Contract. No joint owner is permitted.

•	For any other Contract. Two persons may jointly own the Contract. Each joint owner may exercise allocation and transfer rights independently. All other rights of ownership must be exercised by joint action.

A surviving joint owner will be deemed to be the sole Beneficiary of any Death Benefit that becomes payable on the death of the first owner to die, regardless of any Beneficiary designation. A surviving joint owner who is the spouse (or civil union partner/domestic partner in applicable states) of the deceased owner may become the successor owner of the Contract in lieu of receiving the Death Benefit.

Transfer of Ownership

•	For a Tax Qualified Contract. You may not transfer, sell or in any way alienate your interest in the Contract except to the limited extent provided in the tax qualification endorsement.

•	For any other Contract. You may not transfer ownership at any time during your lifetime unless you make a Request in Good Order for our consent to the transfer and we consent in writing. We will review such requests on a non-discriminatory basis. We reserve the right to reject your request to transfer ownership. Except as otherwise elected or required by law, a transfer of ownership will not cancel a designation of an Annuitant or Beneficiary or a payout option election. A transfer of ownership may have adverse tax consequences.

A request to transfer ownership must be in writing.

Assignment

•	For a Tax Qualified Contract. You may not pledge, charge, encumber, alienate, commute, or in any way assign or transfer the Contract or any interest you have in the Contract, except to the limited extent, if any, provided in the tax qualification endorsement.

•	For any other Contract. You may not pledge, charge, encumber, alienate, commute, or in any way assign or transfer this Contract or any interest you have in this Contract unless you make a Request in Good Order for our consent to the assignment and we consent in writing. We will review such requests on a non-discriminatory basis. We reserve the right to reject your request to assign any interest in this Contract.

We are not responsible for the validity any assignment. An assignment may have adverse tax consequences. An assignment must be made by a Request in Good Order. We will not be bound by an assignment until we acknowledge it. An assignment is subject to any payment made or any action we take before we acknowledge it.

The person to whom you make an assignment is called an assignee. The rights of an assignee, including the right to any payment under this Contract, come before the rights of an Owner, Annuitant, Beneficiary, or other payee.

A request to assign the Contract must be in writing.

Loans

Loans are not available under the Contract.

Annuitant Provisions

The Annuitant is the natural person on whose life Income Benefit payments are based. If there is more than one Annuitant, each Annuitant will be a Joint Annuitant of the Contract.

•	For a Tax Qualified Contract. The Annuitant must be the Owner. If the Owner is a plan sponsor or trustee, then the Annuitant is the designated natural person for whose benefit the Contract was purchased and this designation cannot be changed.

•	For any other Contract. The Annuitant is the person or persons designated by you. If you do not designate an Annuitant or if no Annuitant designated by you is surviving, then the Annuitant will be each Owner who is a natural person.

You generally may make or change a designation of Annuitant at any time before the Income Start Date. A designation of Annuitant may not be changed at any time there is a non-human owner, such as a trust or a corporation. Before a Contract is issued or transferred to a grantor-type trust, as defined by federal tax law, we may require each grantor of the trust be named as an Annuitant.

A designation of an annuitant must be made by a Request in Good Order.

Except as otherwise elected or as required by law, a change of Annuitant will not cancel a designation of a Beneficiary or a payout option election.

Primary and Contingent Beneficiary Provisions

The primary Beneficiary is the person entitled to receive any Death Benefit that is to be paid under this Contract. The Beneficiary will be the measuring life for life contingent Death Benefit payments (Option B and Option C).

•	If there is a joint owner and that joint owner survives you, then that joint owner is the Beneficiary regardless of any designation of Beneficiary made by you.

•	If there is no joint owner who survives you, than the Beneficiary is the person or persons whom you designate.

•	If there is no joint owner or Beneficiary designated by you who survives you, then your estate will be the Beneficiary.

If a Beneficiary dies within 30 days after your death, we will assume that he or she did not survive you for purposes of this Contract.

Joint Primary Beneficiaries. You may designate two or more persons jointly as the primary Beneficiary. Unless you state otherwise, joint Beneficiaries who survive you will be entitled to equal shares.

Contingent Beneficiaries. A contingent Beneficiary is a Beneficiary designated to receive a benefit only if a primary Beneficiary dies before you. You may designate one or more persons as contingent Beneficiary. Unless you state otherwise, a contingent Beneficiary will be entitled to a benefit only if there is no primary Beneficiary who survives you.

Trust Owner as Beneficiary. Before a contract is issued or transferred to a trust, we may require that the trust be named as the Beneficiary. Once named, we may decline any request to change the Beneficiary as long as the trust owns the Contract.

How to Designate a Beneficiary or Change a Designation

You may make or change a designation of Beneficiary at any time so long as you have not specified that a prior designation is irrevocable and no death has occurred for which a Death Benefit is payable. A designation of Beneficiary must be made by a Request in Good Order. We must receive the request on or before the date of death for which a Death Benefit is payable. Except as otherwise elected or as required by law, a change of Beneficiary will not cancel a designation of an Annuitant or a payout option election.

Payees under the Contract

A payee is a person to whom benefits are paid under this Contract.

•	For a Tax Qualified Contract. You are the Annuitant under the Contract and, as the Annuitant, you are the payee of the Annuity Benefit. The Beneficiary is the payee of the Death Benefit.

•	For any other Contract. The Annuitant under the Contract is the payee of the Annuity Benefit. If you are not the Annuitant, you can elect to have the Income Benefit payments made to you as payee. The Beneficiary is the payee of the Death Benefit.

A designation or change of payee must be made by a Request in Good Order. Irrevocable naming of a payee other than the Owner can have adverse tax consequences. In any event, the Annuitant will be the person on whose life Annuity Benefits payments are based and the Beneficiary will be the person on whose life Death Benefit payments under a payout option will be based. No change of payee at any time will change this.

Other Contract Provisions

Amendment of the Contract

We reserve the right to amend the Contracts to comply with applicable Federal or state laws or regulations. We will notify you in writing of any such amendments.

Misstatement

We may require proof of the age of the Annuitant, Owner and/or the Beneficiary before making any payments under the Contract that are measured by the Annuitant’s, Owner’s or Beneficiary’s life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age. If payments based on the correct age would have been higher, we will pay the underpaid amount with interest. If payments would be lower, we may deduct the overpaid amount, with interest, from succeeding payments.

Involuntary Termination of Contracts Without a Rider

We may terminate your Contract at any time that the Account Value is less than the minimum required value of $5,000 due to poor market performance or withdrawals from the Contract. For example, we may terminate your Contract if a loss on the Moderate Indexed Strategy or Aggressive Indexed Strategy causes your Account Value to fall below $5,000.

If we terminate your Contract, we will pay you the Surrender Value determined as of the date that we terminate your Contract.

Involuntary Termination of Contracts With a Rider

•	Before you start Rider Income Payments

We may terminate your Contract and your Rider at any time that the Account Value is less than the minimum required value of $5,000 due to poor market performance or withdrawals from the Contract. For example, we may terminate your Contract and your Rider if a loss on the Moderate Indexed Strategy or Aggressive Indexed Strategy causes your Account Value to fall below $5,000.

Exception. We will not terminate your Contract or your Rider if withdrawals to pay Rider charges reduce the Account Value to less than $5,000.

•	After you start Rider Income Payments

We may terminate your Contract and your Rider at any time that the Account Value is less than the minimum required value of $5,000 if you take a withdrawal in excess of Rider Income Payments and that withdrawal leaves an Account Value that is less than $5,000.

Exception: We will not terminate our Contract or your Rider if withdrawals to pay Rider Income Payments, withdrawals to pay Rider charges, or poor market performance reduce the Account Value to less than $5,000. Please note that, if such withdrawals or market performance reduce the Account Value to zero, Rider income Payments will continue, but you will not be able to take any other withdrawals from the Contract or initiate Income Benefit payments under the Contract.

If we terminate your Contract and your Rider, we will pay you the Surrender Value determined as of the date that we terminate your Contract, less a pro-rata share of the Rider charge. The pro-rata share of the Rider charge will be based on the number of days that have elapsed since the start of the Contract Year. For example, if the annual Rider charge is $1,000 and we terminate your Contract and your Rider 73 days after the start of a Contract Year, then the pro-rata factor will be 20% (73 / 365 = 0.20) and the Rider charge will be $200 ($1,000 x 0.20).

State Variations

Contracts issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. These differences include, among other things, free look rights, age issuance limitations, transfer rights and limitations, the right to reject a Purchase Payment and the general availability of certain features. However, please note that the maximum charge is set forth in this prospectus. This prospectus describes all the material features of the Contract. If you would like to review a copy of the Contract and any endorsements, contact our Administrative Office.

Distribution of the Contracts

Great American Advisors, Inc. (“GAA”) is the principal underwriter and distributor of the securities offered through this prospectus. GALIC and GAA are affiliated because both companies are subsidiaries of Great American Financial Resources, Inc. (“GAFRI”). GAA also acts as the principal underwriter and distributor of the variable annuity contracts that are issued by one of our subsidiaries.

GAA’s principal executive offices are located at 301 E Fourth Street, Cincinnati, Ohio 45202. GAA is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as the securities regulators in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”).

Contracts are sold by licensed insurance agents (the “Selling Agents”) in those states where the Contract may be lawfully sold. Such Selling Agents will be appointed agents of GALIC and will be registered representatives of unaffiliated broker-dealer firms (the “Selling Broker-Dealers”) that have entered into selling agreements with us and GAA. Selling Broker-Dealers will be registered under the Securities Exchange Act of 1934 and will be members of FINRA.

FINRA provides background information about broker-dealers and their registered representatives through FINRA BrokerCheck. You may contact the FINRA BrokerCheck Hotline at 1-800-289-9999, or log on to www.finra.org to learn more about GAA, your Selling Agent and his or her Selling Broker Dealer.

GAA receives no compensation for acting as underwriter of the Contracts; however, GAFRI pays for some of GAA’s operating and other expenses, including overhead, legal, and accounting fees. GALIC may reimburse GAA for certain sales expenses, such as marketing materials and advertising expenses, and other expenses of distributing the Contracts.

GALIC or GAA pay the Selling Broker-Dealers compensation for the promotion and sale of the Contract. The Selling Agents who solicit sales of the Contract typically receive a portion of the compensation paid to the Selling Broker-Dealers in the form of commissions or other compensation, depending on the agreement between the Selling Broker-Dealer and the Selling Agent.

The amount and timing of commissions paid to Selling Broker-Dealers may vary depending on the selling agreement but is not expected to be more than 6% of each Purchase Payment. Some Selling Broker-Dealers may elect to receive a lower commission when a Purchase Payment is made, along with annual trail commissions up to 1.5% of Account Value for so long as a contract remains in effect or as agreed in the selling agreement. GALIC may pay or allow other promotional incentives or payments in the form of cash or other compensation to the extent permitted by FINRA rules and other applicable laws and regulations.

GALIC also may pay compensation to wholesaling broker-dealers or other firms or intermediaries in return for wholesaling services such as providing marketing and sales support, product training and administrative services to the Selling Agents of the Selling Broker-Dealers. These allowances may be based on a percentage of a Purchase Payment.

In addition to the compensation described above, GALIC may make additional cash payments, in certain circumstances referred to as “override” compensations, or reimbursements to Selling Broker-Dealers in recognition of their marketing and distribution, transaction processing and/or administrative services support. These payments are not offered to all Selling Broker-Dealers, and the terms of any particular agreement governing the payments may vary among Selling Broker-Dealers depending on, among other things, the level and type of marketing and distribution support provided. Marketing and distribution support services may include, among other services, placement of GALIC’s products on the Selling Broker-Dealers’ preferred or recommended list, increased access to the Selling Broker-Dealers’ registered representatives for purposes of promoting sales of GALIC products, assistance in training and education of the Selling Agents, and opportunities for GALIC and GAA to participate in sales conferences and educational seminars. The payments or reimbursements may be calculated as a percentage of the particular Selling Broker-Dealer’s actual or expected aggregate sales of our indexed annuity contracts (including the Contract) and/or may be a fixed dollar amount. Broker-dealers receiving these additional payments may pass on some or all of the payments to the Selling Agents.

You should ask your Selling Agent for further information about the commissions or other compensation that he or she, or the Selling Broker-Dealer for which he or she works, may receive in connection with your purchase of a Contract.

There is no front-end sales load deducted from the Purchase Payment(s) to pay sales commissions. Commissions and other incentives or payments described above are not charged directly to you. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contract.

Legal Opinion on Contracts

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of Great American Life, its authority to issue such Contracts under Ohio law and the validity of the forms of the Contracts under Ohio law have been passed on by John P. Gruber, General Counsel of Great American Life. As a participant in various stock and employee benefit plans, Mr. Gruber owns shares of, and options to purchase, common stock of American Financial Group, Inc., the parent company of Great American Life.

Experts

The consolidated financial statements and schedule of Great American life insurance Company at December 31, 2014, and 2013, and for each of the three years in the period ended December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Securities and Exchange Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Great American Life pursuant to its articles of incorporation or its code of regulations or pursuant to any insurance coverage or otherwise, Great American Life has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

GREAT AMERICAN LIFE INFORMATION

Overview

Great American Life is a stock insurance company incorporated in 1961. We are domiciled in the state of Ohio and have been continuously engaged in the insurance business since that time. We are licensed to conduct life insurance business in all states of the United States except New York, as well as the District of Columbia, Guam and the U.S. Virgin Islands. Our home office and Administrative Office are located at 301 East Fourth Street, Cincinnati, Ohio 45202.

We are a wholly-owned subsidiary of American Financial Group, Inc. (“AFG”), a publicly traded company. American Financial Group, Inc. is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and fixed-indexed annuities.

Here is a chart that shows the relationships among AFG, Great American Life and other AFG subsidiaries that are mentioned in this part of this prospectus. Each subsidiary in the chart is wholly-owned by its immediate parent.

No company other than Great American Life has any legal responsibility to pay amounts owed under the Contract. You should look to the financial strength of Great American Life for its claims-paying ability.

Our General Account

Our general account (the “General Account”) holds all our assets other than assets in our insulated separate accounts. We own our General Account assets, and, subject to applicable law, have sole investment discretion over them. The assets are subject to our general business operation liabilities and claims of our creditors and may lose value. Our General Account assets fund the guarantees provided in the Contracts.

We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in Federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

We place a majority of the Purchase Payments made under the Contract in our General Account where we primarily invest the assets in a variety of fixed income securities.

We place a portion of the Purchase Payments made under the Contract in a non-unitized separate account (the “Separate Account”) that is not registered with the Securities and Exchange Commission. We established and maintain the Separate Account pursuant to the laws of our domiciliary state for the purpose of supporting our obligation to pay adjustments for Index Gains and Index Losses associated with the Indexed Strategies. The assets of the Separate Account are held in our name on behalf of the Separate Account and legally belong to us. The assets in the Separate Account are not chargeable with liabilities arising out of any other business that we conduct. We may invest these assets in hedging instruments, including derivative contracts as well as other assets permitted under state law. To support our obligations to pay adjustments for Index Gains and Index Losses associated with the Indexed Strategies, we may move money between the Separate Account and our General Account.

Contract owners do not have any interest in or claim on the assets in the Separate Account. Nor do Contract owners participate in any way in the performance of assets held in the Separate Account.

Reliance on Rule 12h-7

Great American Life relies on the exemption provided by Rule 12h-7 under the Securities Exchange Act of the 1934 Act from the requirement to file reports pursuant to Section 15(d) of that Act.

Legal Proceedings

Great American Life and its subsidiaries are involved in litigation from time to time, generally arising in the ordinary course of business. This litigation may include, but is not limited to, general commercial disputes, lawsuits brought by contract owners and policyholders, employment matters, reinsurance collection matters and actions challenging certain business practices of insurance subsidiaries. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, Great American Life does not believe any such action or proceeding will have a material adverse effect upon its ability to meet its obligations under the Contracts.

Code of Ethics

AFG has adopted a Code of Ethics applicable to all employees of AFG and its subsidiaries, including Great American Life. The Code is available on AFG’s website at www.AFGinc.com, under “Company.” If you would like a paper copy of the Code, contact us at P.O. Box 5423, Cincinnati OH 45201-5423 or call us at 1-800-789-6771. AFG intends to satisfy any disclosure requirements regarding any amendments to, or waivers from, provisions of the Code by posting such information on its website as promptly as practicable, as may be required by applicable SEC and NYSE rules.

Information on GALIC’s Business and Property

NOTE: In this section of this prospectus, GALIC means Great American Life Insurance Company and its subsidiaries.

Annuity Segment

General. GALIC sells traditional fixed and fixed-indexed annuities in the retail, financial institutions and education markets through independent producers and through direct relationships with certain financial institutions. See Note B- “Segments of Operations” to the financial statements for information of GALIC’s assets, revenues and earnings before income taxes by segment. The annuity operations employed approximately 500 people at December 31, 2014. These operations are conducted primarily through the subsidiaries listed in the following table, which includes 2014 statutory annuity premiums (in millions), annuity policies in force and independent ratings.

Company	Annuity Premiums	Annuity Policies In Force	Ratings
			AM Best	S&P
Great American Life Insurance Company	$3,463	348,500	A	A+
Annuity Investors Life Insurance Company	229	126,000	A	A+

GALIC believes that the ratings assigned by independent insurance rating agencies are an important competitive factor because agents, potential policyholders, banks, and school districts often use a company’s rating as an initial screening device in considering annuity products. GALIC believes that a rating in the “A” category by A.M. Best is necessary to successfully market tax-deferred annuities to public education employees and other non-profit groups and a rating in the “A” category by at least one rating agency is necessary to successfully compete in its other annuity markets. GALIC believes that these entities can successfully compete in these markets with their respective ratings.

Statutory premiums of GALIC’s annuity operations the last three years were as follows (in millions):

	Premiums
	2014	2013	2012
Financial institutions single premium annuities — indexed	$1,489	$1,102	$291
Financial institutions single premium annuities — fixed	332	628	587
Retail single premium annuities — indexed	1,533	1,879	1,662
Retail single premium annuities — fixed	97	160	146
Education market — fixed and indexed annuities	194	207	237

Total fixed annuity premiums	3,645	3,976	2,923
Variable annuities	47	52	61

Total annuity premiums	$3,692	$4,028	$2,984

Annuities are long-term retirement saving instruments that benefit from income accruing on a tax-deferred basis. The issuer of the annuity collects premiums (purchase payments), credits interest or earnings on the policy and pays out a benefit upon death, surrender or annuitization. Single premium annuities are generally issued in exchange for a one-time lump-sum premium payment. Certain annuities, primarily in the education market, have premium payments that are flexible in both amount and timing as determined by the policyholder and are generally made through payroll deductions.

Annuity contracts are generally classified as either fixed rate (including fixed-indexed) or variable. With a traditional fixed rate annuity, GALIC seeks to maintain a desired spread between the yield on its investment portfolio and the rate it credits. GALIC accomplishes this by: (i) offering crediting rates that it has the option to change after any initial guarantee period (subject to minimum interest rate and other contractual guarantees); (ii) designing annuity products that encourage persistency; and (iii) maintaining an appropriate matching of assets and liabilities.

A fixed-indexed annuity provides policyholders with the opportunity to receive a crediting rate tied, in part, to the performance of an existing market index (generally the S&P 500) or other external rate, price, or unit value (an “index”) while protecting against the related downside risk through a guarantee of principal (excluding surrender charges, market value adjustments, and certain benefit charges). GALIC purchases call options designed to substantially offset the effect of the index participation in the liabilities associated with fixed-indexed annuities.

As an ancillary product in its education market, GALIC offers a limited amount of variable annuities. With a variable annuity, the earnings credited to the policy vary based on the investment results of the underlying investment options chosen by the policyholder, generally without any guarantee of principal except in the case of death of the insured. Premiums directed to the underlying investment options maintained in separate accounts are invested in funds managed by various independent investment managers. GALIC earns a fee on amounts deposited into separate accounts. Subject to contractual provisions, policyholders may also choose to direct all or a portion of their premiums to various fixed rate options, in which case GALIC earns a spread on amounts deposited.

The table shows the earnings before income taxes, for the annuity segment both before and after the impact of fair value accounting for derivatives related to fixed-indexed annuities (“FIAs”) (dollars in millions):

	Year ended December 31,
	2014	2013	2012
Annuity earnings before income taxes – before change in fair value of derivatives related to FIAs	$352	$305	$267
Impact of the change in fair value of derivatives related to FIAs (a)	(34)	15	(15)

Annuity segment earnings before income taxes	$318	$320	$252

(a)	Fixed-indexed annuities, which represented approximately one-half of annuity benefits accumulated at December 31, 2014, provide policyholders with a crediting rate tied, in part, to the performance of an index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC’s strategy is designed so that an increase in the liabilities, due to an increase in the index, will generally be offset by unrealized and realized gains on the call options purchased by GALIC. Both the index-based component of the annuities and the related call options are considered derivatives that must be marked-to-market through earnings each period. Fluctuations in interest rates and the stock market, among other factors, can cause volatility in the periodic measurement of fair value of the embedded derivative that management believes can be inconsistent with the long-term economics of these products.

Marketing. GALIC sells its single premium annuities, excluding bank production (discussed below), primarily through a retail network of approximately 60 national marketing organizations (“NMOs”) and managing general agents (“MGAs”) who, in turn, direct over 1,200 actively producing agents.

GALIC also sells single premium annuities in financial institutions through direct relationships with certain banks and through independent agents and brokers. The table below shows the financial institutions that accounted for GALIC’s largest sources of annuity premiums in 2014:

% of Total Annuity Premiums
Wells Fargo & Company	10.5%
BB&T Corporation	8.9%
The PNC Financial Services Group, Inc.	5.1%
Citizens Financial Group, Inc.	4.3%
Regions Financial Corporation	4.1%

In the education market, schools may allow employees to save for retirement through contributions made on a before-tax basis. Federal income taxes are not payable on pretax contributions or earnings until amounts are withdrawn. GALIC sells its education market annuities directly through writing agents rather than through NMOs and MGAs.

GALIC is licensed to sell its fixed annuity products in all states except New York; it is licensed to sell its variable products in all states except New York and Vermont. At December 31, 2014, GALIC had approximately 479,000 annuity policies in force. The states that accounted for 5% or more of GALIC’s annuity premiums in 2014 and the comparable preceding years are shown below:

	2014	2013	2012
Florida	9.2%	8.9%	9.8%
California	8.5%	7.3%	8.6%
North Carolina	6.2%	5.1%	4.9%
Pennsylvania	6.0%	6.9%	5.6%
Ohio	5.7%	6.6%	6.1%

Competition. GALIC’s annuity businesses operate in highly competitive markets. They compete with other insurers and financial institutions based on many factors, including: (i) ratings; (ii) financial strength; (iii) reputation; (iv) service to policyholders and agents; (v) product design (including interest rates credited, bonus features and caps and rates for indexed strategies); (vi) commissions; and (vii) number of school districts in which a company has approval to sell. Since most policies are marketed and distributed through independent agents, the insurance companies must also compete for agents.

No single insurer dominates the markets in which GALIC’s annuity businesses compete. See Risk Factors Related to GALIC’s Business. Competitors include (i) individual insurers and insurance groups, (ii) mutual funds and (iii) other financial institutions. In a broader sense, GALIC’s annuity businesses compete for retirement savings with a variety of financial institutions offering a full range of financial services. In the bank annuity market, GALIC’s annuities compete directly against competitors’ bank annuities, certificates of deposit and other investment alternatives at the point of sale. In addition, over the last few years, several offshore and/or hedge fund companies have made significant acquisitions of annuity businesses, resulting in annuity groups that are larger in size than GALIC’s annuity business and that are likely to become more aggressive in marketing their products.

Sales of annuities, including renewal premiums, are affected by many factors, including: (i) competitive annuity products and rates; (ii) the general level and volatility of interest rates, including the slope of the yield curve; (iii) the favorable tax treatment of annuities; (iv) commissions paid to agents; (v) services offered; (vi) ratings from independent insurance rating agencies; (vii) other alternative investments; (viii) performance and volatility of the equity markets; (ix) media coverage of annuities; (x) regulatory developments regarding suitability and the sales process; and (xi) general economic conditions.

Run-off Life Segment

Although GALIC no longer actively markets new life insurance products, it continues to service and receive renewal premiums on its in-force block of approximately 136,000 policies and $15.81 billion gross ($3.66 billion net of reinsurance) of life insurance in force at December 31, 2014. Renewal premiums, net of reinsurance, were $20 million in 2014, $21 million in 2013 and $22 million in 2012. At December 31, 2014, GALIC’s life insurance reserves were $363 million, net of reinsurance recoverables.

The vast majority of GALIC’s investment in its run-off life operations is in its subsidiary, Manhattan National Life Insurance Company (“MNL”). MNL’s GAAP equity (excluding net unrealized gains on marketable securities) was $15 million at December 31, 2014.

Medicare Supplement and Critical Illness

In 2012, GALIC sold its Medicare supplement and critical illness businesses to Cigna Corporation for $326 million in cash. As part of this agreement, GALIC reinsured all of the life and annuity business from the companies sold through a 100% coinsurance agreement.

Investment Portfolio

General. A summary of GALIC’s fixed maturities and equity securities is shown in Note E to the financial statements. For additional information on GALIC’s investments, see Management’s Discussion and Analysis – “Investments.”

Fixed Maturity Investments. GALIC’s bond portfolio is invested primarily in taxable bonds. The following table shows GALIC’s available for sale fixed maturities by Standard & Poor’s Corporation or comparable rating as of December 31, 2014 (dollars in millions).

	Amortized Cost	Fair Value
		Amount	%
S&P or comparable rating
AAA, AA, A	$14,613	$15,358	66%
BBB	4,640	4,903	21%

Total investment grade	19,253	20,261	87%

BB	625	647	3%
B	296	306	1%
CCC, CC, C	643	754	3%
D, not rated	1,130	1,260	6%

Total non-investment grade	2,694	2,967	13%

Total	$21,947	$23,228	100%

The National Association of Insurance Commissioners (“NAIC”) has retained third-party investment management firms to assist in the determination of appropriate NAIC designations for mortgage-backed securities (“MBS”) based not only on the probability of loss (which is the primary basis of ratings by the major ratings firms), but also on the severity of loss and statutory carrying value. Approximately 23% of GALIC’s fixed maturity investments are MBS. At December 31, 2014, 97% (based on statutory carrying value of $21.2 billion) of GALIC’s fixed maturity investments held by its insurance companies had an NAIC designation of 1 or 2 (the highest of the six designations).

Equity Investments. At December 31, 2014, GALIC held common and perpetual preferred stocks classified as available for sale with a fair value of $386 million.

Regulation

GALIC and its insurance company subsidiaries are subject to regulation in the jurisdictions where they do business. In general, the insurance laws of the various states establish regulatory agencies with broad administrative powers governing, among other things, premium rates, solvency standards, licensing of insurers, agents and brokers, trade practices, forms of policies, maintenance of specified reserves and capital for the protection of policyholders, deposits of securities for the benefit of policyholders, investment activities and relationships between insurance subsidiaries and their parents and affiliates. Material transactions between insurance subsidiaries and their parents and affiliates generally must receive prior approval of the applicable insurance regulatory authorities and be disclosed. In addition, while differing from state to state, these regulations typically restrict the maximum amount of dividends that may be paid by an insurer to its shareholders in any twelve-month period without advance regulatory approval. Such limitations are generally based on net earnings or statutory surplus. Under applicable restrictions, the maximum amount of dividends payable in 2015 by GALIC to its parent, without seeking regulatory clearance is $356 million. The maximum amount of dividends receivable from GALIC’s insurance subsidiaries in 2015 without seeking regulatory clearance is $28 million.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), among other things, established a Federal Insurance Office (“FIO”) within the U.S. Treasury. Under this law, regulations will need to be created for the FIO to carry out its mandate to focus on systemic risk oversight. The FIO has gathered information regarding the insurance industry and submitted a report to Congress in December 2013. The report concluded that a hybrid approach to regulation, involving a combination of state and federal government action, could improve the U.S. insurance system by attaining uniformity, efficiency and consistency, particularly with respect to solvency and market conduct regulation. It is too early to predict the extent to which the report’s recommendations might result in changes to the current state-based system of insurance industry regulation or ultimately impact GALIC’s operations.

Most states have created insurance guaranty associations that assess solvent insurers to pay claims of insurance companies that become insolvent. In the second quarter of 2013, GALIC’s annuity segment recorded a pretax charge of $5 million to cover expected assessments from state guaranty funds related to the insolvency and liquidation of Executive Life Insurance Company of New York, an unaffiliated life insurance company. Annual guaranty assessments for GALIC’s insurance companies have not been material.

Properties

GALIC and its insurance subsidiaries lease the majority of their office and storage facilities from AFG.

Risk Factors Related to GALIC’s Business

In addition to the other information set forth in this prospectus, the following factors could materially affect GALIC’s business, financial condition, cash flows or future results. Any one of these factors could cause GALIC’s actual results to vary materially from recent results or from anticipated future results. The risks described below are not the only risks facing GALIC. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect GALIC’s business, financial condition and/or operating results.

Adverse developments in the financial markets and deterioration in global economic conditions could have a material adverse effect on GALIC’s results of operations and financial condition.

The highly volatile debt and equity markets, lack of liquidity, widening credit spreads and the collapse of several financial institutions during 2008 and early 2009 resulted in significant realized and unrealized losses in GALIC’s investment portfolio. Although global economic conditions and financial markets have improved, there is continued uncertainty regarding the duration and strength of the economic recovery, particularly slowing growth in China and the ongoing turmoil in parts of Europe. Economic growth in the U.S. and internationally may not continue or may be slow for an extended period of time. In addition, other developments (such as low oil prices) may put additional strain on the economy. See Quantitative and Qualitative Disclosures about Market Risk — “European Debt Exposure.” At December 31, 2014, GALIC’s net unrealized gain on fixed maturity investments was $1.28 billion consisting of gross gains of $1.34 billion and gross losses of $61 million. Although GALIC intends to hold its investments with unrealized losses until they recover in value, its intent may change for a variety of reasons as discussed in Management’s Discussion and Analysis — “Investments.” A change in GALIC’s ability or intent with regard to a security in an unrealized loss position would result in the recognition of a realized loss.

GALIC’s investment performance could also be adversely impacted by the types of investments, industry groups and/or individual securities in which it invests. As of December 31, 2014, 91% of GALIC’s investment portfolio was invested in fixed maturity securities. Certain risks are inherent in connection with fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. GALIC’s equity securities, which represent 2% of its investment portfolio, are subject to market price volatility.

MBS represented about 23% of GALIC’s fixed maturity securities at December 31, 2014. GALIC’s MBS portfolio will continue to be impacted by general economic conditions, including unemployment levels, real estate values and other factors that could negatively affect the creditworthiness of borrowers. MBS in which the underlying collateral is subprime mortgages represented 2% of GALIC’s total fixed maturity portfolio at December 31, 2014; MBS in which the underlying collateral is Alt-A mortgages (risk profile between prime and subprime) represented 3%. See Quantitative and Qualitative Disclosures about Market Risk — “Fixed Maturity Portfolio.”

GALIC cannot predict whether, and the extent to which, industry sectors in which it maintains investments may suffer losses as a result of potential declines in commercial and economic activity, or how any such decline might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities, or how the value of any underlying collateral might be affected.

Investment returns are an important part of GALIC’s overall profitability. Accordingly, adverse fluctuations in the fixed income or equity markets could adversely impact GALIC’s profitability, financial condition or cash flows.

In addition, should economic conditions deteriorate, it could have a material adverse effect on GALIC’s [insureds and] reinsurers. However, the impact that this would have on GALIC’s business cannot be predicted.

Intense competition could adversely affect GALIC’s profitability.

GALIC’s annuity segment competes with individual insurers and insurance groups, mutual funds and other financial institutions. Competitors include the following companies and/or their subsidiaries: Allianz Life Insurance Company of North America, American Equity Investment Life Holding Company, American International Group Inc., Apollo Global Management (Aviva Life and Annuity Company and Athene), Forethought Life Insurance Company, Guggenheim Life and Annuity Company, ING Life Insurance and Annuity Company, Jackson National Life Insurance Company, Life Insurance Company of the Southwest, Lincoln National Corp., MetLife, Inc., Midland National Life Insurance Company, Mutual of Omaha Insurance Company, Pacific Life Insurance Company, Symetra Financial Corp. and Western National Life Insurance Company. Financial institutions annuity premiums represented almost half of GALIC’s annuity premiums in 2014 and have been a key driver in the growth of GALIC’s annuity business since 2009. In 2014, two large financial institutions accounted for nearly 40% of GALIC’s total sales through financial institutions. Although GALIC has been able to add several new banks in the last few years, the failure to replace these banks if they significantly reduce sales of GALIC annuities could reduce GALIC’s future growth and profitability. In the financial institutions annuity market, GALIC competes directly against competitors’ bank annuities, certificates of deposit and other investment alternatives at the point of sale.

Competition is based on many factors, including service to contract owners and agents, product design, reputation for claims handling, ratings and financial strength. Price, commissions, fees, profit sharing terms, interest crediting rates, technology and distribution channels are also important factors. Some of GALIC’s competitors have more capital and greater resources than GALIC, and may offer a broader range of products and lower prices than GALIC offers. If competition limits GALIC’s ability to write new or renewal business at adequate rates, its results of operations will be adversely affected.

GALIC’s revenues could be negatively affected if it is not able to attract and retain independent agents.

GALIC’s reliance on the independent agency market makes it vulnerable to a reduction in the amount of business written by agents. Many of GALIC’s competitors also rely significantly on the independent agency market. Accordingly, GALIC must compete with other insurance carriers for independent agents’ business. Some of its competitors offer a wider variety of products, lower price for insurance coverage or higher commissions. Loss of a substantial portion of the business that GALIC writes through independent agents could adversely affect GALIC’s revenues and profitability.

The inability to obtain reinsurance or to collect on ceded reinsurance could adversely impact GALIC’s results.

GALIC relies on the use of reinsurance to limit the amount of risk it retains. The availability and cost of reinsurance are subject to prevailing market conditions, which are beyond GALIC’s control and which may affect GALIC’s level of business and profitability. GALIC has reinsurance recoverables totaling $368 million, including $193 million from Hannover Life Reassurance Company of America (rated A+ by A.M. Best), related primarily to the reinsurance of certain benefits in its life operations. GALIC is also subject to credit risk with respect to its reinsurers, as GALIC will remain liable to its insureds if any reinsurer is unable to meet its obligations under agreements covering the reinsurance ceded.

GALIC is subject to comprehensive regulation, and its ability to earn profits may be restricted by these regulations.

GALIC is subject to comprehensive regulation by government agencies in the state where it is domiciled and the states where it issues policies and handles claims. GALIC must obtain prior approval for certain corporate actions. The regulations may limit GALIC’s ability to take other actions designed to increase GALIC’s profitability. Such regulation is primarily intended for the protection of contract owners rather than securityholders.

In July 2010, the Dodd-Frank Act was signed into law. Among other things, this law established the Federal Insurance Office within the U.S. Treasury and authorizes it to gather information regarding the insurance industry and submit to Congress a plan to modernize and improve insurance regulation in the U.S.

Existing insurance-related laws and regulations may become more restrictive in the future or new restrictive laws may be enacted; it is not possible to predict the potential effects of these laws and regulations. The costs of compliance or the failure to comply with existing or future regulations could harm GALIC’s financial results and its reputation with customers.

The failure of GALIC to maintain a commercially acceptable financial strength rating would have a significant negative effect on its ability to compete successfully.

GALIC’s financial strength is rated A (Excellent) by A.M. Best, A+ by Standard & Poor’s and A2 by Moody’s. GALIC believes that the ratings assigned by these independent insurance rating agencies are an important competitive factor because agents, potential contract owners, banks and school districts often use a company’s rating as an initial screening device in considering annuity products. GALIC believes that a rating in the “A” category by A.M. Best is necessary to successfully market tax-deferred annuities to public education employees and other non-profit groups and a rating in the “A” category by at least one rating agency is necessary to successfully compete in its other annuity markets.

GALIC may experience difficulties with technology or data security, which could have an adverse effect on its business or reputation.

GALIC uses computer systems to store, retrieve, evaluate and utilize company and customer data and information. Systems failures or outages could compromise GALIC’s ability to perform business functions in a timely manner, which could harm its ability to conduct business and hurt its relationships with business partners and customers. In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, a computer virus, a terrorist attack or war, GALIC’s systems may be inaccessible to employees, customers or business partners for an extended period of time. Even if GALIC’s employees are able to report to work, they may be unable to perform their duties for an extended period of time if GALIC’s data or systems are disabled or destroyed.

GALIC’s computer systems are vulnerable to security breaches due to the sophistication of cyber-attacks, viruses, malware, hackers and other external hazards, as well as inadvertent errors, equipment and system failures, and employee misconduct. In addition, over time, and particularly recently, the sophistication of these threats continues to increase. GALIC’s administrative and technical controls as well as other preventative actions it takes to reduce the risk of cyber incidents and protect GALIC’s information may be insufficient to detect or prevent unauthorized access, other physical and electronic break-ins, cyber-attacks or other security breaches to GALIC’s computer systems or those of third parties with whom GALIC does business.

The increased risks identified above could expose GALIC to data loss, disruption of service, monetary and reputational damages and significant increases in compliance costs and costs to improve the security and resiliency of its computer systems. The compromise of personal, confidential or proprietary information could also subject GALIC to legal liability or regulatory action under evolving cyber-security, data protection and privacy laws and regulations enacted by the U.S. federal and state governments or other jurisdictions or by various regulatory organizations or exchanges. As a result, GALIC’s ability to conduct its business and its results of operations might be materially and adversely affected.

Changes in interest rates could adversely impact the spread GALIC earns on its annuity products.

The profitability of GALIC’s annuity business is largely dependent on spread (the difference between what it earns on its investments and the crediting rate it pays on its annuity contracts). Most of GALIC’s annuity products have guaranteed minimum crediting rates (ranging from 4% down to currently 1% on new business). During periods of falling interest rates, GALIC may not be able to fully offset the decline in investment earnings with lower crediting rates. During periods of rising rates, there may be competitive pressure to increase crediting rates to avoid a decline in sales or increased surrenders, thus resulting in lower spreads. In addition, an increase in surrenders could require the sale of investments at a time when the prices of those assets are lower due to the increase in market rates, which may result in realized investment losses.

Variations from the actuarial assumptions used to establish certain assets and liabilities in GALIC’s annuity business could negatively impact GALIC’s reported financial results.

The earnings on GALIC’s annuity products depend significantly upon the extent to which actual experience is consistent with the assumptions used in setting reserves and establishing and amortizing deferred policy acquisition costs (“DPAC”). These assumptions relate to investment yields (and spreads over fixed annuity crediting rates), benefit utilization rates, equity market performance, mortality, surrenders, annuitizations and other withdrawals. Developing such assumptions is complex and involves information obtained from company-specific and industry-wide data, as well as general economic information. These assumptions, and therefore GALIC’s results of operations, could be negatively impacted by changes in any of the factors listed above. For example, GALIC recorded a $2 million pretax charge in 2014 in its annuity business from the net impact of changes in assumptions related to future investment yields, future expected call option costs related to the fixed-indexed annuity business, crediting rates and lapses.

Directors and Executive Officers

The directors and executive officers of Great American Life are as follows. Age and position(s) are provided as of November 30, 2015.

Name	Age	Position(s) with Great American Life	Served in Position(s) Since
S. Craig Lindner	60	Director President and Chief Executive Officer	December 1992 December 2010
Jeffrey G. Hester	49	Director	December 2010
Christopher P. Miliano	57	Director Executive Vice President, Chief Financial Officer and Treasurer	May 2002 May 2002
Mark F. Muething	55	Director Executive Vice President and Chief Operating Officer	October 1993 April 2012
Michael J. Prager	55	Director	May 2002

S. Craig Lindner

Mr. Lindner has served as a director of GALIC since December 1992 and as GALIC’s President and Chief Executive Office since December 2010. Mr. Lindner has been Co-Chief Executive Officer of AFG since January 2005, and since 1996, he has served as Co-President of AFG. For more than ten years, Mr. Lindner has been President of GAFRI and has been principally responsible for AFG’s annuity operations. Until 2011, for over ten years, Mr. Lindner served as President of AMMC and Mr. Lindner continues to be primarily responsible for AFG’s investments. Until April 2007, Mr. Lindner was a director of National City Corp. (now a part of PNC Financial Services Group, Inc.). Mr. Lindner’s familiarity with AFG as a whole, as well as his experience and expertise in its core annuity operations and AFG’s investment portfolio, makes his service as a director beneficial to GALIC.

Jeffrey G. Hester

Mr. Hester has served as a director of GALIC since December 2010. He also serves as Controller of GAFRI. Mr. Hester has been with AFG since December 1993. Mr. Hester’s many years of experience with budgeting, procurement, financial reporting and other accounting matters enables him to provide to the Board insights and advice on a broad variety of situations and issues that the Board faces.

Christopher P. Miliano

Mr. Miliano has served as a director of GALIC since May 2002. He has served as Executive Vice President, Chief Financial Officer and Treasurer of GALIC since May 2002. Mr. Miliano has been with AFG since September 1979. Mr. Miliano’s knowledge of complex financial and business issues involving GALIC, as well as his business expertise generally, render his Board service invaluable to GALIC.

Mark F. Muething

Mr. Muething has served as a director of GALIC since October 1993 and as GALIC’s Executive Vice President and Chief Operating Officer since April 2012. Mr. Muething has been with AFG since October 1993. Mr. Muething’s many years of experience with complex legal and business issues involving GALIC, as well as his legal and business expertise generally, render his Board service invaluable to GALIC.

Michael J. Prager

Mr. Prager has served as a director of GALIC since May 2002. He also serves as Executive Vice President, Chief Risk Officer, and Chief Actuary of GAFRI. Mr. Prager has been with AFG since June 2000. The Board values Mr. Prager’s knowledge and experience in the areas of actuarial planning and reporting, financial reporting, product development, and risk management and has determined that his ability to contribute his experience on a constant basis as a member of the Board are invaluable to GALIC.

Great American Life does not have an audit, nominating or compensation committee. None of its directors are independent under the independence standards of the New York Stock Exchange.

Executive Compensation

NOTE: Final and complete information about executive compensation for 2015 is not available as of the date of this prospectus.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes the material components of the executive compensation program for Great American Life’s named executive officers as set forth in the Summary Compensation Table.

As discussed elsewhere in this prospectus, Great American Life is an indirect wholly owned subsidiary of AFG. AFG’s shares of common stock are listed on the New York Stock Exchange and AFG files reports with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, including annual reports on Form 10-K and proxy materials on Schedule 14A. Great American Life does not have securities that are traded publicly (except for the Contracts) and therefore, all references to shares and shareholders in this section refer to those of AFG.

Great American Life’s named executive officers include the following individuals: S. Craig Lindner, John B. Berding, Mark F. Muething, Christopher P. Miliano, and Michael J. Prager.

Two of Great American Life’s named executive officers, S. Craig Lindner, President, and John B. Berding, Chief Investment Officer, are also named executive officers of AFG, and their total compensation is disclosed in the Summary Compensation Table included in AFG’s proxy materials and discussed in the Compensation Discussion and Analysis section of AFG’s proxy statement (the “AFG CD&A”). Because each of Great American Life’s named executive officers has responsibilities with AFG and other AFG subsidiaries, all dollar amounts set forth in the Summary Compensation Table on page 58 of this prospectus reflect the allocation of each such named executive officer’s total compensation to Great American Life. For Mr. Berding, this percentage is 67%; for all of the other named executive officers of Great American Life, this percentage is 88%. These percentages merely reflect the allocation of compensation expense to Great American Life and are not indicative of the allocation of time and responsibility that each named executive officer devotes to Great American Life as opposed to AFG or other AFG subsidiaries.

Overview of Compensation Program

As discussed in the AFG CD&A, the Compensation Committee of AFG’s Board of Directors (the “AFG Compensation Committee”) has responsibility for reviewing and approving the compensation paid to AFG’s Co-Chief Executive Officers (“AFG’s Co-CEOs), reviewing the compensation of the other AFG senior executive officers overseeing the executive compensation policies of AFG, and awarding long-term equity incentive compensation to employees of AFG and its subsidiaries, including Great American Life. AFG’s Co-CEOs, S. Craig Lindner and Carl H. Lindner III, make recommendations to the AFG Compensation Committee with respect to its awards of long-term equity incentive compensation and determine the compensation of other senior executives of AFG and its subsidiaries, including Great American Life.

Compensation Philosophy and Objectives; Pay for Performance

Like its parent company, Great American Life’s philosophy regarding executive compensation programs focuses on the balance of attracting, motivating, retaining and rewarding executives with a compensation package competitive among its peers, and maximizing shareholder value by designing and implementing programs that tie compensation earned to the performance of Great American Life. Great American Life’s executive compensation programs are designed to link pay to the long-term performance of Great American Life, with an emphasis on long-term performance.

Guided by principles that reinforce AFG’s pay-for-performance philosophy, compensation for Great American Life’s named executive officers includes base salary and eligibility for annual cash bonuses and long-term equity incentive and other compensation, including certain perquisites. A significant portion of each named executive officer’s compensation is dependent upon Great American Life achieving business and financial goals and the executive achieving individual performance objectives.

Establishing Compensation Levels

The compensation level for S. Craig Lindner is based primarily upon the AFG Compensation Committee’s assessment of his leadership performance and potential to enhance long-term AFG shareholder value. The AFG Compensation Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for Mr. Lindner. The compensation levels for the other named executive officers are similarly determined by AFG’s Co-CEOs, again based primarily upon the assessment of each named executive officer’s leadership performance and potential to enhance long-term shareholder value.

The AFG Compensation Committee and AFG’s Co-CEOs analyze peer group and industry pay rates at least annually using relevant published survey sources available. In addition, the AFG Compensation Committee and AFG’s Co-CEOs annually review detailed data compiled on the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”). The AFG Compensation Committee and AFG’s Co-CEOs believe that the peer review should be simply a point of reference for measurement, not a determinative factor for executive compensation. The purpose of this research and analysis is to complement, not to supplant, the evaluation of the individual performance. The Compensation Peer Group, which is periodically reviewed and updated, consisted in 2014 of companies against which the AFG Compensation Committee believes it competes for talent and for shareholder investment, and in the marketplace for business. In analyzing market pay levels among the Compensation Peer

Group, the AFG Compensation Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies.

The companies comprising the Compensation Peer Group during 2014 were the following: ACE Limited; Arch Capital Group Ltd.; The Chubb Corporation; Cincinnati Financial Corporation; CNA Financial Corp.; The Hartford Financial Services Group, Inc.; HCC Insurance Holdings, Inc.; Markel Corporation; RLI Corp.; W. R. Berkley Corporation; and XL Group plc.

Although AFG seeks to offer a level of total compensation to its named executive officers (which includes Mr. Lindner and Mr. Berding) that is competitive with the compensation paid by companies in its Compensation Peer Group, AFG does not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components thereof.

Outside Consultants

The AFG Compensation Committee has the sole authority to retain and from time to time has considered the use of outside consultants to assist in evaluating AFG’s executive compensation programs and practices. While the AFG Compensation Committee did not formally engage such a compensation consultant during 2014, it has obtained and considered studies and reports containing comparative market and industry-wide data, which were generated by professional compensation research firms.

Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for named executive officers were:

•	base salary;

•	long-term equity compensation;

•	annual performance-based cash bonuses;

•	retirement and deferred compensation benefits; and

•	perquisites and other personal benefits.

Compensation Risk Analysis

The AFG Compensation Committee and AFG’s Co-CEOs have reviewed the risk profile of the components of AFG’s and Great American Life’s executive compensation programs, including the performance objectives and target and maximum levels used in connection with incentive awards. In addition to analyzing each individual compensation component to discourage excessive risk-taking, the AFG Compensation Committee and AFG’s Co-CEOs structure the overall compensation program for AFG and is subsidiaries, including Great American Life to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning executives’ interests with those of its shareholders. Further, the program makes a substantial portion of each named executive officer’s compensation contingent on delivering performance results that benefit AFG shareholders. The AFG Compensation Committee and AFG’s Co-CEOs believe that Great American Life’s executive compensation programs incentivize the appropriate level of risk-taking behavior by its named executive officers needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results.

The AFG Compensation Committee and AFG’s Co-CEOs continue to monitor and evaluate on an ongoing basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the named executive officers with those of AFG shareholders.

Base Salary

Great American Life pays salaries that are designed to attract and retain superior leaders. After reviewing compiled data and materials as discussed above, the AFG Compensation Committee determined Mr. Lindner’s annual base salary based on his responsibilities and performance. AFG’s Co-CEOs set salaries for the other named executive officers and the AFG Compensation Committee reviews Mr. Berding’s base salary. AFG’s Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to Great American Life’s success.

Annual Performance-Based Cash Bonuses

Annual performance-based cash bonuses are designed to reward current year performance as compared to performance in prior years and its current year performance versus other companies in its market segment. Great American Life believes that the overall performance of AFG is substantially related to the performance of its executives. If earned, cash bonuses are generally paid in the first quarter for the prior year’s performance.

Because Mr. Lindner and Mr. Berding serve AFG as named executive officers, their performance-based cash bonuses are paid under the AFG Annual Senior Executive Bonus Plan, which is described both in the AFG CD&A and below. The performance-based cash bonuses for Mr. Muething, Mr. Miliano and Mr. Prager are paid pursuant to the Annuity Group Executive Officer Bonus Plan, which is described below.

AFG Annual Senior Executive Bonus Plan-EPS Component

Consistent with prior years, under the AFG Annual Senior Executive Bonus Plan, the AFG Compensation Committee, working with management, developed for 2014 an annual bonus plan providing that a substantial portion of annual cash compensation is dependent on AFG’s performance. Great American Life participants in the AFG Annual Senior Executive Bonus Plan during 2014 include Mr. Lindner and Mr. Berding.

For 2014, for Mr. Lindner and Mr. Berding, 50% of the annual cash bonus was payable based on AFG’s 2014 “Operating EPS” which was calculated consistent with prior years. The Operating EPS goals for Mr. Lindner and Mr. Berding were identical.

Operating EPS differs from AFG’s reported net earnings per share (determined in accordance with generally accepted accounting principles) by excluding realized gains and losses in the investment portfolio and certain other items that may not be indicative of AFG’s ongoing core operations. Further, any special charge taken as a result of an internal review of asbestos and environmental reserves is to be considered a non-core item. The AFG Compensation Committee believes that Operating EPS results are a significant indicator of AFG’s annual performance and that because all AFG executives, working as a team, contribute to the Operating EPS, a large portion of annual incentive cash compensation should be based on these results.

The determination of bonus amounts under the EPS Component was as follows. For Mr. Lindner and Mr. Berding, one hundred percent of the EPS Component was to be paid if Operating EPS were $4.75 per share. If Operating EPS was at least $4.35 but less than $4.75 or above $4.75 but less than $5.05, the EPS Component of the bonus was to be determined by straight-line interpolation. If Operating EPS was $5.05 or more, the maximum amount was to be paid. For Mr. Lindner, the maximum was 175% of the target bonus, and for Mr. Berding, the maximum amount was 150% of the target bonus. The target bonus amounts were $650,000 and $500,000, respectively, for Mr. Lindner and Mr. Berding. For 2014, AFG reported Operating EPS of $4.82. As a result, the AFG Compensation Committee authorized the payment of bonuses for 2014 as follows under the EPS Component: $763,750 (117.5% of the $650,000 bonus target) to Mr. Lindner, and $558,350 (111.67% of the $500,000 bonus target) to Mr. Berding. Only that portion of the bonus amounts allocated to Great American Life is set forth in the Summary Compensation Table on page 58 of this prospectus.

AFG Annual Senior Executive Bonus Plan-Performance Component

For Mr. Lindner and Mr. Berding, the remaining 50% of the annual bonus was based on AFG Performance Components.

In setting AFG Performance Components applicable to Mr. Lindner and Mr. Berding, the AFG Compensation Committee considered AFG’s business plan and budgeted targets.

With respect to Mr. Berding, AFG’s Co-CEOs believe that Mr. Berding plays a collaborative role with Mr. Lindner in the achievement of AFG’s business plan and budgeted targets. While most of the applicable performance goals were identical, AFG’s Co-CEOs determined the weight assigned to certain performance goals based on Mr. Berding’s area of responsibility as described below.

The following were the performance goals established by the AFG Compensation Committee for 2014:

1.	Grow book value per share (excluding appropriated retained earnings and unrealized gains/losses on fixed maturity securities, non-core asbestos and environmental charges and the cumulative effects of accounting changes and the amount of any dividends and other capital distributions made on AFG common stock) of at least 9.4%.

2.	Achieve core return on equity of at least 10.6%.

3.	Achieve annuity and run-off long-term care and life insurance pre-tax, pre-interest expense operating earnings of $330 million.

4.	Have AFG common stock outperform the S&P 500 Insurance Stock Index.

5.	Maintain debt-to-total capital ratio of less than 22% (calculated consistent with past practice).

6.	Achieve specialty property and casualty calendar year combined ratio of 92.9% or below.

7.	Achieve returns on fixed income portfolio that exceed those of a custom composite benchmark constructed to reflect AFG’s property and casualty and annuity fixed maturity assets during 2014.

Mr. Lindner would receive one-seventh ($162,500) of his maximum bonus for the AFG Performance Component ($1,137,500) for the achievement of each of goal nos. 1–7. Mr. Berding would receive $175,000 for the achievement of goal no. 7 and one-fifth ($115,000) of his remaining maximum bonus for the AFG Performance Component ($750,000) for the achievement of each of goals nos. 1–5.

For 2014, the AFG Compensation Committee certified that AFG satisfied four of the seven applicable goals (nos. 1, 2, 4 and 5). As a result, Mr. Lindner received a bonus of $650,000 (achievement of four of seven goals) and Mr. Berding received a bonus of $460,000 (achievement of four of five goals). Only that portion of the bonus amounts allocated to Great American Life is set forth in the Summary Compensation Table on page 58 of this prospectus.

Annuity Group Executive Officer Bonus Plan

Each of Mr. Muething, Mr. Miliano and Mr. Prager were eligible to participate in the Annuity Group Executive Officer Bonus Plan (the “Annuity Group Plan”). Unlike the AFG Annual Senior Executive Bonus Plan which is developed by the AFG Compensation Committee, the Annuity Group Plan is developed and administered solely by AFG’s Co-CEOs. The Annuity Group Plan compensates participants based on Great American Life’s financial and operational performance. Under the Annuity Group Plan, AFG’s Co-CEOs approved a maximum bonus for each participant based on such person’s duties and responsibilities and expected contributions during the year. AFG’s Co-CEOs also reviewed premium, financial and operational goals for Great American Life as well as individual goals for each participant. Based on the specific responsibilities of the participant, AFG’s Co-CEOs allocated a total of 100% among the premium, financial, operational, and individual goals. Based on the attainment of these goals, participants in the Annuity Group Plan could earn up to the maximum bonus amount. The bonuses reported in the Summary Compensation Table on page 58 of this prospectus are portions allocated to Great American Life for amounts paid to Mr. Muething, Mr. Miliano and Mr. Prager in the first quarter of the subsequent year.

The Annuity Group Plan provides performance-based cash payments to Mr. Muething, Mr. Miliano and Mr. Prager. For Mr. Muething, Mr. Miliano and Mr. Prager, the performance component was determined by AFG’s Co-CEOs based on the performance of Great American Life and AFG’s Co-CEOs’ subjective rating of Mr. Muething, Mr. Miliano and Mr. Prager relative to overall performance for 2014. Mr. Muething, Mr. Miliano and Mr. Prager were eligible to receive maximum bonuses of $561,780, $470,700 and $377,120, respectively. Only that portion of the maximum bonus amounts allocated to Great American Life is set forth in the Grants of Plan-Based Awards Table on page 59 of this prospectus.

The determination for Mr. Muething, Mr. Miliano and Mr. Prager includes a consideration of all factors deemed relevant by AFG’s Co-CEOs, including, but not limited to: operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives; responses to unexpected developments; the development of management personnel; and the impact of any extraordinary transactions involving or affecting Great American Life and its subsidiaries. As a result, Mr. Muething, Mr. Miliano and Mr. Prager received the following amounts: $375,000; $290,000; and $245,000, respectively. Only that portion of the bonus amounts allocated to Great American Life is set forth in the Summary Compensation Table on page 58 of this prospectus.

Long-Term Equity Incentive Compensation

As stated above, the AFG Compensation Committee awards long-term equity incentive compensation to Great American Life’s named executive officers. The AFG Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in AFG through stock option grants and restricted stock awards that vest over time.

Equity award levels are determined based on award amounts for participants from previous years, market and peer company data, fair value of option grants, expense to AFG, the relative benefits to participants of such expense and the overall compensation level of such participants. Equity grants vary among participants based on their positions and responsibilities, and AFG believes that the consideration of these factors results in reasonable grant levels to the named executive officers and other employees. Options and restricted shares granted to the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 59 of this prospectus.

Equity awards are generally granted at a regularly-scheduled AFG Compensation Committee meeting in February after AFG issues a press release announcing results of the recently ended fiscal year. Only that portion of the dollar value of the equity awards allocated to Great American Life is set forth in the Summary Compensation Table on page 58 of this prospectus.

AFG Senior Executive Equity Bonus Plan

Mr. Lindner and Mr. Berding also participate in AFG’s Senior Executive Equity Bonus Plan.

Under the AFG Senior Executive Equity Bonus Plan, AFG may grant bonus awards in the form of shares of AFG common stock to participants based upon the achievement of the performance goals set forth annually by the AFG Compensation Committee. The AFG Compensation Committee believes that payment in shares further aligns the interests of the participants with those of all shareholders.

For awards payable for 2014 (for the three year period 2012 - 2014), the AFG Compensation Committee determined to utilize one performance criterion - book value per share growth over a specified period versus the book value per share growth over the same period of the group of companies set forth below (the “plan companies”). The book value per share comparisons, for AFG and each plan company, negate the effects of accounting changes, accumulated other comprehensive income and the impact of dividends and other capital distributions made on common shares. The AFG Compensation Committee determined to adjust book value per share for AFG and the plan companies because it determined that failing to adjust for accounting changes could result in artificially inflating or decreasing book value per share and failing to adjust for other comprehensive income and the impact of distributions could influence company decisions, like, for example, the timing and amount of dividends to be paid, in a manner not consistent with a goal of continuing to increase shareholder value.

The group of companies utilized for purposes of determining satisfaction of the book value per share criterion was designed to approximate AFG’s business mix of property and casualty insurance and annuities.

The AFG Compensation Committee intends that awards under the AFG Senior Executive Equity Bonus Plan reward multi-year AFG performance and has adopted rolling three-year performance periods. In order to retain a performance equity compensation component for participants in the two years preceding the end of the initial three-year performance period, the Committee has approved performance goals based on one year and two year performance in addition to three year performance. After the initial grants to each participant, annual grants have been based on three year performance.

Under the AFG Senior Executive Equity Bonus Plan, the maximum amount payable to Mr. Lindner was $5,000,000, and the maximum amount payable to Mr. Berding was $1,500,000. The amount payable was determined as follows. If AFG’s growth from January 1, 2012 to December 31, 2014 in book value per share exceeded that of all of the other plan companies, then Mr. Lindner would receive the maximum of $5,000,000. For Mr. Berding, if AFG’s growth from January 1, 2013 to December 31, 2014 in book value per share exceeded that of all of the other plan companies, then he would receive the maximum of $1,500,000. Mr. Berding began participating in this plan for 2013, and awards for 2014 were based on a performance period of two years. Only that portion of the dollar value of the maximum award under the AFG Senior Executive Equity Bonus Plan allocated to Great American Life is set forth in the Grants of Plan-Based Awards on page 59 of this prospectus.

If AFG’s growth in book value per share placed it in the fourth (lowest) quartile of the plan companies, no bonus would be payable to Mr. Lindner and Mr. Berding. If AFG’s growth in book value per share exceeded the fourth (lowest) quartile of the plan companies but did not exceed that of all plan companies, each participant would be entitled to a bonus amount calculated by applying straight line interpolation rounded to the nearest whole dollar amount for growth in book value per share between 0% (for being in the fourth (lowest) quartile of plan companies) and 100% (for growth in book value per share exceeding that of all other plan companies).

AFG’s growth in book value per share for the period from January 1, 2012 through December 31, 2014 placed it tenth in comparison to the plan companies. As a result, Mr. Lindner received a bonus of $2,631,579 for 2014, payable (after taxes withheld) through the issuance of 22,069 shares of AFG common stock.

AFG’s growth in book value per share for the period from January 1, 2013 through December 31, 2014 placed it twelfth in comparison to the plan companies. As a result, Mr. Berding received a bonus of $631,579 for 2014, payable (after taxes withheld) through the issuance of 5,297 shares of AFG common stock.

Only that portion of the dollar value of the equity awards under the AFG Senior Executive Equity Bonus Plan allocated to Great American Life is set forth in the Summary Compensation Table on page 58 of this prospectus. The plan companies under the AFG Senior Executive Equity Bonus Plan include:

Ace Limited	HCC Insurance Holdings, Inc.
Alleghany Corp.	Horace Mann Educators Corp.
American Equity Investment Life Holding Co.	Lincoln National Corp.
American National Insurance Co.	Markel Corporation
Arch Capital Group Ltd.	Metlife, Inc.
Argo Group International Holdings, Ltd.	National Western Life Insurance Co.
Baldwin & Lyons Inc.	Protective Life Corp.
The Chubb Corporation	RLI Corp.
Cincinnati Financial Corp.	Symetra Financial Corporation(1)
CNA Financial Corporation	Travelers Companies, Inc.
CNO Financial Group, Inc.	W.R. Berkley Corporation
Hanover Insurance Group, Inc.	XL Group plc
The Hartford Financial Services Group, Inc.

(1)	Included for awards made to all participants beginning in 2013, including awards payable to Mr. Berding for 2014. Replaced a company that had been included in prior years but was subsequently acquired.

Recovery of Prior Awards

Other than as specifically provided with regard to awards paid under the AFG Senior Executive Equity Bonus Plan and the Annuity Group Plan, neither AFG nor Great American life has a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Nevertheless, AFG is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements. In addition, each of the AFG Senior Executive Equity Bonus Plan and the Annuity Group Plan contain specific provisions regarding recovery of awards in the event of restatement of materially inaccurate financial results.

Perquisites and Other Personal Benefits

Perquisites, such as insurance coverage, security services, certain entertainment expenses, administrative staff attending to occasional personal matters, and the personal use of corporate aircraft, are made available to Great American Life’s executive officers. These benefits and the estimated costs to Great American Life of such benefits are included in the All Other Compensation chart on page 58 of this prospectus. Great American Life does not provide tax gross-up payments to named executive officers for any perquisites.

During 2014, as in prior years, AFG operated corporate aircraft used for the business travel of senior management, including the named executive officers. The Board has encouraged the use of corporate aircraft for the travel needs of Mr. Lindner, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and AFG’s business, and enhance his personal security. Notwithstanding, the AFG Compensation Committee and Mr. Lindner jointly acknowledge that such aircraft use is a personal benefit, and as such, the AFG Compensation Committee and AFG’s Co-CEOs, as applicable, consider the cost of such use to be an element of the total compensation paid to named executive officers.

The AFG Compensation Committee and AFG’s Co-CEOs believe these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with plan companies and consistent with overall executive compensation programs available to AFG and its subsidiaries, including Great American Life.

Potential Payments upon Termination or Change in Control

No named executive officer has an employment, severance or change in control agreement with Great American Life. In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. All options and restricted shares granted under AFG’s shareholder approved equity compensation plans provide for the acceleration of vesting upon a change in control

Executive Compensation

Summary Compensation Table. The following table summarizes the aggregate compensation paid to or earned by the named executive officers, and allocated to Great American Life, for 2014. Amounts shown relate to the year indicated, regardless of when paid.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
S. Craig Lindner President (Principal Executive Officer)	2014	1,012,000	2,977,357	644,600	1,387,100	791,235	6,812,292
John B. Berding Chief Investment Officer	2014	536,000	725,298	294,465	799,545	50,098	2,405,406
Mark F. Muething Executive Vice President and Secretary	2014	368,786	185,258	180,488	330,000	50,828	1,115,360
Christopher P. Miliano, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	2014	341,761	139,068	135,366	255,200	46,635	918,030
Michael J. Prager Chief Actuary	2014	322,805	119,201	116,028	215,600	43,551	817,185

(1)	Amount represents the dollar amount which will be expensed for financial statement reporting purposes over the vesting period of the award for compensation expense incurred by Great American Life in connection with discretionary restricted stock awards made by the AFG Compensation Committee under the 2005 AFG Stock Incentive Plan and, with respect to Mr. Lindner and Mr. Berding, bonuses under the AFG Senior Executive Equity Bonus Plan in the form of AFG common stock in accordance with FASB ASC 718 (Compensation – Stock Compensation), rather than an amount paid to or realized.
(2)	Amount represents the grant date fair value which will be expensed for financial statement reporting purposes over the vesting period of the options in accordance with ASC 718, rather than an amount paid to or realized by the named executive officer. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized.
(3)	These bonus payments were made pursuant to a performance-based annual bonus plan. Amount represents payment for performance in the year indicated, whenever paid, under the AFG Annual Senior Executive Bonus Plan or the Annuity Group Executive Officer Bonus Plan, as applicable.
(4)	See All Other Compensation chart below for amounts, which include perquisites, company contributions or allocations under the defined contribution retirement plans and employee savings plan in which the named executive officers participate (and related accruals for their benefit under Great American Life’s benefit equalization plan which generally makes up for certain reductions caused by Internal Revenue Code limitations in Great American Life’s contributions to certain of Great American Life’s retirement plans) and company paid group life insurance.

All Other Compensation Table. See the chart below for amounts, which include perquisites, company contributions or allocations under the defined contribution retirement plans and employee savings plan in which the named executive officers participate (and related accruals for their benefit under Great American Life’s benefit equalization plan which generally makes up for certain reductions caused by Internal Revenue Code limitations in Great American Life’s contributions to certain of Great American Life’s retirement plans) and company paid group life insurance.

Item	S.C. Lindner (1)	J.B. Berding	M.F. Muething	C.P. Miliano	M.J. Prager
Group Life Insurance	4,314	1,757	997	924	873
Insurance (Auto/Home Executive Insurance Program)	254,571	16,254	17,454	14,550	10,389
Aircraft Usage	396,107	—	—	—	—
Annual RASP Contribution (2)	14,872	11,323	14,872	14,872	14,872
Annual Auxiliary RASP Contribution	21,648	16,482	17,505	13,656	15,247
Other (3)	99,723	4,282	—	2,633	2,170

Totals	791,235	50,098	50,828	46,635	43,551

(1)	The Board of Directors has encouraged Mr. Lindner to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to Great American Life, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the AFG aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft, which is limited to 120 occupied flight hours per year, are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industry Fare Level (SIFL) tables found in the tax regulations. Insurance for Mr. Lindner is limited to $300,000 per year.
(2)	Includes a company 4 1⁄2% match on employee 401(k) contributions.
(3)	Includes car, parking and related expenses; security services, meals and entertainment and administrative and secretarial services.

Grants of Plan-Based Awards. The following table summarizes the grants of plan-based awards to the named executive officers, and allocated to Great American Life.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)(4)	Closing Market Price on the Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
S. Craig Lindner	2/24/2014	—	—	—	—	—	—	—	44,000	56.44	56.32	644,600
	2/24/2014	—	—	—	—	—	—	11,722	—	—	56.32	661,567
	2/24/2014	0	572,000	2,002,000	—	—	—	—	—	—	—	—
	3/7/2014	—	—	—	—	—	4,400,000	—	—	—	—	—
John B. Berding	2/24/2014	—	—	—	—	—	—	—	20,100	56.44	56.32	294,465
	2/24/2014	—	—	—	—	—	—	5,353	—	—	56.32	302,140
	2/24/2014	0	335,000	1,005,000	—	—	—	—	—	—	—	—
	3/7/2014	—	—	—	—	—	1,005,000	—	—	—	—	—
Mark F. Muething	2/24/2014	—	—	—	—	—	—	—	12,320	56.44	56.32	180,488
	2/24/2014	—	—	—	—	—	—	3,282	—	—	56.32	185,258
	2/24/2014	0	297,352	494,366	—	—	—	—	—	—	—	—
Christopher P. Miliano	2/24/2014	—	—	—	—	—	—	—	9,240	56.44	56.32	135,366
	2/24/2014	—	—	—	—	—	—	2,464	—	—	56.32	139,068
	2/24/2014	0	223,898	414,216	—	—	—	—	—	—	—	—
Michael J. Prager	2/24/2014	—	—	—	—	—	—	—	7,920	56.44	56.32	116,028
	2/24/2014	—	—	—	—	—	—	2,112	—	—	56.32	119,201
	2/24/2014	0	195,215	331,866	—	—	—	—	—	—	—	—

(1)	These columns show the range of payouts targeted for 2014 performance under both the AFG Annual Senior Executive Bonus Plan and the Annuity Group Executive Officer Bonus Plan, as applicable, with respect to the named executive officers. These amounts, paid in 2015, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2014 for financial statement reporting purposes.
(2)	These columns represent grants made under the AFG Senior Executive Equity Bonus Plan. One-half of award payment is based on AFG’s growth in book value per share over three years compared to the plan, and one-half of award payment based on meeting or exceeding AFG’s average annual core return on equity goals over a three year period. There is no threshold or target amount, and participants can receive up to 100% of maximum denominated in dollars but paid in shares of AFG common stock.
(3)	These employee stock options were granted pursuant to AFG’s stock incentive plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. The options become fully exercisable in the event of death or disability or upon a change in control of AFG.
(4)	Stock options are granted at an exercise price equal to the average of AFG’s high and low trading prices on the date of grant.
(5)	This column represents, with respect to stock options, the aggregate full grant date fair value in accordance with ASC 718 of options granted during the year. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the ASC 718 value.

Outstanding Equity Awards at Fiscal Year-End. The table below includes all outstanding AFG common stock awards held by the named executive officers at December 31, 2014.

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
S. Craig Lindner	02/22/2007	75,000		36.57	02/22/2017
	02/21/2008	75,000		27.20	02/21/2018
	02/12/2009	37,500		19.10	02/12/2019
	02/11/2010	40,000	10,000	24.83	02/11/2020
	02/16/2011	30,000	20,000	34.34	02/16/2021	18,750	1,138,500
	02/23/2012	20,000	30,000	38.11	02/23/2022	17,000	1,032,240
	02/21/2013	10,000	40,000	44.01	02/21/2023	17,000	1,032,240
	02/24/2014		50,000	56.44	02/24/2024	13,320	808,790
	02/23/2012							5,000,000
	02/21/2013							5,000,000
	03/07/2014							5,000,000
John B. Berding	02/22/2007	41,016		36.57	02/22/2017
	09/28/2007	20,000		28.61	09/28/2017
	02/21/2008	46,324		27.20	02/21/2018
	02/12/2009	25,000		19.10	02/12/2019
	02/11/2010	20,000	5,000	24.83	02/11/2020
	02/16/2011	16,500	11,000	34.34	02/16/2021	10,313	626,205
	02/23/2012	12,000	18,000	38.11	02/23/2022	10,200	619,344
	02/21/2013	6,000	24,000	44.01	02/21/2023	10,200	619,344
	02/24/2014		30,000	56.44	02/24/2024	7,990	485,153
	02/21/2013							1,500,000
	02/21/2013							1,500,000
	03/07/2014							1,500,000
Mark F. Muething	09/28/2007	11,789		28.61	09/28/2017
	02/21/2008	2,900		27.20	02/21/2018
	02/12/2009	4,743		19.10	02/12/2019
	02/11/2010	14,000	3,500	24.83	02/11/2020
	02/16/2011	6,000	4,000	34.34	02/16/2012	3,750	227,700
	02/23/2012	4,800	7,200	38.11	02/23/2022	4,080	247,738
	02/21/2013	2,800	11,200	44.01	02/21/2023	4,760	289,027
	02/24/2014		14,000	56.44	02/24/2024	3,730	226,486
Christopher P. Miliano	09/28/2007			28.61	09/28/2017
	02/21/2008			27.20	02/21/2018
	02/12/2009			19.10	02/12/2019
	02/11/2010		3,500	24.83	02/11/2020
	02/16/2011		3,800	34.34	02/16/2021	3,563	216,345
	02/23/2012		6,000	38.11	02/23/2022	3,400	206,448
	02/21/2013		8,400	44.01	02/21/2023	3,570	216,770
	02/24/2014		10,500	56.44	02/24/2024	2,800	170,016
Michael J. Prager	09/28/2007			28.61	09/28/2017
	02/21/2008	2,400		27.20	02/21/2018
	02/12/2009	2,640		19.10	02/12/2019
	02/11/2010	3,000	3,000	24.83	02/11/2020
	02/16/2011	10,200	6,800	34.34	02/16/2021
	02/23/2012	3,600	5,400	38.11	02/23/2022	3,060	185,803
	02/21/2013	1,800	7,200	44.01	02/21/2023	3,060	185,803
	02/24/2014		9,000	56.44	02/24/2024	2,400	145,728

(1)	Represents employee stock options that become exercisable for 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or upon a change in control of AFG.
(2)	Represents restricted shares which generally vest in three or four years following the award grant date. Shares vest in full in the event of death or disability or upon a change in control of AFG.
(3)	These columns represent grants made under the AFG Senior Executive Equity Bonus Plan. For awards payable beginning in 2016, one-half of award payment based on AFG’s growth in book value per share over three years compared to plan companies, and one-half of award payment based on meeting or exceeding average annual core return on equity goals over three year period. For awards payable prior to 2016, award payment based on AFG’s growth in book value per share compared to plan companies. There is no threshold or target amount, and participants can receive up to 100% of maximum denominated in dollars but paid in shares of AFG common stock.

Option Exercises and Stock Vested. The table below shows the number of shares of AFG common stock acquired during 2014 upon the exercise of options and restricted share awards which vested in 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
S. Craig Lindner	—	—	17,500	975,100
John B. Berding	—	—	28,279	1,705,378
Mark F. Muething	13,343	484,193	—	—
Christopher P. Miliano	12,140	312,242	—	—
Michael J. Prager	—	—	—	—

(1)	The dollar value realized reflects the difference between the closing price of the AFG common stock on the date of exercise and the stock option exercise price.
(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the AFG common stock on the vesting date or, if not a business day, the next succeeding business day.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Great American Life employees, including the named executive officers, participate in AFG plans described below that provide retirement benefits through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including the named executive officers, benefits in the AFG Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan (“RASP”) to have an additional benefit to the RASP.

AFG also maintains a Deferred Compensation Plan pursuant to which certain key employees of Great American Life, including the named executive officers, may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.

The table below discloses information on the nonqualified deferred compensation of the named executives in 2014, including the Auxiliary RASP and the AFG Deferred Compensation Plan.

Name	Executive contributions in last FY ($)	AFG contributions in last FY ($)(1)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balances at last FYE ($)
S. Craig Lindner	—	26,224	238,311	—	2,319,654
John B. Berding	—	19,966	73,924	—	799,621
Mark F. Muething	266,680	17,593	224,959	—	4,153,815
Christopher P. Miliano	—	13,744	13,028	—	198,453
Michael J. Prager	50,850	15,335	18,994	—	506,955

(1)	Represents AFG contributions credited to participants’ Auxiliary RASP accounts which are included in the supplemental All Other Compensation table to the Summary Compensation Table on page 58 of this prospectus.
(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including AFG common stock, held by the plans.

Compensation Committee Interlocks and Insider Participation

Great American Life does not have a compensation committee. All compensation decisions are made by AFG. Mr. Craig Lindner is both an executive officer of Great American Life and an executive officer and director of AFG. No executive officer of Great American Life served as a member of the compensation committee (or its equivalent) or board of directors of another entity that has, or had at any time during 2015, an executive officer who served as a member of the board of directors of Great American Life.

Security Ownership of Certain Beneficial Owners and Management

All shares of GALIC common stock are owned indirectly by AFG.

The following table sets forth certain information regarding beneficial ownership of shares of AFG common stock by each of GALIC’s directors and its named executive officers; and by all directors and named executive officers as a group. It also includes those who are known by AFG to own beneficially more than 5% of the issued and outstanding shares of AFG common stock.

Except as otherwise provided below,

•	information in the table is as of November 30, 2015;

•	to AFG’s knowledge all shares of common stock are beneficially owned, and investment and voting power is held solely by the persons named as owners; and

•	the person’s address is 301 East Fourth Street, Cincinnati OH 45202.

Common Stock Ownership	Beneficial Ownership Amount (1)	Percent of Class (* means less than 1%)
S. Craig Lindner (2)	5,978,164	6.8%
John B. Berding (3)	241,578	*
Jeffrey G. Hester	24,092	*
Christopher P. Miliano	18,214	*
Mark F. Muething	79,364	*
Michael J. Prager	50,120	*
All Directors and Executive Officers as a Group (6 persons)	6,391,532	7.3%
Security Ownership of 5% Beneficial Owners
Carl H. Lindner III (4)	8,375,336	9.5%
Edyth B. Lindner (5)	5,967,554	6.8%
BlackRock, Inc. (6)	5,160,123	5.9%

(1)	Includes the following numbers of shares that may be acquired within 60 days of November 30, 2015 through the exercise of options held by such person: Carl H. Lindner III—187,500; S. Craig Lindner—187,500; John B. Berding—174,324; Jeffrey G. Hester—20,080; Mark F. Muething—40,502; and Michael J. Prager—30,400. Shares owned also include the following numbers of shares owned through AFG’s Retirement and Savings Plan (RASP): S. Craig Lindner—30,371; John B. Berding—1,246; Jeffrey G. Hester—2,093; Christopher P. Miliano—5,704; Michael J. Prager—5,648; and All Directors and Executive Officers as a Group—45,062. For Mr. Berding, shares owned excludes shares held in the RASP, for which he serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account.
(2)	Includes 2,864,570 shares held in his trust over which he has voting and dispositive power; 112,909 shares held by a trust over which his spouse has voting and dispositive power; 2,338,000 shares owned by a limited liability company and 21,716 shares held in a trust over which he shares voting and dispositive power with Carl H. Lindner III; 327,785 shares held by a charitable foundation over which he shares voting and dispositive power with Edyth B. Lindner; and 95,633 shares held by a charitable foundation over which he shares voting and dispositive power with his spouse.
(3)	Shares of common stock include 233 shares held by a family trust.
(4)	Includes 4,155,518 shares held in his trust over which he holds voting and dispositive power; 37,648 shares held by a trust over which his spouse has voting and dispositive power; 209,257 shares held in two trusts over which his spouse has dispositive power; 1,348,500 shares held in a limited liability company over which shares he holds dispositive power; 2,338,000 shares owned by a limited liability company and 21,716 shares held in a trust over which he shares voting and dispositive power with S. Craig Lindner; and 44,779 shares held in a charitable foundation over which he shares voting and dispositive power with his spouse.
(5)	Includes 5,639,769 shares held in her trust over which she has voting and dispositive power. Also includes 327,785 shares held in a charitable foundation over which she shares voting and dispositive power with S. Craig Lindner.
(6)	Based solely on information contained in a Schedule 13G filed with the SEC on February 6, 2015 by BlackRock, Inc. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 4,534,969 shares and sole dispositive power with respect to 5,160,123 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

Transactions with Related Persons

Transactions between GALIC and AFG or Other AFG Subsidiaries

GALIC and AMMC are parties to an Investment Services Agreement under which AMMC provides investment services to GALIC in accordance with guidelines. GALIC pays AMMC a fee based on AMMC’s cost of providing these services. Investment charges paid by GALIC to AMMC were $4.2 million in 2015, $1.5 million in 2014 and $2.3 million in 2013.

GALIC is a member of AFG’s consolidated tax group. GALIC has a tax allocation agreement with AFG which designate how tax payments are shared by members of the tax group. In general, both companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFG based on taxable income without regard to temporary differences. GALIC and its subsidiaries, which are included in the AFG consolidated tax group, incurred income tax expense of $114.0 million in 2015, $126.1 million in 2014 and $142.0 million in 2013.

The chart below shows the amounts paid by GALIC to AFG in 2015, 2014 and 2013 for various services. All of these transactions were based on fair market value.

	2015	2014	2013
Information technology services	$4.8 million	$3.3 million	$4.0 million
Business support and human resources services	$3.0 million	$3.0 million	$2.7 million
Internal audit support	$1.0 million	$1.0 million	$0.7 million
Creative marketing services	$0.8 million	$0.8 million	$0.7 million

In July 2000, GAI entered into a thirty-two year agreement with the Cincinnati Reds, pursuant to which the Reds’ home stadium was named “Great American Ball Park.” GALIC participates in the stadium naming rights agreement and accordingly paid GAI approximately $0.8 million in 2015, $0.8 million in 2014, and $0.7 million in 2013 under the agreement. GALIC’s payments to GAI will average approximately $0.8 million annually over the remaining term of the agreement.

Transactions Involving Immediate Family Members of GALIC’s Directors and Executive Officers

A brother-in-law of GALIC’s President and Chief Executive Officer is a Senior Vice President with Raymond James Financial, Inc. Raymond James received less than $5,000 in 2015, less than $5,000 in 2014, and less than $10,000 in 2013 in commissions for equity transactions made by AFG, and AFG traded approximately $89 million in 2015, approximately $83 million in 2014, and approximately 64 million in 2013 par amount of debt securities through Raymond James.

The brother of GALIC’s President and Chief Executive Officer was Co-Chief Executive Officer and Co-President of AFG during 2015, 2014, and 2013. Final and complete information about this individual’s salary and compensation for 2015 is not available as of the date of this prospectus. This individual received salary and other compensation of $7,797,889 for 2014, and $9,656,841 for 2013. This individual is also a beneficial owner of more than 5% of the issued and outstanding shares of AFG’s common stock.

A subsidiary of AFG employs a son of S. Craig Linder, GALIC’s President and Chief Executive Officer, in an executive position. This individual received salary and bonus of $271,000 for 2014, and $215,000 for 2013. Final and complete information about this individual’s salary and bonus for 2015 is not available as of the date of this prospectus. This individual also participates in employee benefit plans, including equity incentive plans, commensurate with his position and tenure with the subsidiary.

A subsidiary of AFG employs a brother of Mark F. Muething, GALIC’s Executive Vice President and Chief Operating Officer. This individual received salary and bonuses awarded pursuant to short and long term incentive compensation plans of $703,604 for 2014, and $458,600 for 2013. Final and complete information about this individual’s salary and bonus for 2015 is not available as of the date of this prospectus. He also participates in employee benefit plans, including equity incentive plans, commensurate with his position and tenure.

Review, Approval or Ratification of Transactions with Related Persons

Stock exchange rules require AFG to conduct an appropriate review of all related party transactions (including those required to be disclosed by AFG pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, AFG’s Audit Committee Charter provides that the Audit Committee review and approve all related party transactions involving directors, executive officers and significant shareholders of the AFG. In considering the transaction, the Committee may consider all relevant factors, including as applicable: AFG’s business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to AFG. While AFG adheres to this policy for potential related person transactions, the policy is not in written form (other than as a part of listing agreements with stock exchanges). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with AFG’s practice of approving transactions in this manner.

GALIC’s senior management approves all related party transactions involving directors and executive officers of GALIC. In considering the transaction, GALIC’s senior management may consider all relevant factors, including as applicable: the business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to GALIC. GALIC’s policy with respect to potential related party transactions is not in written form.

FINANCIAL INFORMATION

Forward Looking Statements

The disclosures in this Form S-1 contain certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of words such as “anticipates”, “believes”, “expects”, “projects”, “estimates”, “intends”, “plans”, “seeks”, “could”, “may”, “should”, “will” or the negative version of those words or other comparable terminology. Such forward-looking statements include statements relating to: expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, and rate changes.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to the following and those discussed in Risk Factors.

•	changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad;

•	performance of securities markets;

•	GALIC’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market;

•	new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in GALIC’s investment portfolio;

•	the availability of capital;

•	regulatory actions (including changes in statutory accounting rules);

•	changes in the legal environment affecting GALIC or its customers;

•	tax law and accounting changes;

•	terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses;

•	availability of reinsurance and ability of reinsurers to pay their obligations;

•	trends in persistency, mortality and morbidity;

•	competitive pressures, including those in the annuity distribution channels;

•	the ability to obtain adequate rates and policy terms; and

•	changes in GALIC’s credit ratings or the financial strength ratings assigned by major ratings agencies.

The forward-looking statements herein are made only as of the date of this report. GALIC assumes no obligation to publicly update any forward-looking statements.

Selected Financial Data

The following table sets forth certain data for the periods indicated (dollars in millions).

	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Earnings Statement Data:
Total revenues	$1,019	$964	$1,297	$1,214	$1,148	$914	$893
Earnings before income taxes	237	261	352	391	319	157	169
Net earnings, including noncontrolling interests	157	172	232	255	209	106	112
Less: Net earnings attributable to noncontrolling interests	5	1	1	1	—	6	2
Net earnings attributable to shareholder	152	171	231	254	209	100	110

	September 30,	December 31,
	2015	2014	2013	2012	2011	2010
	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and investments	$27,546	$25,402	$22,356	$19,715	$16,844	$13,657
Total assets	29,896	28,012	25,045	21,515	18,233	15,608
Annuity benefits accumulated	25,763	23,492	20,658	17,308	14,873	12,330
Life, accident and health reserves	676	690	702	676	523	573
Shareholder’s equity	2,370	2,450	2,246	2,317	1,809	1,661

Management’s Discussion and Analysis of Financial Condition and Results of Operations

INDEX TO MD&A

	Page		Page
General	65	Contractual Obligations	67
Overview	65	Off-Balance Sheet Arrangements	67
Critical Accounting Policies	65	Investments	67
Liquidity and Capital Resources	65	Uncertainties	72
Condensed Consolidated Cash Flows	65	Results of Operations	72
Liquidity	66

General

Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of GALIC’s financial condition and results of operations. This discussion should be read in conjunction with the financial statements.

Overview

Financial Condition. Great American Life Insurance Company (“GALIC”), a stock life insurance company domiciled in the state of Ohio, is a direct, wholly-owned subsidiary of Great American Financial Resources, Inc. (“GAFRI”), a financial services holding company wholly-owned by American Financial Group, Inc. (“AFG”).

GALIC predominately markets individual and group fixed and fixed indexed annuities nationwide to the savings and retirement markets, and maintains long-term care products (“LTC”), term and universal life in-force business. In 2009, GALIC ceded 100% of the LTC block to an affiliated company and stopped new sales in 2010. GALIC is licensed to write life, annuity and accident & health insurance in forty-nine states, the District of Columbia, Guam and the U.S. Virgin Islands.

Critical Accounting Policies

Significant accounting policies are summarized in Note A — “Accounting Policies” to the financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that can have a significant effect on amounts reported in the financial statements. As more information becomes known, these estimates and assumptions change and, thus, impact amounts reported in the future. The areas where management believes the degree of judgment required to determine amounts recorded in the financial statements is most significant are as follows:

•	the recoverability of reinsurance,

•	the recoverability of deferred acquisition costs, and

•	the valuation of investments, including the determination of “other-than-temporary” impairments.

See “Liquidity and Capital Resources — Uncertainties” for a discussion of recoverables from reinsurers and “Liquidity and Capital Resources — Investments” for a discussion of impairments on investments. Deferred policy acquisition costs (“DPAC”) and certain liabilities related to annuities and universal life insurance products are amortized in relation to the present value of expected gross profits on the policies. Assumptions considered in determining expected gross profits involve significant judgment and include management’s estimates of interest rates and investment spreads, surrenders, annuitizations, renewal premiums and mortality. Should actual experience require management to change its assumptions (commonly referred to as “unlocking”), a charge or credit would be recorded to adjust DPAC or annuity liabilities to the levels they would have been if the new assumptions had been used from the inception date of each policy.

Liquidity and Capital Resources

Management believes GALIC has sufficient resources to meet its liquidity requirements. The liquidity requirements of GALIC relate primarily to the liabilities associated with their products as well as operating costs and expenses, payment of dividends to GAFRI and taxes to AFG and contributions of capital to their subsidiaries. Historically, cash flows from premiums and investment income have generally provided more than sufficient funds to meet these requirements. Funds received in excess of cash requirements are generally invested in additional marketable securities. In addition, GALIC generally holds a significant amount of highly liquid, short-term investments. If funds generated from operations are insufficient to meet liquidity requirements for any period, AFG may contribute funds to GALIC.

The NAIC’s model law for risk based capital (“RBC”) applies to life, accident and health companies. RBC formulas determine the amount of capital that an insurance company needs so that it has an acceptable expectation of not becoming financially impaired. At September 30, 2015, the capital ratios of GALIC and its insurance subsidiaries substantially exceeded the RBC requirements.

Condensed Consolidated Cash Flows. GALIC’s principal sources of cash include insurance premiums, income from its investment portfolio and proceeds from the maturities, redemptions and sales of investments. Insurance premiums in excess of acquisition expenses and operating costs are invested until they are needed to meet policyholder obligations or made available to the parent company through dividends. GALIC’s cash flows from operating, investing and financing activities as detailed in its Consolidated Statement of Cash Flows are shown below (in millions):

	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
Net cash provided by operating activities	$564	$408	$565	$576	$501
Net cash used in investing activities	(2,473)	(1,980)	(2,524)	(3,184)	(1,962)
Net cash provided by financing activities	1,806	1,388	1,789	2,587	1,625

Net change in cash and cash equivalents	$(103)	$(184)	$(170)	$(21)	$164

Net Cash Provided by Operating Activities. GALIC’s annuity operations typically produce positive net operating cash flows as investment income exceeds acquisition costs and operating expenses. Interest credited on annuity policyholder funds is a non-cash increase in GALIC’s annuity benefits accumulated liability and annuity premiums, benefits and withdrawals are considered financing activities due to the deposit-type nature of annuities. Net cash provided by operating activities was $564 million in the first nine months of 2015 compared to $408 million in the first nine months of 2014, an increase of $156 million. For the full-year, net cash provided by operating activities was $565 million, $576 million and $501 million in 2014, 2013 and 2012, respectively.

Net Cash Used in Investing Activities. GALIC’s investing activities consist primarily of the investment of funds provided by its annuity products. Net cash used in investing activities was $2.47 billion for the first nine months of 2015 compared to $1.98 billion in the first nine months of 2014, an increase of $493 million. The $105 million increase in net cash flows from annuity policyholders in the first nine months of 2015 compared to the first nine months of 2014 and the advances of $300 million from the Federal Home Loan Bank of Cincinnati (“FHLB”) in 2015 increased the amount of cash available for investment in the first nine months of 2015 compared to the first nine months of 2014.

Net cash used in investing activities was $2.52 billion for the full-year of 2014 compared to $3.18 billion in the same period of 2013, a decrease of $660 million. The $515 million decrease in net cash flows from annuity policyholders in 2014 compared to 2013 and the advances of $200 million from the FHLB in 2013 decreased the amount of cash available for investment in 2014 compared to 2013.

Net cash used in investing activities was $3.18 billion for the full-year of 2013 compared to $1.96 billion in the same period in 2012, an increase of $1.22 billion. The $943 million increase in net cash flows from annuity policyholders in 2013 as compared to 2012 and the advances of $200 million from the FHLB in 2013 increased the amount of cash available for investment in 2013 compared to 2012.

Net Cash Provided by Financing Activities. GALIC’s financing activities consist primarily of transactions with annuity policyholders and dividend payments to the parent company. Net cash provided by financing activities was $1.81 billion in the first nine months of 2015 compared to $1.39 billion in the first nine months of 2014, an increase of $418 million. Annuity receipts and advances from the FHLB exceeded annuity surrenders, benefits, withdrawals and transfers by $1.89 billion in the first nine months of 2015 compared to $1.49 billion in the first nine months 2014, resulting in a $405 million increase in net cash provided by financing activities.

Net cash provided by financing activities was $1.79 billion for the full-year of 2014 compared to $2.59 billion in the same period of 2013, a decrease of $798 million. Annuity receipts and advances from the FHLB exceeded annuity surrenders, benefits, withdrawals and transfers by $1.99 billion for the full-year of 2014 compared to $2.70 billion in the same period of 2013, resulting in a $715 million decrease in net cash provided by financing activities.

Net cash provided by financing activities was $2.59 billion for the full-year of 2013 compared to $1.63 billion in the same period of 2012, an increase of $962 million. Annuity receipts and advances from the FHLB exceeded annuity surrenders, benefits, withdrawals and transfers by $2.70 billion for the full-year of 2013 compared to $1.56 billion in the same period of 2012, resulting in a $1.14 billion increase in net cash provided by financing activities. This increase was partially offset by the $115 million cash dividend paid in 2013.

Liquidity. Management believes GALIC has sufficient resources to meet its liquidity requirements. If funds generated from operations are insufficient to meet fixed charges in any period, GALIC would be required to utilize company cash and marketable securities or to generate cash through parent capital contributions, sales of other assets, or similar transactions.

GALIC is a member of the FHLB. The FHLB makes advances and provides other banking services to member institutions, which provides GALIC with a substantial additional source of liquidity. These advances further the FHLB’s mission of improving access to housing by increasing liquidity in the residential mortgage-backed securities market. At September 30, 2015, GALIC had $740 million in outstanding advances from the FHLB (included in annuity benefits accumulated), bearing interest at rates ranging from 0.02% to 0.23% over LIBOR (average rate of 0.44% at September 30, 2015). While these advances must be repaid between 2016 and 2020, GALIC has the option to prepay all or a portion of the advances. GALIC has invested the proceeds from the advances in fixed maturity securities for the purpose of earning a spread over the interest payments due to the FHLB. At September 30, 2015, GALIC estimated that it had additional borrowing capacity of approximately $800 million from the FHLB.

The liquidity requirements of GALIC relate primarily to the liabilities associated with its products as well as operating costs and expenses, payments of dividends and taxes to AFG and contributions of capital to its subsidiaries. Historically, cash flows from premiums and investment income have generally provided more than sufficient funds to meet these requirements. Funds received in excess of cash requirements are generally invested in additional marketable securities. In addition, GALIC generally holds a significant amount of highly liquid, short-term investments.

In the annuity business, where profitability is largely dependent on earning a spread between invested assets and annuity liabilities, the duration of investments is generally maintained close to that of liabilities. In a rising interest rate environment, significant protection from withdrawals exists in the form of temporary and permanent surrender charges on GALIC’s annuity products. With declining rates, GALIC receives some protection (from spread compression) due to the ability to lower crediting rates, subject to contractually guaranteed minimum interest rates (“GMIRs”). GALIC began selling policies with GMIRs below 2% in 2003; almost all new business since late 2010 has been issued with a 1% GMIR. At September 30, 2015, GALIC could reduce the average crediting rate on approximately $19 billion of traditional fixed and fixed-indexed deferred annuities without guaranteed withdrawal benefits by approximately 69 basis points (on a weighted average basis).

For statutory accounting purposes, equity securities of non-affiliates are generally carried at fair value. At September 30, 2015, GALIC owned publicly traded equity securities with a fair value of $503 million. Decreases in market prices could adversely affect GALIC’s capital, potentially necessitating a capital contribution.

GALIC believes it maintains sufficient liquidity to pay claims and benefits and operating expenses. In addition, GALIC has sufficient capital to meet commitments in the event of unforeseen events such as reinsurer insolvencies. Nonetheless, changes in statutory accounting rules, significant declines in the fair value of its investment portfolios or significant ratings downgrades on these investments, could create a need for additional capital.

Contractual Obligations. The following table shows an estimate (based on historical patterns and expected trends) of payments to be made for insurance reserve liabilities at December 31, 2014 (in millions).

	Total	Within One Year	2-3 Years	4-5 Years	More than 5 Years
Annuities (*)	$23,492	$2,019	$4,527	$4,966	$11,980
Life, accident and health liabilities (*)	690	72	134	121	363

Total	$24,182	$2,091	$4,661	$5,087	$12,343

(*)	Reserve projections include anticipated cash benefit payments only. Projections do not include any impact for future earnings or additional premiums. Based on the same assumptions, GALIC projects reinsurance recoveries related to life, accident and health reserves totaling $368 million as follows: Within 1 year — $38 million; 2-3 years — $70 million; 4-5 years — $65 million; and thereafter — $195 million. Actual payments and their timing could differ significantly from these estimates.

GALIC has no material contractual purchase obligations or other long-term liabilities at December 31, 2014.

Off-Balance Sheet Arrangements. See Note L — “Additional Information — Financial Instruments — Unfunded Commitments” to the financial statements.

Investments. GALIC attempts to optimize investment income while building the value of its portfolio, placing emphasis upon total long-term performance.

GALIC’s investment portfolio at September 30, 2015, contained $25.20 billion in fixed maturity securities and $503 million in equity securities classified as available for sale and carried at fair value with unrealized gains and losses included in a separate component of shareholders’ equity on an after-tax basis. In addition, $122 million in fixed maturities were classified as trading with changes in unrealized holding gains or losses included in investment income.

As detailed in Note D — “Balance Sheet Impact of Net Unrealized Gains on Securities” to the financial statements, unrealized gains and losses on GALIC’s fixed maturity and equity securities are included in shareholders’ equity after adjustments for related changes in DPAC and certain liabilities related to annuity and life businesses and deferred income taxes. DPAC and certain other balance sheet amounts applicable to annuity and life businesses are adjusted for the impact of unrealized gains or losses on investments as if these gains or losses had been realized, with corresponding increases or decreases (net of tax) included in accumulated other comprehensive income in GALIC’s Balance Sheet.

Fixed income investment funds are generally invested in securities with intermediate-term maturities with an objective of optimizing total return while allowing flexibility to react to changes in market conditions. At September 30, 2015, the average life of GALIC’s fixed maturities was about 7 years.

Fair values for GALIC’s portfolio are determined by GALIC’s internal investment professionals using data from nationally recognized pricing services as well as non-binding broker quotes. Fair values of equity securities are generally based on published closing prices. For mortgage-backed securities (“MBS”), which comprise approximately 19% of GALIC’s fixed maturities, prices for each security are generally obtained from both pricing services and broker quotes. For the remainder of GALIC’s fixed maturity portfolio, approximately 81% are priced using pricing services and the balance is priced primarily by using non-binding broker quotes. When prices obtained for the same security vary, GALIC’s internal investment professionals select the price they believe is most indicative of an exit price.

The pricing services use a variety of observable inputs to estimate fair value of fixed maturities that do not trade on a daily basis. Based upon information provided by the pricing services, these inputs include, but are not limited to, recent reported trades, benchmark yields, issuer spreads, bids or offers, reference data, and measures of volatility. Included in the pricing of MBS are estimates of the rate of future prepayments and defaults of principal over the remaining life of the underlying collateral. Due to the lack of transparency in the process that brokers use to develop prices, valuations that are based on brokers’ prices are classified as Level 3 in the GAAP hierarchy unless the price can be corroborated, for example, by comparison to similar securities priced using observable inputs.

Valuation techniques utilized by pricing services and prices obtained from external sources are reviewed by GALIC’s internal investment professionals who are familiar with the securities being priced and the markets in which they trade to ensure the fair value determination is representative of an exit price. To validate the appropriateness of the prices obtained, these investment managers consider widely published indices (as benchmarks), recent trades, changes in interest rates, general economic conditions and the credit quality of the specific issuers. In addition, GALIC communicates directly with pricing services regarding the methods and assumptions used in pricing, including verifying, on a test basis, the inputs used by the services to value specific securities.

In general, the fair value of GALIC’s fixed maturity investments is inversely correlated to changes in interest rates. The following table demonstrates the sensitivity of such fair values to reasonably likely changes in interest rates by illustrating the estimated effect on GALIC’s fixed maturity portfolio that an immediate increase of 100 basis points in the interest rate yield curve would have at September 30, 2015 and December 31, 2014 (dollars in millions). Effects of increases or decreases from the 100 basis points illustrated would be approximately proportional.

	September 30, 2015	December 31, 2014
Fair value of fixed maturity portfolio	$25,323	$23,228
Pretax impact on fair value of 100 bps increase in interest rates	$(1,266)	$(1,161)
Pretax impact as % of total fixed maturity portfolio	(5.0%)	(5.0%)

Approximately 88% of the fixed maturities held by GALIC at September 30, 2015, were rated “investment grade” (credit rating of AAA to BBB) by nationally recognized rating agencies. Investment grade securities generally bear lower yields and lower degrees of risk than those that are unrated and non-investment grade. Management believes that the high quality investment portfolio should generate a stable and predictable investment return.

MBS are subject to significant prepayment risk due to the fact that, in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled as borrowers refinance higher rate mortgages to take advantage of lower rates. Although interest rates have been low in recent years, tighter lending standards have resulted in fewer buyers being able to refinance the mortgages underlying much of GALIC’s non-agency residential MBS portfolio.

Summarized information for GALIC’s MBS (including those classified as trading) at September 30, 2015, is shown in the table below (dollars in millions). Agency-backed securities are those issued by a U.S. government-backed agency; Alt-A mortgages are those with risk profiles between prime and subprime. The majority of the Alt-A securities and substantially all of the subprime securities are backed by fixed-rate mortgages. The average life of the residential and commercial MBS is approximately 5 years and 3 years, respectively.

	Amortized Cost	Fair Value	Fair Value as % of Cost	Unrealized Gain (Loss)	% Rated Investment Grade
Collateral type
Residential:
Agency-backed	113	121	107	8	100
Non-agency prime	1,341	1,489	111	148	43
Alt-A	580	647	112	67	20
Subprime	452	491	109	39	22
Commercial	1,898	1,998	105	100	100

	4,384	4,746	108	362	63

The National Association of Insurance Commissioners (“NAIC”) assigns creditworthiness designations on a scale of 1 to 6 with 1 being the highest quality and 6 being the lowest quality. The NAIC retains third-party investment management firms to assist in the determination of appropriate NAIC designations for mortgage-backed securities based not only on the probability of loss (which is the primary basis of ratings by the major ratings firms), but also on the severity of loss and statutory carrying value. At September 30, 2015, 98% (based on statutory carrying value of $4.3 billion) of GALIC’s MBS securities had a NAIC designation of 1 or 2.

Municipal bonds represented approximately 16% of GALIC’s fixed maturity portfolio at September 30, 2015. GALIC’s municipal bond portfolio is high quality, with 99% of the securities rated investment grade at that date. The portfolio is well diversified across the states of issuance and individual issuers. At September 30, 2015, approximately 69% of the municipal bond portfolio was held in revenue bonds, with the remaining 31% held in general obligation bonds. General obligation securities of California, Illinois, Michigan, New Jersey, New York and Puerto Rico collectively represented approximately 1% of this portfolio.

Summarized information for the unrealized gains and losses recorded in GALIC’s Balance Sheet at September 30, 2015, is shown in the following table (dollars in millions). Approximately $354 million of available for sale fixed maturity securities and $39 million of available for sale equity securities had no unrealized gains or losses at September 30, 2015.

	Securities With Unrealized Gains	Securities With Unrealized Losses
Available for Sale Fixed Maturities
Fair value of securities	$19,466	$5,381
Amortized cost of securities	$18,342	$5,557
Gross unrealized gain (loss)	$1,124	$(176)
Fair value as % of amortized cost	106%	97%
Number of security positions	2,915	731
Number individually exceeding $2 million gain or loss	50	9
Concentration of gains (losses) by type or industry (exceeding 5% of unrealized):
Mortgage-backed securities	$369	$(7)
States and municipalities	192	(24)
Banks, savings and credit institutions	105	(16)
Gas and electric services	76	(15)
Asset-backed securities	37	(13)
Oil and gas extraction	10	(29)
Metal mining	5	(17)
Percentage rated investment grade	89%	88%
Available for Sale Equity Securities
Fair value of securities	$166	$298
Cost of securities	$133	$336
Gross unrealized gain (loss)	$33	$(38)
Fair value as % of cost	125%	89%
Number of security positions	39	55
Number individually exceeding $2 million gain or loss	5	4

The table below sets forth the scheduled maturities of GALIC’s available for sale fixed maturity securities at September 30, 2015, based on their fair values. Securities with sinking funds are reported at average maturity. Actual maturities may differ from contractual maturities because certain securities may be called or prepaid by the issuers.

	Securities With Unrealized Gains	Securities With Unrealized Losses
Maturity
One year or less	3%	—%
After one year through five years	17%	5%
After five years through ten years	34%	48%
After ten years	13%	20%

	67%	73%
Asset-backed securities (average life of approximately 5 years)	11%	22%
Mortgage-backed securities (average life of approximately 4 years)	22%	5%

	100%	100%

The table below (dollars in millions) summarizes the unrealized gains and losses on fixed maturity securities by dollar amount:

	Aggregate Fair Value	Aggregate Unrealized Gain (Loss)	Fair Value as % of Cost Basis
Fixed Maturities at September 30, 2015
Securities with unrealized gains:
Exceeding $500,000 (735 securities)	$8,818	$762	109%
$500,000 or less (2,180 securities)	10,648	362	104%

	$19,466	$1,124	106%

Securities with unrealized losses:
Exceeding $500,000 (94 securities)	$1,166	$(108)	92%
$500,000 or less (637 securities)	4,215	(68)	98%

	$5,381	$(176)	97%

The following table summarizes (dollars in millions) the unrealized loss for all securities with unrealized losses by issuer quality and the length of time those securities have been in an unrealized loss position:

	Aggregate Fair Value	Aggregate Unrealized Loss	Fair Value as % of Cost Basis
Securities with Unrealized Losses at September 30, 2015
Investment grade fixed maturities with losses for:
Less than one year (483 securities)	$4,135	$(113)	97%
One year or longer (102 securities)	613	(27)	96%

	$4,748	$(140)	97%

Non-investment grade fixed maturities with losses for:
Less than one year (88 securities)	$467	$(18)	96%
One year or longer (58 securities)	166	(18)	90%

	$633	$(36)	95%

Common equity securities with losses for:
Less than one year (49 securities)	$271	$(37)	88%
One year or longer (none)	—	—	—%

	$271	$(37)	88%

Perpetual preferred equity securities with losses for:
Less than one year (4 securities)	$22	$(1)	96%
One year or longer (2 securities)	5	—	100%

	$27	$(1)	96%

When a decline in the value of a specific investment is considered to be “other-than-temporary,” a provision for impairment is charged to earnings (accounted for as a realized loss) and the cost basis of that investment is reduced by the amount of the charge. The determination of whether unrealized losses are “other-than-temporary” requires judgment based on subjective as well as objective factors. Factors considered and resources used by management include:

a)	whether the unrealized loss is credit-driven or a result of changes in market interest rates,

b)	the extent to which fair value is less than cost basis,

c)	cash flow projections received from independent sources,

d)	historical operating, balance sheet and cash flow data contained in issuer SEC filings and news releases,

e)	near-term prospects for improvement in the issuer and/or its industry,

f)	third party research and communications with industry specialists,

g)	financial models and forecasts,

h)	the continuity of dividend payments, maintenance of investment grade ratings and hybrid nature of certain investments,

i)	discussions with issuer management, and

j)	ability and intent to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value.

Based on its analysis of the factors listed above, management believes GALIC will recover its cost basis in the securities with unrealized losses and that GALIC has the ability to hold the securities until they recover in value and had no intent to sell them at September 30, 2015.

Although GALIC has the ability to continue holding its investments with unrealized losses, its intent to hold them may change due to deterioration in the issuers’ creditworthiness, decisions to lessen exposure to a particular issuer or industry, asset/liability management decisions, market movements, changes in views about appropriate asset allocation or the desire to offset taxable realized gains. Should GALIC’s ability or intent change with regard to a particular security, a charge for impairment would likely be required. While it is not possible to accurately predict if or when a specific security will become impaired, charges for other-than-temporary impairment could be material to results of operations in future periods. Significant declines in the fair value of GALIC’s investment portfolio could have a significant adverse effect on GALIC’s liquidity. For information on GALIC’s realized gains (losses) on securities, including charges for “other-than-temporary” impairment, see “Results of Operations — Realized Gains on Securities.”

Uncertainties. GALIC’s businesses are subject to various uncertainties, including regulatory, legislative and tax developments. While it is not possible to predict what changes will come in these areas, some could possibly have a material impact on GALIC and its businesses.

Reinsurance. In the normal course of business, GALIC cedes business to other companies under various reinsurance agreements to diversify risk and limit maximum exposure. To the extent that any reinsuring companies are unable to meet obligations under agreements covering reinsurance ceded, GALIC’s insurance companies would remain liable. GALIC reviews the financial condition of its reinsurers and monitors the amount of reinsurance it has with each company. Substantially all of GALIC’s reinsurance is with companies having an A.M. Best rating in the A category. At December 31, 2015, GALIC’s largest reinsurer accounts for nearly 47% of GALIC’s reinsurance in force and is rated A by A.M. Best. GALIC’s second largest reinsurer accounts for nearly 39% of GALIC’s reinsurance in force and is rated A+ by A.M. Best.

Results of Operations

GALIC’s operations produced $237 million in pretax earnings in the first nine months of 2015 compared to $261 million in the first nine months of 2014, a decrease of $24 million (9%). The growth in the business was more than offset by the negative impact of the significant stock market decrease had on certain annuity reserves in the first nine months of 2015, the run-off of higher yielding investments and higher general and administrative expenses in the first nine months of 2015 compared to the first nine months of 2014.

GALIC’s operations produced $352 million in pretax earnings for the full-year of 2014 compared to $391 million in the same period of 2013, a decrease of $39 million (10%). The growth in the business was more than offset by the run-off of higher yielding investments, and the impact that fluctuations in interest rates in 2014 and 2013 had on the fair value accounting for fixed-indexed annuities (“FIAs”) and lower realized gains on securities in 2014 compared to 2013. GALIC’s periodic detailed review (“unlocking”) of the major actuarial assumptions underlying its annuity operations resulted in a net charge of $2 million in 2014 and 2013.

GALIC’s operations produced $391 million in pretax earnings for the full-year of 2013 compared to $319 million in the same period of 2012, an increase of $72 million (23%). The increase in pretax earnings was a result of growth in the annuity business and the positive impact of higher interest rates and strong market performance in 2013 on the fair value accounting for FIAs. Conversely, results for 2012 reflect the negative impact of sharply lower interest rates on the fair value accounting for FIAs. Operating earnings also include a net unlocking charge of $2 million in 2013 compared to $14 million in 2012.

The following table illustrates the impact of fair value accounting for derivatives related to FIAs on earnings before income taxes (dollars in millions):

	Nine months ended
	September 30,		% Change	Year ended December 31,			% Change
	2015	2014	2015 - 2014	2014	2013	2012	2014 - 2013	2013 - 2012
Earnings before income taxes — before the impact of derivatives related to FIAs	$265	$287	(8)%	$386	$376	$334	3%	13%
Impact of derivatives related to FIAs	(28)	(26)	8%	(34)	15	(15)	(327%)	(200%)

Earnings before income taxes	$237	$261	(9)%	$352	$391	$319	(10%)	23%

Net Investment Income. Net investment income for the first nine months of 2015 was $919 million compared to $853 million for the first nine months of 2014, an increase of $66 million (8%). This increase primarily reflects the growth in GALIC’s annuity business, partially offset by the run-off of higher yielding investments.

Net investment income for the full-year of 2014 was $1.14 billion compared to $1.04 billion in the same period of 2013, an increase of $101 million (10%). This increase primarily reflects the growth in GALIC’s annuity business, partially offset by the reinvestment of proceeds from maturity and redemptions of higher yielding investments at the lower yields available in the financial markets.

Net investment income for the full-year of 2013 was $1.04 billion compared to $970 million in the same period of 2012, an increase of $68 million (7%). This increase reflects primarily the growth in GALIC’s annuity business, partially offset by the reinvestment of proceeds from maturity and redemptions of higher yielding investments at the lower yields available in the financial markets.

Realized Gains on Securities. GALIC’s realized gains on securities were $2 million in the first nine months of 2015 compared to $26 million in the first nine months of 2014, a decrease of $24 million (92%).

GALIC’s realized gains on securities were $35 million for the full-year of 2014 compared to $68 million in the same period of 2013, a decrease of $33 million (49%). GALIC’s realized gains on securities were $68 million for the full-year of 2013 compared to $65 million in the same period of 2012, an increase of $3 million (5%). Realized gains on securities consisted of the following (in millions):

	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
Realized gains (losses) before impairments:
Disposals	$30	$32	$46	$73	$78
Change in the fair value of derivatives	(1)	—	2	(2)	(1)
Adjustments to annuity deferred policy acquisition costs and related items	(4)	(1)	(2)	—	(8)

	25	31	46	71	69

Impairment charges:
Securities	(34)	(8)	(16)	(6)	(10)
Adjustments to annuity deferred policy acquisition costs and related items	11	3	5	3	6

	(23)	(5)	(11)	(3)	(4)

Realized gains on securities	$2	$26	$35	$68	$65

Policy Charges and Other Income. Policy charges and other income, which consist primarily of surrender charges and the recognition of certain upfront policy charges that were previously deferred as unearned revenue, were $82 million in the first nine months of 2015 compared to $67 million in the first nine months of 2014, an increase of $15 million (22%). This increase reflects growth in the business primarily related to increased fees from products with guaranteed withdrawal benefit features and the impact of $6 million in income from the sale of real estate recorded in the first nine months of 2015.

Excluding the impact of unlocking income of $10 million in 2014 related to unearned revenue, policy charges and other income, which consist primarily of surrender charges, were $90 million for the full-year of 2014 compared to $82 million in the same period of 2013, an increase of $8 million (10%). This increase reflects growth in the business primarily related to increased fees from products with guaranteed withdrawal benefit features, partially offset by the impact of $4 million in income from the sale of real estate recorded in 2013.

Excluding the impact of unlocking income of $13 million in 2012 related to unearned revenue, policy charges and other income were $82 million for the full-year of 2013 compared to $69 million in the same period of 2012, an increase of $13 million (19%). This increase reflects growth in the business primarily related to increased fees from products with guaranteed withdrawal benefit features and $4 million in income from the sale of real estate recorded in 2013.

See “Annuity Unlocking” below for a discussion of the impact that the periodic review of actuarial assumptions had on policy charges and other income.

Annuity Benefits. Annuity benefits were $536 million for the first nine months of 2015 compared to $485 million in the first nine months of 2014, an increase of $51 million (11%).

For the full-year, annuity benefits were $641 million in 2014, $522 million in 2013 and $523 million in 2012, representing an increase of $119 million (23%) in 2014 compared to 2013 and a decrease of $1 million in 2013 compared to 2012. Annuity benefits consisted of the following (dollars in millions):

	Nine months ended
	September 30,		% Change	Year ended December 31,			% Change
	2015	2014	2015 - 2014	2014	2013	2012	2014 - 2013	2013 - 2012
Interest credited	$394	$367	7%	$492	$447	$433	10%	3%
Change in other benefit reserves	97	77	26%	100	95	69	5%	38%
Embedded derivative mark-to-market	(99)	153	(165%)	240	184	93	30%	98%
Equity option mark-to-market	144	(112)	(229%)	(181)	(210)	(66)	(14%)	218%
Unlocking	—	—	—%	(10)	6	(6)	(267%)	(200%)

Total annuity benefits	$536	$485	11%	$641	$522	$523	23%	—%

Interest Credited. Interest credited in the first nine months of 2015 was $394 million compared to $367 million in the first nine months of 2014, an increase of $27 million (7%). The impact of growth in the annuity business was partially offset by lower interest crediting rates on new premiums as compared to the crediting rates on policyholder funds surrendered or withdrawn.

Interest credited for the full-year of 2014 was $492 million compared to $447 million in the same period of 2013, an increase of $45 million (10%). The impact of growth in the annuity business was partially offset by lower interest crediting rates on new premiums as compared to the crediting rates on policyholder funds surrendered or withdrawn.

Interest credited for the full-year of 2013 was $447 million compared to $433 million in the same period of 2012, an increase of $14 million (3%). The impact of growth in the annuity business was partially offset by lower interest crediting rates on new premiums as compared to the crediting rates on policyholder funds surrendered or withdrawn as well as the full-year impact of crediting rate reductions on existing policyholder funds that were implemented in the second half of 2012.

Change in Other Benefit Reserves. Change in other benefit reserves was $97 million in the first nine months of 2015 compared to $77 million in the first nine months of 2014, an increase of $20 million (26%). This increase reflects higher expenses related to products with guaranteed withdrawal benefit features. The guaranteed withdrawal benefit reserve related to FIAs is inversely impacted by the calculated FIA embedded derivative reserve as the value to policyholders of the guaranteed withdrawal benefits increases when the benefit of stock market participation decreases. The fees earned from products with guaranteed withdrawal benefit features is recorded in policy charges and other income.

For the full-year, change in other benefit reserves was $100 million in 2014, $95 million in 2013 and $69 million in 2012, an increase of $5 million (5%) in 2014 compared to 2013 and an increase of $26 million (38%) in 2013 compared to 2012, primarily reflecting the growth in products with guaranteed withdrawal benefit features. The fees earned from products with guaranteed withdrawal benefit features is recorded in policy charges and other income.

Change in Fair Value of Derivatives Related to Fixed-Indexed Annuities. GALIC’s fixed-indexed annuities, which represented approximately 60% of annuity benefits accumulated at September 30, 2015, provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC’s strategy is designed so that an increase in the liabilities, due to an increase in the market index, will generally be offset by unrealized and realized gains on the call options purchased by GALIC. Both the index-based component of the annuities and the related call options are considered derivatives that must be marked-to-market through earnings each period. The fair values of these derivatives are impacted by actual and expected stock market performance and interest rates as well as other factors. For a list of other factors impacting the fair value of the index-based component of GALIC’s annuity benefits accumulated, see Note C — “Fair Value Measurements” to the financial statements. The net change in fair value of derivatives related to fixed-indexed annuities increased annuity benefits by $45 million and $41 million in the first nine months of 2015 and 2014, respectively. The net change in fair value in the first nine months of 2015 reflects the negative impact of the significant decline in the stock market and lower than anticipated interest rates on these derivatives. The net change in fair value for the first nine months of 2014 reflects the negative impact of lower interest rates. Excluding the impact of unlocking charges, the net change in fair value of derivatives related to fixed-indexed annuities increased annuity benefits by $59 million for the full-year of 2014 and $27 million in the same period of 2012, reflecting the negative impact of lower interest rates on these derivatives. Conversely, the net change in fair value of the derivatives related to fixed-indexed annuities reduced annuity benefits by $26 million for the full-year of 2013 due to the positive impact of higher market interest rates and the net impact of strong market performance on these derivatives.

See “Annuity Unlocking” below for a discussion of the impact that the periodic review of actuarial assumptions had on annuity benefits expense.

Insurance Acquisition Expenses, Net. Insurance acquisition expenses, net include amortization of DPAC, amortization of the present value of future profits of business acquired, and non-deferrable expenses and commissions on sales of insurance products.

Insurance acquisition expenses, net was $146 million in the first nine months of 2015 compared to $120 million in the first nine months of 2014, an increase of $26 million (22%). This increase reflects primarily the growth in the business.

Excluding the impact of unlocking charges of $22 million in 2014 and $33 million in 2012 and an expense reduction of $4 million in 2013 (discussed below), insurance acquisition expenses, net, for the full-year, were $160 million in 2014, $168 million in 2013 and $150 million in 2012, representing a decrease of $8 million (5%) in 2014 compared to 2013 and an increase of $18 million (12%) in 2013 compared to 2012. Insurance acquisition expenses, net are impacted by (i) material changes in interest rates or the stock market on GALIC’s fixed-indexed annuity business, and (ii) differences in actual experience from actuarially projected estimates and assumptions. For example, the negative impact of lower interest rates in 2014 and 2012 on the fair value of derivatives related to fixed-indexed annuities (discussed above) resulted in a partially offsetting deceleration in the amortization of DPAC; conversely, higher interest rates in 2013 had a positive impact on the fair value of the derivatives, resulting in a partially offsetting acceleration in the amortization of DPAC.

See “Annuity Unlocking” below for a discussion of the impact that the periodic review of actuarial assumptions had on insurance acquisition expenses, net. Unanticipated spread compression, decreases in the stock market, adverse mortality experience, and higher than expected lapse rates could lead to write-offs of DPAC or PVFP in the future.

Other Expenses. Other expenses were $79 million in the first nine months of 2015 compared to $72 million in the first nine months of 2014, an increase of $7 million (10%). Other expenses represent primarily general and administrative expenses, as well as selling and issuance expenses that are not deferred. The $7 million increase is due primarily to higher expenses related to professional services and employee compensation plans.

Other expenses were $89 million in 2014, $103 million in 2013 and $90 million in 2012, representing a decrease of $14 million (14%) in 2014 compared to 2013 and an increase of $13 million (14%) in 2013 compared to 2012. Other expenses for 2014 includes the favorable impact of settling certain accrued expenses at a lower cost than previously estimated, while other expenses for 2013 includes a $7 million charge to write off certain previously capitalized project costs.

Statutory Annuity Premiums. GALIC’s annuity operations generated statutory premiums of $3.03 billion in the first nine months of 2015 compared to $2.72 billion in the first nine months of 2014, an increase of $309 million (11%).

For the full-year, GALIC’s annuity operations generated statutory premiums of $3.69 billion in 2014, $4.03 billion in 2013 and $2.98 billion in 2012, a decrease of $336 million (8%) in 2014 compared to 2013 and an increase of $1.04 billion (35%) in 2013 compared to 2012. The following table summarizes GALIC’s annuity sales (dollars in millions):

	Nine months ended
	September 30,		% Change	Year ended December 31,			% Change
	2015	2014	2015 - 2014	2014	2013	2012	2014 - 2013	2013 - 2012
Financial institutions single premium annuities — indexed	$1,279	$1,063	20%	$1,489	$1,102	$291	35%	279%
Financial institutions single premium annuities — fixed	157	271	(42%)	332	628	587	(47%)	7%
Retail single premium annuities — indexed	1,370	1,128	21%	1,533	1,879	1,662	(18%)	13%
Retail single premium annuities — fixed	50	79	(37%)	97	160	146	(39%)	10%
Education market — fixed and indexed annuities	143	145	(1%)	194	207	237	(6%)	(13%)

Total fixed annuity premiums	2,999	2,686	12%	3,645	3,976	2,923	(8%)	36%
Variable annuities	32	36	(11%)	47	52	61	(10%)	(15%)

Total annuity premiums	$3,031	$2,722	11%	$3,692	$4,028	$2,984	(8%)	35%

Management attributes the 11% increase in annuity premiums in the first nine months of 2015 compared to the same period in 2014 to the significant rise of interest rates during the second quarter of 2015 from first quarter 2015 lows, allowing GALIC to raise the crediting rates on its annuities and become more competitive in its markets.

The 8% decrease in annuity premiums for the full-year of 2014 compared to the same period in 2013 was largely the result of a decline in premiums in the second half of 2014 as compared to recent quarters, which management attributes to GALIC’s disciplined approach to product pricing in a declining interest rate environment and increased competition. Partially offsetting this decline, GALIC experienced growth in the sales of fixed-indexed annuities in the financial institutions market during the first six months of 2014 resulting from new products, expanded distribution and improved market penetration within existing distribution channels.

The 35% increase in annuity premiums for the full-year of 2013 compared to the same period in 2012 reflects continued successful distribution channel expansion, primarily in the financial institutions market, as well as new product offerings. Management also believes that GALIC has benefitted from its strong ratings, and that the entire annuity industry has benefitted from the rise in interest rates in 2013, particularly in the financial institutions market.

Annuity Unlocking. In 2014, 2013 and 2012, GALIC conducted its detailed review (“unlocking”) of the major actuarial assumptions underlying its annuity operations. As a result of these reviews, GALIC recorded charges (expense reductions) in policy charges and other income, annuity benefits expense and insurance acquisition expenses, net related to its annuity business. GALIC’s net annuity unlocking charges of $2 million in both 2014 and 2013 and $14 million in 2012 impacted GALIC’s financial statements as follows (in millions):

	Year ended December 31,
	2014	2013	2012
Policy charges and other income:
Unearned revenue	$(10)	$—	$(13)
Annuity benefits:
Fixed-indexed annuities embedded derivative	(58)	(2)	(36)
Sales inducements	1	1	4
Other reserves	47	7	26

Total annuity benefits	(10)	6	(6)
Insurance acquisition expenses, net:
Deferred policy acquisition costs	22	(4)	33

Net charge	$2	$2	$14

The 2014 net charge was due primarily to the impact of changes in assumptions to reflect lower future investment yield assumptions, partially offset by a decrease in future expected call option costs related to the fixed-indexed annuity business and lower lapses. Reinvestment rates used to project future investment yields are based primarily on 7-year and 10-year corporate bond yields. For the 2014 unlocking, GALIC assumed a net reinvestment rate (net of default and expense assumptions) of 3.57% in 2015, grading up ratably to an ultimate net reinvestment rate of 5.54% in 2022 and beyond.

The 2013 net charge was due primarily to the impact of changes in assumptions to reflect increased future investment yields being more than offset by an increase in future expected call option costs related to the fixed-indexed annuity business, and higher crediting rates and lapse assumptions. For the 2013 unlocking, GALIC assumed a net reinvestment rate (net of default and expense assumptions) of 4.05% in 2014, grading up to an ultimate net reinvestment rate of 5.52% in 2020 and beyond.

The 2012 net charge was due primarily to the impact of changes in assumptions related to future investment yields partially offset by changes in assumptions related to crediting rates, surrenders and annuitization and death benefits. For the 2012 unlocking, GALIC assumed a net reinvestment rate (net of default and expense assumptions) of 3.50% in 2013, grading up ratably to an ultimate net reinvestment rate of 5.27% in 2022 and beyond.

Income Taxes. GALIC’s provision for income taxes was $80 million in the first nine months of 2015 compared to $89 million in the first nine months of 2014, a decrease of $9 million (10%). GALIC’s effective tax rate is comparable between periods.

For the full-year, GALIC’s provision for income taxes was $120 million in 2014 compared to $136 million in 2013, a decrease of $16 million (12%). For the full-year, GALIC’s provision for income taxes was $136 million in 2013 compared to $110 million in 2012, an increase of $26 million (24%). See Note I — “Income Taxes” to the financial statements for an analysis of items affecting GALIC’s effective tax rate.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the potential economic loss arising from adverse changes in the fair value of financial instruments. GALIC’s exposures to market risk relate primarily to its investment portfolio and annuity contracts, which are exposed to interest rate risk and, to a lesser extent, equity price risk.

Fixed Maturity Portfolio

The fair value of GALIC’s fixed maturity portfolio is directly impacted by changes in market interest rates. GALIC’s fixed maturity portfolio is comprised of primarily fixed rate investments with intermediate-term maturities. This practice is designed to allow flexibility in reacting to fluctuations of interest rates. The portfolios of GALIC’s insurance operations are managed with an attempt to achieve an adequate risk-adjusted return while maintaining sufficient liquidity to meet policyholder obligations. GALIC’s operations attempt to align the duration of their invested assets to the projected cash flows of policyholder liabilities.

Consistent with the discussion in Management’s Discussion and Analysis — “Investments,” the following table demonstrates the sensitivity of the fair value of GALIC’s fixed maturity portfolio to reasonably likely changes in interest rates by illustrating the estimated effect on GALIC’s fixed maturity portfolio that an immediate increase of 100 basis points in the interest rate yield curve would have at September 30, 2015 and December 31, 2014 (based on the duration of the portfolio, dollars in millions). Increases or decreases from the 100 basis points illustrated would be approximately proportional.

	September 30, 2015	December 31, 2014
Fair value of fixed maturity portfolio	$25,323	$23,228
Pretax impact on fair value of 100 bps increase in interest rates	$(1,266)	$(1,161)
Pretax impact as % of total fixed maturity portfolio	(5.0%)	(5.0%)

European Debt Exposure

Certain European countries, including the so-called “peripheral countries” (Greece, Portugal, Ireland, Italy and Spain) have been experiencing varying degrees of financial stress over the past few years and there remains uncertainty as to future developments and the impact on global financial markets. At December 31, 2014, less than 5% of GALIC’s cash and investments consisted of European debt and GALIC owned no sovereign debt issued by the peripheral countries.

Annuity Contracts

Substantially all of GALIC’s fixed rate annuity contracts permit GALIC to change crediting rates (subject to minimum interest rate guarantees as determined by applicable law) enabling management to react to changes in market interest rates. In late 2003, GALIC began issuing products with guaranteed minimum interest rates (“GMIRs”) of less than 2% in states where required approvals have been received. The GMIR on virtually all new product sales since 2010 is 1%. At September 30, 2015, GALIC is able to reduce the average crediting rate of its $19 billion of traditional and fixed-indexed annuities without guaranteed withdrawal benefits by approximately 69 basis points (on a weighted average basis).

The weighted average interest credited rate on GALIC’s in-force block of fixed annuities was 2.25% for the year ended December 31, 2014. Management estimates that the interest credited rate on this in-force business will increase to approximately 2.35% over the next five years. This rate reflects actuarial assumptions as to (i) expected investment spreads, (ii) deaths, (iii) annuitizations, (iv) surrenders and other withdrawals and (v) renewal premiums. Actual experience and changes in actuarial assumptions may result in different effective crediting rates than those above. During 2014, interest rates credited on new premiums of GALIC’s fixed annuity products generally ranged from 1.00% to 2.00%.

Actuarial assumptions used to estimate DPAC and certain annuity liabilities, as well as GALIC’s ability to maintain spread, could be impacted if a low interest rate environment continues for an extended period, or if increases in interest rates cause policyholder behavior to differ significantly from current expectations.

Projected payments (in millions) in each of the subsequent five years and for all years thereafter on GALIC’s fixed annuity liabilities at December 31 were as follows.

	First	Second	Third	Fourth	Fifth	Thereafter	Total	Fair Value (*)
2014	$2,019	$2,228	$2,299	$2,447	$2,519	$11,980	$23,492	$22,901
2013	1,764	2,034	2,212	2,271	2,327	10,050	20,658	19,670

(*)	Fair value excludes life contingent annuities in the payout phase (carrying value of $201 million and $204 million at December 31, 2014 and 2013).

GALIC’s fixed-indexed annuities, which represented approximately 60% of annuity benefits accumulated at September 30, 2015, provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC’s strategy is designed so that an increase in the liabilities, due to an increase in the market index, will generally be offset by unrealized and realized gains on the call options purchased by GALIC. Both the index-based component of the annuities and the related call options are considered derivatives that must be marked-to-market through earnings each period. See Note C — “Fair Value Measurements” and Note F — “Derivatives” to the financial statements for a discussion of these derivatives.

Financial Statements and Supplementary Data

Financial statements of Great American Life Insurance Company and supplementary data are included in Appendix A to this prospectus. The table of contents for Appendix A is set out below.

Page
Report of Independent Registered Public Accounting Firm	A-2
Financial Statements:
Consolidated Balance Sheet as of September 30, 2015 (unaudited), December 31, 2014 and 2013	A-3
Consolidated Statement of Earnings for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014, 2013 and 2012	A-4
Consolidated Statement of Comprehensive Income for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014, 2013 and 2012	A-5
Consolidated Statement of Changes in Equity for the nine months ended September 30, 2015 (unaudited) and for the years ended December 31, 2014, 2013 and 2012	A-6
Consolidated Statement of Cash Flows for the nine months ended September 30, 2015 and 2014 (unaudited) and for the years ended December 31, 2014, 2013 and 2012	A-7
Notes to Consolidated Financial Statements	A-8
Supplementary Data:
Supplementary Insurance Information	A-32

Appendix A: Financial Statements

GREAT AMERICAN LIFE INSURANCE COMPANY

Financial Statements

Nine months ended September 30, 2015 and 2014 (unaudited)

Years ended December 31, 2014, 2013 and 2012

with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholder

Great American Life Insurance Company

We have audited the accompanying consolidated balance sheets of Great American Life Insurance Company and subsidiaries (the Company), an indirect wholly-owned subsidiary of American Financial Group, Inc., as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Great American Life Insurance Company and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statements schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

December 11, 2015

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in Millions, Except Per Share Data)

	September 30, 2015	December 31,
		2014	2013
	(unaudited)
Assets:
Cash and cash equivalents	$119	$222	$392
Investments:
Fixed maturities, available for sale at fair value (amortized cost — $24,253 (unaudited), $21,820 and $19,445)	25,201	23,101	20,261
Fixed maturities, trading at fair value	122	127	125
Equity securities, available for sale at fair value (cost — $508 (unaudited), $340 and $233)	503	386	273
Mortgage loans	809	890	664
Policy loans	203	210	219
Real estate and other investments	589	466	422

Total cash and investments	27,546	25,402	22,356
Recoverables from reinsurers	362	368	374
Deferred policy acquisition costs (including the impact of unrealized gains on securities of $385 (unaudited), $525 and $336)	748	580	748
Accrued investment income	232	212	195
Variable annuity assets (separate accounts)	595	662	665
Equity options — fixed indexed annuities	122	322	272
Funds held as collateral	88	285	248
Other assets	203	181	187

Total assets	$29,896	$28,012	$25,045

Liabilities and Equity:
Annuity benefits accumulated (including the impact of unrealized gains on securities of $111 (unaudited), $112 and $70)	$25,763	$23,492	$20,658
Life, accident and health reserves	676	690	702
Variable annuity liabilities (separate accounts)	595	662	665
Liability for funds held as collateral	88	285	248
Net deferred tax liabilities	136	206	173
Other liabilities	228	185	313

Total liabilities	27,486	25,520	22,759
Shareholder’s equity:
Common Stock, par value — $12.50 per share: — 1,200,000 shares authorized — 201,000 shares issued and outstanding	3	3	3
Capital surplus	878	867	856
Retained earnings	1,183	1,111	1,080
Accumulated other comprehensive income, net of tax	306	469	307

Total shareholder’s equity	2,370	2,450	2,246
Noncontrolling interests	40	42	40

Total equity	2,410	2,492	2,286

Total liabilities and equity	$29,896	$28,012	$25,045

See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EARNINGS

(In Millions)

	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)	(unaudited)
Revenues:
Net investment income	$919	$853	$1,139	$1,038	$970
Realized gains on securities (*)	2	26	35	68	65
Life, accident and health net earned premiums	16	18	23	26	31
Policy charges and other income	82	67	100	82	82

Total revenues	1,019	964	1,297	1,214	1,148
Costs and Expenses:
Annuity benefits	536	485	641	522	523
Life, accident and health benefits	21	26	33	34	33
Insurance acquisition expenses, net	146	120	182	164	183
Other expenses	79	72	89	103	90

Total costs and expenses	782	703	945	823	829

Earnings before income taxes	237	261	352	391	319
Provision for income taxes	80	89	120	136	110

Net earnings, including noncontrolling interests	157	172	232	255	209
Less: Net earnings attributable to noncontrolling interests	5	1	1	1	—

Net Earnings Attributable to Shareholder	$152	$171	$231	$254	$209

(*) Consists of the following:
Realized gains before impairments	$25	$31	$46	$71	$69
Losses on securities with impairment	(23)	(5)	(11)	(5)	(5)
Non-credit portion recognized in other comprehensive income (loss)	—	—	—	2	1

Impairment charges recognized in earnings	(23)	(5)	(11)	(3)	(4)

Total realized gains on securities	$2	$26	$35	$68	$65

See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In Millions)

	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)	(unaudited)
Net earnings, including noncontrolling interests	$157	$172	$232	$255	$209
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities:
Unrealized holding gains (losses) on securities arising during the period	(163)	140	185	(181)	272
Reclassification adjustment for realized gains included in net earnings	(2)	(17)	(23)	(46)	(46)

Total net unrealized gains (losses) on securities	(165)	123	162	(227)	226
Net unrealized gains (losses) on cash flow hedges	2	—	—	—	—

Other comprehensive income (loss), net of tax	(163)	123	162	(227)	226

Total comprehensive income (loss), net of tax	(6)	295	394	28	435
Less: Comprehensive income attributable to noncontrolling interests	5	1	1	1	—

Comprehensive income (loss) attributable to shareholder	$(11)	$294	$393	$27	$435

See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Dollars in Millions)

		Shareholder’s Equity
		Common Stock		Accumulated		Noncon-
	Common	and Capital	Retained	Other Comp		trolling	Total
	Shares	Surplus	Earnings	Inc. (Loss)	Total	Interests	Equity
Balance at December 31, 2011	201,000	$769	$732	$308	$1,809	$35	$1,844
Net earnings	—	—	209	—	209	—	209
Other comprehensive income	—	—	—	226	226	—	226
Capital contributions from parent	—	72	—	—	72	—	72
Other	—	1	—	—	1	5	6

Balance at December 31, 2012	201,000	$842	$941	$534	$2,317	$40	$2,357
Net earnings	—	—	254	—	254	1	255
Other comprehensive loss	—	—	—	(227)	(227)	—	(227)
Capital contributions from parent	—	16	—	—	16	—	16
Dividends	—	—	(115)	—	(115)	—	(115)
Other	—	1	—	—	1	(1)	—

Balance at December 31, 2013	201,000	$859	$1,080	$307	$2,246	$40	$2,286
Net earnings	—	—	231	—	231	1	232
Other comprehensive income	—	—	—	162	162	—	162
Capital contributions from parent	—	10	—	—	10	—	10
Dividends	—	—	(200)	—	(200)	—	(200)
Other	—	1	—	—	1	1	2

Balance at December 31, 2014	201,000	$870	$1,111	$469	$2,450	$42	$2,492
Net earnings (unaudited)	—	—	152	—	152	5	157
Other comprehensive loss (unaudited)	—	—	—	(163)	(163)	—	(163)
Capital contributions from parent (unaudited)	—	10	—	—	10	—	10
Dividends (unaudited)	—	—	(80)	—	(80)	—	(80)
Other (unaudited)	—	1	—	—	1	(7)	(6)

Balance at September 30, 2015 (unaudited)	201,000	$881	$1,183	$306	$2,370	$40	$2,410

See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Millions)

	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)	(unaudited)
Operating Activities:
Net earnings, including noncontrolling interests	$157	$172	$232	$255	$209
Adjustments:
Depreciation and amortization	(52)	(61)	(85)	(76)	(90)
Annuity benefits	536	485	641	522	523
Realized gains on investing activities	(2)	(26)	(35)	(68)	(66)
Net sales of trading securities	2	2	1	12	14
Deferred annuity and life policy acquisition costs	(164)	(144)	(198)	(221)	(185)
Amortization of insurance acquisition costs	126	104	161	147	169
Change in:
Life, accident and health reserves	(14)	(9)	(12)	26	(4)
Reinsurance recoverable	5	3	6	(14)	(6)
Accrued investment income	(20)	(11)	(17)	(27)	(12)
Other assets	(18)	(8)	(9)	(22)	4
Other liabilities	14	(91)	(113)	56	(49)
Other operating activities, net	(6)	(8)	(7)	(14)	(6)

Net cash provided by operating activities	564	408	565	576	501

Investing Activities:
Purchases of:
Fixed maturities	(4,127)	(3,382)	(4,419)	(5,280)	(3,476)
Equity securities	(188)	(98)	(136)	(142)	(121)
Mortgage loans	(103)	(250)	(323)	(265)	(204)
Other investments	(191)	(134)	(189)	(220)	(191)
Real estate, property and equipment	(18)	(6)	(12)	(9)	(19)
Equity options — fixed indexed annuities	(215)	(152)	(221)	(160)	(112)
Proceeds from:
Maturities and redemptions of fixed maturities	1,568	1,523	2,014	2,094	1,295
Repayments of mortgage loans	185	62	98	74	35
Sales of fixed maturities	213	85	103	196	472
Sales of equity securities	38	24	45	105	151
Sales of other investments	64	88	150	193	74
Sales of real estate, property and equipment	25	3	5	11	—
Exercise of equity options — fixed indexed annuities	270	249	352	230	113
Other investing activities, net	6	8	9	(11)	21

Net cash used in investing activities	(2,473)	(1,980)	(2,524)	(3,184)	(1,962)

Financing Activities:
Annuity receipts	3,030	2,721	3,692	4,028	2,984
Annuity surrenders, benefits and withdrawals	(1,468)	(1,268)	(1,747)	(1,557)	(1,460)
Net transfers from variable annuity assets	32	36	43	32	36
Advances from Federal Home Loan Bank	300	—	—	200	—
Capital contributions from parent	—	—	—	—	60
Cash dividends paid	(80)	(100)	(200)	(115)	—
Other financing activities, net	(8)	(1)	1	(1)	5

Net cash provided by financing activities	1,806	1,388	1,789	2,587	1,625

Net Change in Cash and Cash Equivalents	(103)	(184)	(170)	(21)	164
Cash and cash equivalents at beginning of period	222	392	392	413	249

Cash and cash equivalents at end of period	$119	$208	$222	$392	$413

See notes to consolidated financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

A.	Accounting Policies

Basis of Presentation The consolidated financial statements include the accounts of Great American Life Insurance Company and its subsidiaries (“GALIC” or the “Company”). GALIC is a direct wholly-owned subsidiary of Great American Financial Resources, Inc. (“GAFRI”), a financial services holding company wholly-owned by American Financial Group, Inc. (“AFG”).

All significant intercompany balances and transactions have been eliminated. The results of operations of companies since their formation or acquisition are included in the consolidated financial statements. The financial statements also include costs paid on behalf of GALIC by GAFRI. These costs are recorded as expense in the period incurred and shown as an increase in capital surplus. Events or transactions occurring subsequent to the audited consolidated financial statements as of and for the year ended December 31, 2014, and prior to December 11, 2015, have been evaluated for potential recognition or disclosure herein.

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

Unaudited Interim Consolidated Financial Information The accompanying interim consolidated balance sheet as of September 30, 2015, and the consolidated statements of earnings, comprehensive income, and cash flows for the nine months ended September 30, 2015 and 2014 and the consolidated statement of changes in equity for the nine months ended September 30, 2015 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our statement of financial position as of September 30, 2015 and our consolidated results of operations and our cash flows for the nine months ended September 30, 2015 and 2014. Events or transactions occurring subsequent to September 30, 2015, and prior to the filing of these unaudited interim consolidated financial statements, have been evaluated for potential recognition or disclosure herein. The results for the nine months ended September 30, 2015 are not necessarily indicative of the results expected for the full fiscal year.

Fair Value Measurements Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The standards establish a hierarchy of valuation techniques based on whether the assumptions that market participants would use in pricing the asset or liability (“inputs”) are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect GALIC’s assumptions about the assumptions market participants would use in pricing the asset or liability. GALIC did not have any significant nonrecurring fair value measurements of nonfinancial assets and liabilities in the first nine months ended September 30, 2015 or in 2014 or 2013.

Investments Fixed maturity and equity securities classified as “available for sale” are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income (“AOCI”) in GALIC’s Balance Sheet. Fixed maturity and equity securities classified as “trading” are reported at fair value with changes in unrealized holding gains or losses during the period included in net investment income. Mortgage and policy loans are carried primarily at the aggregate unpaid balance.

Premiums and discounts on fixed maturity securities are amortized using the interest method. Mortgage-backed securities (“MBS”) are amortized over a period based on estimated future principal payments, including prepayments. Prepayment assumptions are reviewed periodically and adjusted to reflect actual prepayments and changes in expectations.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

Gains or losses on securities are determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other-than-temporary at the balance sheet date, a provision for impairment is charged to earnings (included in realized gains (losses) on securities) and the cost basis of that investment is reduced. If management can assert that it does not intend to sell an impaired fixed maturity security and it is not more likely than not that it will have to sell the security before recovery of its amortized cost basis, then the other-than-temporary impairment is separated into two components: (i) the amount related to credit losses (recorded in earnings) and (ii) the amount related to all other factors (recorded in other comprehensive income). The credit-related portion of an other-than-temporary impairment is measured by comparing a security’s amortized cost to the present value of its current expected cash flows discounted at its effective yield prior to the impairment charge. Both components are shown in the Statement of Earnings. If management intends to sell an impaired security, or it is more likely than not that it will be required to sell the security before recovery, an impairment charge to earnings is recorded to reduce the amortized cost of that security to fair value.

Derivatives Derivatives included in GALIC’s Balance Sheet are recorded at fair value. Changes in fair value of derivatives are included in earnings, unless the derivatives are designated and qualify as effective cash flow hedges. Derivatives that do not qualify for hedge accounting under GAAP consist primarily of (i) components of certain fixed maturity securities (primarily interest-only MBS) and (ii) the equity-based component of certain annuity products (included in annuity benefits accumulated) and related call options designed to be consistent with the characteristics of the liabilities and used to mitigate the risk embedded in those annuity products.

To qualify for hedge accounting, at the inception of a derivative contract, GALIC formally documents the relationship between the terms of the hedge and the hedged items and its risk management objective. This documentation includes defining how hedge effectiveness and ineffectiveness will be measured on a retrospective and prospective basis. Changes in the fair value of derivatives that are designated and qualify as highly effective cash flow hedges are recorded in AOCI and are reclassified into earnings when the variability of the cash flows from the hedged items impact earnings. Any hedge ineffectiveness is immediately recorded in current period earnings. When the change in the fair value of a qualifying cash flow hedge is included in earnings, it is included in the same line item in the Consolidated Statement of Earnings as the cash flows from the hedged item. GALIC has interest rate swaps, which qualify as highly effective cash flow hedges, that are used to mitigate interest rate risk related to certain floating-rate securities included in GALIC’s portfolio of fixed maturity securities.

Funds Held as Collateral GALIC receives collateral from its counterparties to support its purchased call option assets. The fair value of this collateral is recorded as an asset and the offsetting obligation to return the collateral is recorded as a liability.

Reinsurance Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. A GALIC subsidiary cedes life insurance policies to a third party on a funds withheld basis whereby the subsidiary retains the assets (primarily securities) associated with the reinsurance contract. Interest is credited to the reinsurer based on the actual investment performance of the retained assets. This reinsurance contract is considered to contain an embedded derivative (that must be adjusted to fair value) because the yield on the payable is based on a specific block of the ceding company’s assets, rather than the overall creditworthiness of the ceding company. GALIC determined that changes in the fair value of the underlying portfolio of fixed maturity securities is an appropriate measure of the value of the embedded derivative. The securities related to this contract are classified as “trading.” The adjustment to fair value on the embedded derivative offsets the investment income recorded on the adjustment to fair value of the related trading portfolio.

In the third quarter of 2012, GAFRI sold its Medicare Supplement and other non-long-term care health insurance business to Cigna. As part of this agreement, GALIC reinsured all of the life and annuity business from the companies sold through a 100% coinsurance agreement.

Deferred Policy Acquisition Costs (“DPAC”) Policy acquisition costs (principally commissions, premium taxes and certain underwriting and policy issuance costs) directly related to the successful acquisition or renewal of an insurance contract are deferred. DPAC also includes capitalized costs associated with sales inducements offered to fixed annuity policyholders such as enhanced interest rates and premium and persistency bonuses.

DPAC related to annuities is deferred to the extent deemed recoverable and amortized, with interest, in relation to the present value of actual and expected gross profits on the policies. Expected gross profits consist principally of estimated future investment margin (estimated future net investment income less interest credited on policyholder funds) and surrender, mortality, and other life and annuity policy charges, less death, annuitization and guaranteed withdrawal benefits in excess of

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

account balances and estimated future policy administration expenses. To the extent that realized gains and losses result in adjustments to the amortization of DPAC related to annuities, such adjustments are reflected as components of realized gains (losses) on securities.

DPAC related to traditional life and health insurance is amortized over the expected premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues. See “Life, Accident and Health Reserves” below for details on the impact of loss recognition on the accounting for traditional life and health insurance contracts.

DPAC includes the present value of future profits on business in force of annuity and life, accident and health insurance companies acquired (“PVFP”). PVFP represents the portion of the costs to acquire companies that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. PVFP is amortized with interest in relation to expected gross profits of the acquired policies for annuities and universal life products and in relation to the premium paying period for traditional life and health insurance products.

DPAC and certain other balance sheet amounts related to annuity and life businesses are also adjusted, net of tax, for the change in expense that would have been recorded if the unrealized gains (losses) from securities had actually been realized. These adjustments are included in unrealized gains (losses) on marketable securities, a component of AOCI in GALIC’s Balance Sheet.

Annuity Benefits Accumulated Annuity receipts and benefit payments are recorded as increases or decreases in annuity benefits accumulated rather than as revenue and expense. Increases in this liability for interest credited are charged to expense and decreases for charges are credited to annuity policy charges revenue.

For certain products, annuity benefits accumulated also includes reserves for accrued persistency and premium bonuses, guaranteed withdrawals and excess benefits expected to be paid on future deaths and annuitizations (“EDAR”). The liabilities for EDAR and guaranteed withdrawals are accrued for and modified using assumptions consistent with those used in determining DPAC and DPAC amortization, except that amounts are determined in relation to the present value of total expected assessments. Total expected assessments consist principally of estimated future investment margin, surrender, mortality, and other life and annuity policy charges, and unearned revenues once they are recognized as income.

Reserves for traditional fixed annuities are generally recorded at the stated account value. Reserves for indexed annuities are recorded at a value reflecting the fixed guarantees in the product plus the fair value of equity participation in the contract.

Annuity benefits accumulated also includes amounts advanced from the Federal Home Loan Bank of Cincinnati.

Unearned Revenue Certain upfront policy charges on annuities are deferred as unearned revenue (included in other liabilities) and recognized in net earnings (included in policy charges and other income) using the same assumptions and estimated gross profits used to amortize DPAC.

Life, Accident and Health Reserves Liabilities for future policy benefits under traditional life, accident and health policies are computed using the net level premium method. Computations are based on the original projections of investment yields, mortality, morbidity and surrenders and include provisions for unfavorable deviations unless a loss recognition event (premium deficiency) occurs. Claim reserves and liabilities established for accident and health claims are modified as necessary to reflect actual experience and developing trends.

For long-duration contracts (such as traditional life policies), loss recognition occurs when, based on current expectations as of the measurement date, existing contract liabilities plus the present value of future premiums (including reasonably expected rate increases) are not expected to cover the present value of future claims payments and related settlement and maintenance costs (excluding overhead) as well as unamortized acquisition costs. If a block of business is determined to be in loss recognition, a charge is recorded in earnings in an amount equal to the excess of the present value of expected future claims costs and unamortized acquisition costs over existing reserves plus the present value of expected future premiums (with no provision for adverse deviation). The charge is recorded first to reduce unamortized acquisition costs and then as an additional reserve (if unamortized acquisition costs have been reduced to zero).

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

In addition, reserves for traditional life policies are subject to adjustment for loss recognition charges that would have been recorded if the unrealized gains from securities had actually been realized. This adjustment is included in unrealized gains (losses) on marketable securities, a component of AOCI in GALIC’s Balance Sheet.

Variable Annuity Assets and Liabilities Separate accounts related to variable annuities represent the fair value of deposits invested in underlying investment funds on which the Company earns a fee. Investment funds are selected and may be changed only by the policyholder, who retains all investment risk.

The Company’s variable annuity contracts contain a guaranteed minimum death benefit (“GMDB”) to be paid if the policyholder dies before the annuity payout period commences. In periods of declining equity markets, the GMDB may exceed the value of the policyholder’s account. A GMDB liability is established for future excess death benefits using assumptions together with a range of reasonably possible scenarios for investment fund performance that are consistent with DPAC capitalization and amortization assumptions.

Premium Recognition For traditional life, accident and health products, premiums are recognized as revenue when legally collectible from policyholders. For interest-sensitive life and universal life products, premiums are recorded in a policyholder account, which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses.

Noncontrolling Interests For Balance Sheet purposes, noncontrolling interests represents the interests of shareholders other than GALIC in consolidated entities. In the Statement of Earnings, net earnings and losses attributable to noncontrolling interests represents such shareholders’ interest in the earnings and losses of those entities.

Income Taxes The Company and its subsidiaries have an intercompany tax allocation agreement with AFG. Pursuant to the agreement, the Company’s tax expense is determined based upon its inclusion in the consolidated tax return of AFG and its includable subsidiaries. Estimated payments are made quarterly during the year. Following year-end, additional settlements are made on the original due date of the return and, when extended, at the time the return is filed. The method of allocation among the companies under the agreement is based upon separate return calculations with current credit for losses to the extent the losses provide a benefit in the consolidated return.

Deferred income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. A valuation allowance is established to reduce total deferred tax assets to an amount that will more likely than not be realized.

GALIC recognizes the tax benefits of uncertain tax positions only when the position is more likely than not to be sustained under examination by the appropriate taxing authority. Interest and penalties on GALIC’s reserve for uncertain tax positions are recognized as a component of tax expense.

Benefit Plans GALIC provides retirement benefits to qualified employees of participating companies through the AFG 401(k) Retirement and Savings Plan, a defined contribution plan. AFG and its subsidiaries make all contributions to the retirement fund portion of the plan and match a percentage of employee contributions to the savings fund. Company contributions are expensed in the year for which they are declared.

Statement of Cash Flows For cash flow purposes, “investing activities” are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. “Financing activities” include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. Annuity receipts, surrenders, benefits and withdrawals are also reflected as financing activities. All other activities are considered “operating.” Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

B.	Segments of Operations

GALIC manages its business as two segments: (i) Annuity and (ii) Run-off life. GALIC’s annuity business markets traditional fixed and fixed-indexed annuities in the retail, financial institutions and education markets. GALIC’s reportable segments and their components were determined based primarily upon similar economic characteristics, products and services.

The following tables (in millions) show GALIC’s assets, revenues and earnings before income taxes by segment.

	December 31,
	2014	2013	2012
Assets
Annuity	$27,218	$24,206	$20,673
Run-off life	794	839	842

Total assets	$28,012	$25,045	$21,515

	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)	(unaudited)
Revenues
Annuity:
Net investment income	$905	$838	$1,120	$1,017	$950
Other income	78	63	94	77	77

Total annuity	983	901	1,214	1,094	1,027
Run-off life	34	37	48	52	56

Total revenues before realized gains	1,017	938	1,262	1,146	1,083
Realized gains on securities	2	26	35	68	65

Total revenues	$1,019	$964	$1,297	$1,214	$1,148

Earnings Before Income Taxes
Annuity	$233	$237	$318	$320	$252
Run-off life	2	(2)	(1)	3	2

Total earnings before realized gains and income taxes	235	235	317	323	254
Realized gains on securities	2	26	35	68	65

Total earnings before income taxes	$237	$261	$352	$391	$319

C.	Fair Value Measurements

Accounting standards for measuring fair value are based on inputs used in estimating fair value. The three levels of the hierarchy are as follows:

Level 1 — Quoted prices for identical assets or liabilities in active markets (markets in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis). GALIC’s Level 1 financial instruments consist primarily of publicly traded equity securities and highly liquid government bonds for which quoted market prices in active markets are available.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar assets or liabilities in inactive markets (markets in which there are few transactions, the prices are not current, price quotations vary substantially over time or among market makers, or in which little information is released publicly); and valuations based on other significant inputs that are observable in active markets. GALIC’s Level 2 financial instruments include separate account assets, corporate and municipal fixed maturity securities, mortgage-backed securities (“MBS”), non-affiliated common stocks and equity index call options priced using observable inputs. Level 2 inputs include benchmark yields, reported trades, corroborated broker/

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

dealer quotes, issuer spreads and benchmark securities. When non-binding broker quotes can be corroborated by comparison to similar securities priced using observable inputs, they are classified as Level 2.

Level 3 —  Valuations derived from market valuation techniques generally consistent with those used to estimate the fair values of Level 2 financial instruments in which one or more significant inputs are unobservable or when the market for a security exhibits significantly less liquidity relative to markets supporting Level 2 fair value measurements. The unobservable inputs may include management’s own assumptions about the assumptions market participants would use based on the best information available in the circumstances. GALIC’s Level 3 is comprised of financial instruments whose fair value is estimated based on non-binding broker quotes or internally developed using significant inputs not based on, or corroborated by, observable market information.

GALIC’s management is responsible for the valuation process and uses data from outside sources (including nationally recognized pricing services and broker/dealers) in establishing fair value. The Company’s internal investment professionals are a group of approximately 20 analysts whose primary responsibility is to manage AFG’s investment portfolio. These professionals monitor individual investments as well as overall industries and are active in the financial markets on a daily basis. The group is led by AFG’s chief investment officer, who reports directly to one of AFG’s Co-CEOs. Valuation techniques utilized by pricing services and prices obtained from external sources are reviewed by AFG’s internal investment professionals who are familiar with the securities being priced and the markets in which they trade to ensure the fair value determination is representative of an exit price. To validate the appropriateness of the prices obtained, these investment managers consider widely published indices (as benchmarks), recent trades, changes in interest rates, general economic conditions and the credit quality of the specific issuers. In addition, the Company communicates directly with the pricing service regarding the methods and assumptions used in pricing, including verifying, on a test basis, the inputs used by the service to value specific securities.

Assets and liabilities measured and carried at fair value in the financial statements are summarized below (in millions):

	Level 1	Level 2	Level 3	Total
September 30, 2015 (unaudited)
Assets:
Available for sale (“AFS”) fixed maturities:
U.S. Government and government agencies	$12	$36	$15	$63
States, municipalities and political subdivisions	—	3,927	32	3,959
Foreign government	—	13	—	13
Residential MBS	—	2,532	210	2,742
Commercial MBS	—	1,958	39	1,997
Asset-backed securities (“ABS”)	—	3,000	316	3,316
Corporate and other	11	12,521	579	13,111

Total AFS fixed maturities	23	23,987	1,191	25,201
Trading fixed maturities	—	122	—	122
Equity securities	397	33	73	503
Variable annuity assets (separate accounts) (*)	—	595	—	595
Equity options — fixed indexed annuities	—	122	—	122
Other assets — derivatives	—	8	—	8

Total assets accounted for at fair value	$420	$24,867	$1,264	$26,551

Liabilities:
Derivatives in annuity benefits accumulated	$—	$—	$1,198	$1,198
Other liabilities — derivatives	—	9	—	9

Total liabilities accounted for at fair value	$—	$9	$1,198	$1,207

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

	Level 1	Level 2	Level 3	Total
December 31, 2014
Assets:
Available for sale fixed maturities:
U.S. Government and government agencies	$11	$38	$15	$64
States, municipalities and political subdivisions	—	3,627	24	3,651
Foreign government	—	13	—	13
Residential MBS	—	2,970	235	3,205
Commercial MBS	—	2,077	37	2,114
Asset-backed securities	—	2,613	175	2,788
Corporate and other	11	10,771	484	11,266

Total AFS fixed maturities	22	22,109	970	23,101
Trading fixed maturities	—	127	—	127
Equity securities	289	50	47	386
Variable annuity assets (separate accounts) (*)	—	662	—	662
Equity options — fixed indexed annuities	—	322	—	322

Total assets accounted for at fair value	$311	$23,270	$1,017	$24,598

Liabilities:
Derivatives in annuity benefits accumulated	$—	$—	$1,160	$1,160
Other liabilities — derivatives	—	13	—	13

Total liabilities accounted for at fair value	$—	$13	$1,160	$1,173

December 31, 2013
Assets:
Available for sale fixed maturities:
U.S. Government and government agencies	$12	$38	$15	$65
States, municipalities and political subdivisions	—	2,910	20	2,930
Foreign government	—	13	—	13
Residential MBS	—	3,115	267	3,382
Commercial MBS	—	2,363	24	2,387
Asset-backed securities	—	1,804	62	1,866
Corporate and other	10	9,316	292	9,618

Total AFS fixed maturities	22	19,559	680	20,261
Trading fixed maturities	—	125	—	125
Equity securities	230	35	8	273
Variable annuity assets (separate accounts) (*)	—	665	—	665
Equity options — fixed indexed annuities	—	272	—	272

Total assets accounted for at fair value	$252	$20,656	$688	$21,596

Liabilities:
Derivatives in annuity benefits accumulated	$—	$—	$804	$804
Other liabilities — derivatives	—	10	—	10

Total liabilities accounted for at fair value	$—	$10	$804	$814

(*)	Variable annuity liabilities equal the fair value of variable annuity assets.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

The transfers between Level 1 and Level 2 for the years ended December 31, 2014, 2013 and 2012 are reflected in the table below at fair value as of the end of the reporting period (dollars in millions):

	Level 2 To Level 1 Transfers						Level 1 To Level 2 Transfers
	# of Transfers			Fair Value			# of Transfers			Fair Value
	2014	2013	2012	2014	2013	2012	2014	2013	2012	2014	2013	2012
Perpetual preferred stocks	1	—	—	$4	$—	$—	3	—	1	$14	$—	$3
Common stocks	—	2	—	—	18	—	1	—	—	—	—	—
Redeemable preferred stocks	—	1	1	—	5	1	—	—	—	—	—	—

During the first nine months of 2015 (unaudited), there was one common stock transferred from Level 2 to Level 1 and one common stock transferred from Level 1 to Level 2, each with a fair value of less than $1 million.

The transfers from Level 2 to Level 1 are due to increases in trade frequency, resulting in trade data sufficient to warrant classification in Level 1. The transfers from Level 1 to Level 2 are due to decreases in trade frequency, resulting in lack of available trade data sufficient to warrant classification in Level 1. Approximately 5% of the total assets carried at fair value on September 30, 2015 (unaudited), were Level 3 assets. Approximately 74% ($928 million) of the Level 3 assets were priced using non-binding broker quotes, for which there is a lack of transparency as to the inputs used to determine fair value. Details as to the quantitative inputs are neither provided by the brokers nor otherwise reasonably obtainable by GALIC. Since internally developed Level 3 asset fair values represent approximately 1% of the total assets measured at fair value and less than 11% of GALIC’s shareholder’s equity, changes in unobservable inputs used to determine internally developed fair values would not have a material impact on GALIC’s financial position.

The only significant Level 3 assets or liabilities carried at fair value in the financial statements that were not measured using broker quotes are the derivatives embedded in GALIC’s fixed-indexed annuity liabilities, which are measured using a discounted cash flow approach and had a fair value of $1.20 billion at September 30, 2015 (unaudited) and $1.16 billion at December 31, 2014. The following table presents information about the unobservable inputs used by management in determining fair value of these embedded derivatives at September 30, 2015 (unaudited). See Note F — “Derivatives.”

Unobservable Input	Range
Adjustment for credit risk	0.30% – 2.60% over the risk free rate
Risk margin for uncertainty in cash flows	0.52% reduction in the discount rate
Surrenders	4% – 16% of indexed account value
Partial surrenders	2% – 10% of indexed account value
Annuitizations	1% – 1.5% of indexed account value
Deaths	1.5% – 3.0% of indexed account value
Budgeted option costs	2.25% – 3.5% of indexed account value

The range of adjustments for insurance subsidiary’s credit risk reflects credit spread variations across the yield curve. The range of projected surrender rates reflects the specific surrender charges and other features of GALIC’s individual fixed-indexed annuity products with an expected range of 5% to 11% in the majority of future calendar years (4% to 16% over all periods). Increasing the budgeted option cost or risk margin for uncertainty in cash flows assumptions in the table above would increase the fair value of the fixed-indexed annuity embedded derivatives, while increasing any of the other unobservable inputs in the table above would decrease the fair value of the embedded derivatives.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

Changes in balances of Level 3 financial assets and liabilities carried at fair value during the nine months ended September 30, 2015 (unaudited) and the years ended December 31, 2014, 2013 and 2012 are presented below (in millions). The transfers into and out of Level 3 were due to changes in the availability of market observable inputs. All transfers are reflected in the table at fair value as of the end of the reporting period.

		Total realized/unrealized
		gains (losses) included in
	Balance at		Other	Purchases		Transfer	Transfer	Balance at
	December 31,	Net	comprehensive	and	Sales and	into	out of	September 30,
	2014	income	income (loss)	issuances	settlements	Level 3	Level 3	2015
AFS fixed maturities:
U.S. government agency	$15	$—	$—	$—	$—	$—	$—	$15
State and municipal	24	—	—	8	—	—	—	32
Residential MBS	235	(1)	—	—	(22)	35	(37)	210
Commercial MBS	37	—	—	—	(1)	4	(1)	39
Asset-backed securities	175	1	—	158	(36)	28	(10)	316
Corporate and other	484	(2)	(4)	97	(30)	34	—	579
Equity securities	47	(3)	—	35	—	—	(6)	73
Embedded derivatives	(1,160)	99	—	(183)	46	—	—	(1,198)

		Total realized/unrealized
		gains (losses) included in
	Balance at		Other	Purchases		Transfer	Transfer	Balance at
	December 31,	Net	comprehensive	and	Sales and	into	out of	December 31,
	2013	income	income (loss)	issuances	settlements	Level 3	Level 3	2014
AFS fixed maturities:
U.S. government agency	$15	$—	$—	$—	$—	$—	$—	$15
State and municipal	20	—	1	—	—	3	—	24
Residential MBS	267	4	3	10	(27)	62	(84)	235
Commercial MBS	24	(1)	—	—	—	14	—	37
Asset-backed securities	62	2	(2)	88	(17)	65	(23)	175
Corporate and other	292	3	13	88	(60)	151	(3)	484
Equity securities	8	1	1	31	—	12	(6)	47
Embedded derivatives (*)	(804)	(182)	—	(221)	47	—	—	(1,160)

(*)	Total realized/unrealized gains (losses) included in net income for the embedded derivatives reflects gains related to the unlocking of actuarial assumptions of $58 million in 2014.

		Total realized/unrealized
		gains (losses) included in
	Balance at		Other	Purchases		Transfer	Transfer	Balance at
	December 31,	Net	comprehensive	and	Sales and	into	out of	December 31,
	2012	income	income (loss)	issuances	settlements	Level 3	Level 3	2013
AFS fixed maturities:
U.S. government agency	$20	$(2)	$(3)	$—	$—	$—	$—	$15
State and municipal	15	—	(1)	10	—	—	(4)	20
Residential MBS	315	4	21	3	(47)	65	(94)	267
Commercial MBS	22	(2)	—	—	—	4	—	24
Asset-backed securities	233	4	(3)	9	(49)	9	(141)	62
Corporate and other	212	—	(16)	107	(12)	2	(1)	292
Equity securities	18	—	—	25	—	—	(35)	8
Embedded derivatives (*)	(465)	(182)	—	(192)	35	—	—	(804)

(*)	Total realized/unrealized gains (losses) included in net income for the embedded derivatives reflects gains related to the unlocking of actuarial assumptions of $2 million in 2013.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

		Total realized/unrealized
		gains (losses) included in
	Balance at		Other	Purchases		Transfer	Transfer	Balance at
	December 31,	Net	comprehensive	and	Sales and	into	out of	December 31,
	2011	income	income (loss)	issuances	settlements	Level 3	Level 3	2012
AFS fixed maturities:
U.S. government agency	$—	$—	$—	$20	$—	$—	$—	$20
State and municipal	26	—	2	19	(1)	4	(35)	15
Residential MBS	307	3	14	83	(37)	184	(239)	315
Commercial MBS	19	1	2	—	—	—	—	22
Asset-backed securities	220	7	8	40	(33)	12	(21)	233
Corporate and other	266	2	8	65	(33)	10	(106)	212
Trading fixed maturities	1	—	—	—	—	—	(1)	—
Equity securities	4	—	1	10	—	6	(3)	18
Embedded derivatives (*)	(361)	(57)	—	(73)	26	—	—	(465)

(*)	Total realized/unrealized gains (losses) included in net income for the embedded derivatives reflects gains related to the unlocking of actuarial assumptions of $36 million in 2012.

Fair Value of Financial Instruments The carrying value and fair value of financial instruments that are not carried at fair value in the financial statements are summarized below (in millions):

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
September 30, 2015 (unaudited)
Financial assets:
Cash and cash equivalents	$119	$119	$119	$—	$—
Mortgage loans	809	815	—	—	815
Policy loans	203	203	—	—	203

Total financial assets not accounted for at fair value	$1,131	$1,137	$119	$—	$1,018

Financial liabilities:
Annuity benefits accumulated (*)	$25,564	$24,813	$—	$—	$24,813

Total financial liabilities not accounted for at fair value	$25,564	$24,813	$—	$—	$24,813

December 31, 2014
Financial assets:
Cash and cash equivalents	$222	$222	$222	$—	$—
Mortgage loans	890	892	—	—	892
Policy loans	210	210	—	—	210

Total financial assets not accounted for at fair value	$1,322	$1,324	$222	$—	$1,102

Financial liabilities:
Annuity benefits accumulated (*)	$23,291	$22,901	$—	$—	$22,901

Total financial liabilities not accounted for at fair value	$23,291	$22,901	$—	$—	$22,901

December 31, 2013
Financial assets:
Cash and cash equivalents	$392	$392	$392	$—	$—
Mortgage loans	664	663	—	—	663
Policy loans	219	219	—	—	219

Total financial assets not accounted for at fair value	$1,275	$1,274	$392	$—	$882

Financial liabilities:
Annuity benefits accumulated (*)	$20,458	$19,670	$—	$—	$19,670

Total financial liabilities not accounted for at fair value	$20,458	$19,670	$—	$—	$19,670

(*)	Excludes $199 million, $201 million and $200 million of life contingent annuities in the payout phase at September 30, 2015 (unaudited), December 31, 2014 and 2013, respectively.

The carrying amount of cash and cash equivalents approximates fair value. Fair values for mortgage loans are estimated by discounting the future contractual cash flows using the current rates at which similar loans would be made to borrowers with

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

similar credit ratings. The fair value of policy loans is estimated to approximate carrying value; policy loans have no defined maturity dates and are inseparable from insurance contracts. The fair value of annuity benefits was estimated based on expected cash flows discounted using forward interest rates adjusted for the Company’s credit risk and includes the impact of maintenance expenses and capital costs.

D.	Balance Sheet Impact of Net Unrealized Gains on Securities

In addition to adjusting equity securities and fixed maturity securities classified as “available for sale” to fair value, GAAP requires that deferred policy acquisition costs and certain other balance sheet amounts related to annuity and life businesses be adjusted to the extent that unrealized gains and losses from securities would result in adjustments to those balances had the unrealized gains or losses actually been realized. The following table shows (in millions) the components of the net unrealized gain on securities that is included in AOCI in GALIC’s Balance Sheet.

	Asset (Liability) before Unrealized	Impact of Unrealized Gains	Carrying Value of Asset (Liability)
September 30, 2015 (unaudited)
Fixed maturities	$24,253	$948	$25,201
Equity securities	508	(5)	503
Deferred policy acquisition costs	1,133	(385)	748
Annuity benefits accumulated	(25,652)	(111)	(25,763)
Unearned revenue (included in Other Liabilities)	(44)	20	(24)

Unrealized gain, pretax		467
Deferred tax on unrealized gain		(163)

Unrealized gain, after tax (included in AOCI)		$304

December 31, 2014
Fixed maturities	$21,820	$1,281	$23,101
Equity securities	340	46	386
Deferred policy acquisition costs	1,105	(525)	580
Annuity benefits accumulated	(23,380)	(112)	(23,492)
Unearned revenue (included in Other Liabilities)	(50)	31	(19)

Unrealized gain, pretax		721
Deferred tax on unrealized gain		(252)

Unrealized gain, after tax (included in AOCI)		$469

December 31, 2013
Fixed maturities	$19,445	$816	$20,261
Equity securities	233	40	273
Deferred policy acquisition costs	1,084	(336)	748
Annuity benefits accumulated	(20,588)	(70)	(20,658)
Unearned revenue (included in Other Liabilities)	(69)	22	(47)

Unrealized gain, pretax		472
Deferred tax on unrealized gain		(165)

Unrealized gain, after tax (included in AOCI)		$307

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

E.	Investments

Available for sale fixed maturities and equity securities consisted of the following (in millions):

	September 30, 2015 (unaudited)
	Amortized	Fair	Gross Unrealized
	Cost	Value	Gains	Losses
Fixed maturities:
U.S. Government and government agencies	$63	$63	$3	$(3)
States, municipalities and political subdivisions	3,791	3,959	192	(24)
Foreign government	11	13	2	—
Residential MBS	2,480	2,742	269	(7)
Commercial MBS	1,897	1,997	100	—
Asset-backed securities	3,292	3,316	37	(13)
Corporate and other	12,719	13,111	521	(129)

Total fixed maturities	$24,253	$25,201	$1,124	$(176)

Common stocks	$458	$453	$32	$(37)

Perpetual preferred stocks	$50	$50	$1	$(1)

	December 31, 2014				December 31, 2013
	Amortized	Fair	Gross Unrealized		Amortized	Fair	Gross Unrealized
	Cost	Value	Gains	Losses	Cost	Value	Gains	Losses
Fixed maturities:
U.S. Government and government agencies	$64	$64	$3	$(3)	$67	$65	$1	$(3)
States, municipalities and political subdivisions	3,448	3,651	210	(7)	2,985	2,930	70	(125)
Foreign government	11	13	2	—	12	13	1	—
Residential MBS	2,900	3,205	314	(9)	3,094	3,382	306	(18)
Commercial MBS	1,974	2,114	140	—	2,222	2,387	168	(3)
Asset-backed securities	2,773	2,788	31	(16)	1,850	1,866	29	(13)
Corporate and other	10,650	11,266	642	(26)	9,215	9,618	505	(102)

Total fixed maturities	$21,820	$23,101	$1,342	$(61)	$19,445	$20,261	$1,080	$(264)

Common stocks	$302	$348	$52	$(6)	$217	$257	$46	$(6)

Perpetual preferred stocks	$38	$38	$—	$—	$16	$16	$—	$—

The non-credit related portion of other-than-temporary impairment charges is included in other comprehensive income. Cumulative non-credit charges taken for securities still owned at September 30, 2015 (unaudited), December 31, 2014 and December 31, 2013, respectively, were $162 million, $167 million and $169 million. Gross unrealized gains on such securities at September 30, 2015 (unaudited), December 31, 2014 and December 31, 2013 were $108 million, $115 million and $114 million, respectively. Gross unrealized losses on such securities at September 30, 2015 (unaudited), December 31, 2014 and December 31, 2013 were $6 million, $6 million and $10 million, respectively. These amounts represent the non-credit other-than-temporary impairment charges recorded in AOCI adjusted for subsequent changes in fair values and nearly all relate to residential MBS.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

The following tables show gross unrealized losses (dollars in millions) on fixed maturities and equity securities by investment category and length of time that individual securities have been in a continuous unrealized loss position at the following balance sheet dates.

	Less Than Twelve Months			Twelve Months or More
	Unrealized Loss	Fair Value	Fair Value as % of Cost	Unrealized Loss	Fair Value	Fair Value as % of Cost
September 30, 2015 (unaudited)
Fixed maturities:
U.S. Government and government agencies	$—	$—	—%	$(3)	$15	83%
States, municipalities and political subdivisions	(20)	794	98%	(4)	100	96%
Foreign government	—	—	—%	—	—	—%
Residential MBS	(1)	156	99%	(6)	103	94%
Commercial MBS	—	4	100%	—	14	100%
Asset-backed securities	(8)	852	99%	(5)	315	98%
Corporate and other	(102)	2,796	96%	(27)	232	90%

Total fixed maturities	$(131)	$4,602	97%	$(45)	$779	95%

Common stocks	$(37)	$271	88%	$—	$—	—%

Perpetual preferred stocks	$(1)	$22	96%	$—	$5	100%

December 31, 2014
Fixed maturities:
U.S. Government and government agencies	$—	$—	—%	$(3)	$15	83%
States, municipalities and political subdivisions	—	30	100%	(7)	407	98%
Residential MBS	(1)	80	99%	(8)	169	95%
Commercial MBS	—	10	100%	—	7	100%
Asset-backed securities	(8)	896	99%	(8)	498	98%
Corporate and other	(12)	411	97%	(14)	521	97%

Total fixed maturities	$(21)	$1,427	99%	$(40)	$1,617	98%

Common stocks	$(6)	$80	93%	$—	$—	—%

Perpetual preferred stocks	$—	$13	100%	$—	$4	100%

December 31, 2013
Fixed maturities:
U.S. Government and government agencies	$—	$14	100%	$(3)	$15	83%
States, municipalities and political subdivisions	(94)	1,428	94%	(31)	261	89%
Residential MBS	(5)	344	99%	(13)	174	93%
Commercial MBS	(3)	100	97%	—	—	—%
Asset-backed securities	(12)	891	99%	(1)	30	97%
Corporate and other	(92)	2,423	96%	(10)	113	92%

Total fixed maturities	$(206)	$5,200	96%	$(58)	$593	91%

Common stocks	$(6)	$74	93%	$—	$—	—%

Perpetual preferred stocks	$—	$2	100%	$—	$5	100%

At September 30, 2015 (unaudited), the gross unrealized losses on fixed maturities of $176 million relate to 731 securities. Investment grade securities (as determined by nationally recognized rating agencies) represented approximately 79% of the gross unrealized loss and 88% of the fair value.

At December 31, 2014, the gross unrealized losses on fixed maturities of $61 million relate to 482 securities. Investment grade securities (as determined by nationally recognized rating agencies) represented approximately 75% of the gross unrealized loss and 88% of the fair value.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

The determination of whether unrealized losses are “other-than-temporary” requires judgment based on subjective as well as objective factors. Factors considered and resources used by management include:

a)	whether the unrealized loss is credit-driven or a result of changes in market interest rates,

b)	the extent to which fair value is less than cost basis,

c)	cash flow projections received from independent sources,

d)	historical operating, balance sheet and cash flow data contained in issuer SEC filings and news releases,

e)	near-term prospects for improvement in the issuer and/or its industry,

f)	third party research and communications with industry specialists,

g)	financial models and forecasts,

h)	the continuity of dividend payments, maintenance of investment grade ratings and hybrid nature of certain investments,

i)	discussions with issuer management, and

j)	ability and intent to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value.

GALIC analyzes its MBS securities for other-than-temporary impairment each quarter based upon expected future cash flows. Management estimates expected future cash flows based upon its knowledge of the MBS market, cash flow projections (which reflect loan to collateral values, subordination, vintage and geographic concentration) received from independent sources, implied cash flows inherent in security ratings and analysis of historical payment data. For the first nine months of 2015 (unaudited) and for the year ended December 31, 2014, GALIC recorded $1 million and less than $1 million in other-than-temporary impairment charges related to its residential MBS.

In the first nine months of 2015 (unaudited), GALIC recorded approximately $20 million in other-than-temporary impairment charges related to corporate bonds, respectively.

GALIC recorded $13 million in other-than-temporary impairment charges on common stocks in the first nine months of 2015 (unaudited). At September 30, 2015 (unaudited), the gross unrealized losses on common stocks of $37 million relate to 49 securities, none of which has been in an unrealized loss position for more than 12 months.

GALIC recorded $8 million in other-than-temporary impairment charges on common stocks in 2014. At December 31, 2014, the gross unrealized losses on common stocks of $6 million relate to 18 securities, none of which has been in an unrealized loss position for more than 12 months.

Management believes GALIC will recover its cost basis in the securities with unrealized losses and that GALIC has the ability to hold the securities until they recover in value and had no intent to sell them at September 30, 2015 and December 31, 2014.

A progression of the credit portion of other-than-temporary impairments on fixed maturity securities for which the non-credit portion of an impairment has been recognized in other comprehensive income is shown below (in millions):

	Nine months ended
	September 30,	Year ended December 31,
	2015	2014	2013	2012
	(unaudited)
Balance at beginning of period	$115	$125	$126	$120
Additional credit impairments on:
Previously impaired securities	1	—	—	4
Securities without prior impairments	—	—	—	2
Reductions due to sales or redemptions	(4)	(10)	(1)	—

Balance at end of period	$112	$115	$125	$126

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

The table below sets forth the scheduled maturities of available for sale fixed maturities (dollars in millions). Securities with sinking funds are reported at average maturity. Actual maturities may differ from contractual maturities because certain securities may be called or prepaid by the issuers.

	September 30, 2015			December 31, 2014
	Amortized Cost	Fair Value		Amortized Cost	Fair Value
		Amount	%		Amount	%
	(unaudited)	(unaudited)
Maturity
One year or less	$600	$609	2%	$551	$564	2%
After one year through five years	3,350	3,594	14%	2,645	2,886	13%
After five years through ten years	9,050	9,245	37%	7,194	7,545	33%
After ten years	3,584	3,698	15%	3,783	3,999	17%

	16,584	17,146	68%	14,173	14,994	65%
ABS (average life of approximately 4-1/2 years)	3,292	3,316	13%	2,773	2,788	12%
MBS (average life of approximately 4 years)	4,377	4,739	19%	4,874	5,319	23%

Total	$24,253	$25,201	100%	$21,820	$23,101	100%

Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

There were no investments in individual issuers that exceeded 10% of Shareholder’s Equity at September 30, 2015 (unaudited), December 31, 2014 or 2013.

The following table shows (in millions) investment income earned and investment expenses incurred:

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)	(unaudited)
Investment income:
Fixed maturities	$840	$780	$1,047	$959	$898
Equity securities	15	12	16	10	8
Equity in earnings of partnerships and similar investments	14	7	9	—	—
Mortgage loans	35	31	42	32	25
Policy loans	9	10	12	13	12
Real estate and other	13	15	17	33	34

Gross investment income	926	855	1,143	1,047	977
Investment expenses	(7)	(2)	(4)	(9)	(7)

Net investment income	$919	$853	$1,139	$1,038	$970

GALIC’s investment portfolio is managed by a subsidiary of AFG. Investment expenses included investment management fees charged by this subsidiary of $4 million and less than $1 million in the nine months ended September 30, 2015 and 2014 (unaudited), and less than $1 million, $4 million and $3 million in the years ended December 31, 2014, 2013 and 2012, respectively.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

Realized gains (losses) and changes in unrealized appreciation (depreciation) related to fixed maturity and equity security investments are summarized as follows (in millions):

	Fixed Maturities	Equity Securities	Mortgage Loans and Other Investments	Other (*)	Tax Effects	Total
Nine months ended September 30, 2015 (unaudited)
Realized before impairments	$18	$12	$(1)	$(4)	$(9)	$16
Realized — impairments	(21)	(13)	—	11	8	(15)
Change in unrealized	(333)	(51)	—	130	89	(165)
Nine months ended September 30, 2014 (unaudited)
Realized before impairments	$25	$7	$—	$(1)	$(11)	$20
Realized — impairments	(6)	(2)	—	3	2	(3)
Change in unrealized	377	(2)	—	(186)	(66)	123
Year ended December 31, 2014
Realized before impairments	$32	$16	$—	$(2)	$(16)	$30
Realized — impairments	(8)	(8)	—	5	4	(7)
Change in unrealized	465	6	—	(222)	(87)	162
Year ended December 31, 2013
Realized before impairments	$26	$45	$—	$—	$(25)	$46
Realized — impairments	(4)	—	(2)	3	1	(2)
Change in unrealized	(763)	20	—	394	122	(227)
Year ended December 31, 2012
Realized before impairments	$41	$41	$(5)	$(8)	$(24)	$45
Realized — impairments	(7)	(3)	—	6	1	(3)
Change in unrealized	696	6	—	(355)	(121)	226

(*)	Primarily adjustments to deferred policy acquisition costs and reserves related to annuities.

Gross realized gains and losses (excluding impairment write-downs and mark-to-market of derivatives) on available for sale fixed maturity and equity security investment transactions included in the Statement of Cash Flows consisted of the following (in millions):

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)	(unaudited)
Fixed maturities:
Gross gains	$19	$22	$29	$34	$41
Gross losses	—	(1)	(1)	(3)	(3)
Equity securities:
Gross gains	12	8	16	43	42
Gross losses	—	—	—	—	(1)

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

F.	Derivatives

As discussed under “Derivatives” in Note A — “Accounting Policies” to the financial statements, GALIC uses derivatives in certain areas of its operations.

Derivatives That Do Not Qualify for Hedge Accounting The following derivatives that do not qualify for hedge accounting under GAAP are included in GALIC’s Balance Sheet at fair value (in millions):

		September 30, 2015		December 31, 2014		December 31, 2013
Derivative	Balance Sheet Line	Asset	Liability	Asset	Liability	Asset	Liability
		(unaudited)	(unaudited)
MBS with embedded derivatives	Fixed maturities	$108	$—	$96	$—	$77	$—
Public company warrants	Equity securities	—	—	10	—	9	—
Interest rate swaptions	Other assets	—	—	—	—	2	—
Fixed-indexed annuities (embedded derivative)	Annuity benefits accumulated	—	1,198	—	1,160	—	804
Equity index call options	Equity options - fixed indexed annuities	122	—	322	—	272	—
Reinsurance contracts (embedded derivative)	Other liabilities	—	9	—	13	—	10

		$230	$1,207	$428	$1,173	$360	$814

The MBS with embedded derivatives consist primarily of interest-only MBS with interest rates that float inversely with short-term rates. GALIC records the entire change in the fair value of these securities in earnings. These investments are part of GALIC’s overall investment strategy and represent a small component of GALIC’s overall investment portfolio.

Warrants to purchase shares of publicly traded companies, which represent a small component of GALIC’s overall investment portfolio, are considered to be derivatives that must be marked to market through earnings.

GALIC has $200 million notional amount of pay-fixed interest rate swaptions (options to enter into pay-fixed/receive floating interest rate swaps at future dates expiring in 2015) outstanding at both September 30, 2015 (unaudited) and December 31, 2014, which are used to mitigate interest rate risk in its annuity operations. GALIC paid $4 million to purchase these swaptions, which represents its maximum potential economic loss over the life of the contracts.

GALIC’s fixed-indexed annuities, which represented approximately 60% of annuity benefits accumulated at September 30, 2015 (unaudited), provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GALIC attempts to mitigate the risk in the index-based component of these products through the purchase of call options on the appropriate index. GALIC’s strategy is designed so that an increase in the liabilities, due to an increase in the market index, will be generally offset by unrealized and realized gains on the call options purchased by GALIC. Both the index-based component of the annuities and the related call options are considered derivatives. Fluctuations in interest rates and the stock market, among other factors, can cause volatility in the periodic measurement of fair value of the embedded derivative that management believes can be inconsistent with the long-term economics of these products.

As discussed under “Reinsurance”in Note A to the financial statements, certain reinsurance contracts are considered to contain embedded derivatives.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

The following table summarizes the gain (loss) included in the Statement of Earnings for changes in the fair value of derivatives that do not qualify for hedge accounting (in millions):

		Nine months ended September 30,		Year ended December 31,
Derivative	Statement of Earnings Line	2015	2014	2014	2013	2012
		(unaudited)	(unaudited)
MBS with embedded derivatives	Realized gains on securities	$(1)	$4	$4	$(5)	$3
Public company warrants	Realized gains on securities	—	(1)	—	2	—
Interest rate swaptions	Realized gains on securities	—	(2)	(2)	1	(4)
Fixed-indexed annuities (embedded derivative) (*)	Annuity benefits	99	(153)	(182)	(182)	(57)
Equity index call options	Annuity benefits	(144)	112	181	210	66
Reinsurance contracts (embedded derivative)	Net investment income	4	(2)	(3)	7	(6)

		$(42)	$(42)	$(2)	$33	$2

(*)	The change in fair value of the embedded derivative includes gains related to unlocking of actuarial assumptions of $58 million, $2 million and $36 million in the years ended December 31, 2014, 2013 and 2012, respectively.

Derivatives Designated and Qualifying as Cash Flow Hedges In the second quarter of 2015, GALIC entered into two interest rate swaps (a five-year, $195 million notional amount swap and a fifteen-year, $132 million notional amount swap) under which GALIC receives fixed-rate interest payments in exchange for variable interest payments based on three-month LIBOR (unaudited). In the third quarter of 2014, GALIC entered into a five-year $431 million notional amount interest rate swap under which GALIC receives fixed-rate interest payments in exchange for variable interest payments based on one-month LIBOR. The purpose of each of these swaps is to effectively convert a portion of GALIC’s floating rate fixed maturity securities to fixed rates by offsetting the variability in cash flows attributable to changes in LIBOR.

The notional amounts amortize down over each swap’s respective life in anticipation of an expected decline in GALIC’s portfolio of fixed maturity securities with floating interest rates based on LIBOR ($644 million and $401 million total notional amounts at September 30, 2015 (unaudited) and December 31, 2014, respectively). The fair value of the effective portion of the interest rate swaps, which were all in an asset position and included in other assets, was $8 million and less than $1 million at September 30, 2015 (unaudited) and December 31, 2014, respectively. The net unrealized gain or loss on cash flow hedges is included in AOCI, net of DPAC and tax. During both the first nine months of 2015 (unaudited) and the year ended December 31, 2014, $2 million was reclassified from AOCI to net investment income. There was no ineffectiveness recorded in Net Earnings during these periods.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

G.	Deferred Policy Acquisition Costs

A progression of deferred policy acquisition costs is presented below (in millions):

	Deferred Costs	Sales Inducements	PVFP	Subtotal	Unrealized	Total
Balance at December 31, 2011	$745	$185	$101	$1,031	$(432)	$599
Additions	185	15	—	200	—	200
Amortization:
Periodic amortization	(123)	(30)	(13)	(166)	—	(166)
Annuity unlocking	(33)	(4)	—	(37)	—	(37)
Included in realized gains	(1)	—	—	(1)	—	(1)
Change in unrealized	—	—	—	—	(266)	(266)

Balance at December 31, 2012	773	166	88	1,027	(698)	329
Additions	221	11	—	232	—	232
Amortization:
Periodic amortization	(140)	(29)	(11)	(180)	—	(180)
Annuity unlocking	4	(1)	—	3	—	3
Included in realized gains	2	—	—	2	—	2
Change in unrealized	—	—	—	—	362	362

Balance at December 31, 2013	860	147	77	1,084	(336)	748
Additions	198	8	—	206	—	206
Amortization:
Periodic amortization	(128)	(26)	(11)	(165)	—	(165)
Annuity unlocking	(22)	(1)	—	(23)	—	(23)
Included in realized gains	2	1	—	3	—	3
Change in unrealized	—	—	—	—	(189)	(189)

Balance at December 31, 2014	910	129	66	1,105	(525)	580
Additions (unaudited)	164	7	—	171	—	171
Amortization:
Periodic amortization (unaudited)	(120)	(20)	(7)	(147)	—	(147)
Included in realized gains (unaudited)	6	1	—	7	—	7
Change in unrealized (unaudited)	—	—	—	—	137	137

Balance at September 30, 2015 (unaudited)	$960	$117	$59	$1,136	$(388)	$748

The present value of future profits (“PVFP”) amounts in the table above are net of $154 million, $147 million and $136 million of accumulated amortization at September 30, 2015 (unaudited), December 31, 2014 and 2013, respectively. During each of the next five years, the PVFP is expected to decrease at a rate of approximately one-sixth of the balance at the beginning of each respective year.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

H.	Shareholder’s Equity

Accumulated Other Comprehensive Income, Net of Tax (“AOCI”) Comprehensive income is defined as all changes in Shareholder’s Equity except those arising from transactions with shareholders. Comprehensive income includes net earnings and other comprehensive income, which consists primarily of changes in net unrealized gains or losses on available for sale securities.

The progression of the components of accumulated other comprehensive income follows (in millions):

		Other Comprehensive Income (Loss)
	AOCI Beginning Balance	Pretax	Tax	Net of tax	AOCI Ending Balance
Nine months ended September 30, 2015 (unaudited)
Net unrealized gains on securities:
Unrealized holding gains (losses) on securities arising during the period		$(251)	$88	$(163)
Reclassification adjustment for realized (gains) losses included in net earnings (a)		(3)	1	(2)

Total net unrealized gains (losses) on securities (b)	$469	(254)	89	(165)	$304
Net unrealized gains (losses) on cash flow hedges	—	3	(1)	2	2

Total	$469	$(251)	$88	$(163)	$306

Year ended December 31, 2014
Net unrealized gains on securities:
Unrealized holding gains (losses) on securities arising during the period		$284	$(99)	$185
Reclassification adjustment for realized (gains) losses included in net earnings (a)		(35)	12	(23)

Total net unrealized gains on securities (b)	$307	249	(87)	162	$469
Net unrealized gains (losses) on cash flow hedges	—	—	—	—	—

Total	$307	$249	$(87)	$162	$469

Year ended December 31, 2013
Net unrealized gains (losses) on securities:
Unrealized holding gains (losses) on securities arising during the period		$(279)	$98	$(181)
Reclassification adjustment for realized (gains) losses included in net earnings (a)		(70)	24	(46)

Total net unrealized gains (losses) on securities (b)	$534	(349)	122	(227)	$307

Year ended December 31, 2012
Net unrealized gains on securities (b)	$308	$347	$(121)	$226	$534

(a)	The reclassification adjustment out of net unrealized gains on securities affected the following lines in GALIC’s Consolidated Statement of Earnings:

OCI component	Affected line in the Consolidated Statement of Earnings
Pretax	Realized gains on securities
Tax	Provision for income taxes

(b)	Includes net unrealized gains of $33 million at September 30, 2015 (unaudited) compared to net unrealized gains of $37 million, $35 million and $23 million at December 31, 2014, 2013 and 2012, respectively, related to securities for which only the credit portion of an other-than-temporary impairment has been recorded in earnings.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

I.	Income Taxes

The following is a reconciliation of income taxes at the statutory rate of 35% to the provision for income taxes as shown in the Statement of Earnings (dollars in millions):

	2014		2013		2012
	Amount	% of EBT	Amount	% of EBT	Amount	% of EBT
Earnings before income taxes (“EBT”)	$352		$391		$319

Income taxes at statutory rate	$123	35%	$137	35%	$112	35%
Effect of permanent items	(3)	(1%)	(1)	—%	(2)	(1%)

Provision for income taxes as shown in the Statement of Earnings	$120	34%	$136	35%	$110	34%

GALIC’s 2012 — 2014 tax years remain subject to examination by the IRS.

GALIC did not have any earnings or losses subject to tax in a foreign jurisdiction for the years ended December 31, 2014, 2013 and 2012.

The total income tax provision (credit) consists of (in millions):

	2014	2013	2012
Current taxes:
Federal	$170	$193	$118
State	4	2	2
Deferred taxes:
Federal	(54)	(59)	(10)

Provision for income taxes	$120	$136	$110

Deferred income tax assets and liabilities reflect temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The significant components of deferred tax assets and liabilities included in the Balance Sheet at December 31 were as follows (in millions):

	2014			2013
	Excluding Unrealized Gains	Impact of Unrealized Gains	Total	Excluding Unrealized Gains	Impact of Unrealized Gains	Total
Deferred tax assets:
Insurance claims and reserves	$357	$39	$396	$284	$25	$309
Other, net	25	(11)	14	31	(8)	23

Total deferred tax assets	382	28	410	315	17	332
Deferred tax liabilities:
Investment securities	(23)	(464)	(487)	(13)	(300)	(313)
Deferred policy acquisition costs	(313)	184	(129)	(310)	118	(192)

Total deferred tax liabilities	(336)	(280)	(616)	(323)	(182)	(505)

Net deferred tax assets (liabilities)	$46	$(252)	$(206)	$(8)	$(165)	$(173)

The likelihood of realizing deferred tax assets is reviewed periodically. There was no valuation allowance against deferred tax assets as of December 31, 2014 and 2013.

The increase in the deferred tax assets related to insurance claims and reserves reflects growth in the annuity business and the impact of the increase in unrealized gains on fixed maturity securities.

The changes in the deferred tax liabilities related to investment securities and deferred policy acquisition costs at year end 2014 compared to 2013 are due primarily to the increase in unrealized gains on fixed maturity securities.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

In July 2014, AFG finalized a settlement with the IRS related to tax years 2008 and 2009. As a result, GALIC’s uncertain tax positions are now effectively settled, allowing GALIC to reduce its liability for uncertain tax positions by $13 million in the third quarter of 2014. Although GALIC will pay $9 million under this settlement, the reduction in this liability resulted in offsetting increases to GALIC’s deferred tax liability and, as a result, did not impact its effective tax rate. The following is a progression of GALIC’s uncertain tax positions, excluding interest and penalties, which all relate to the uncertainty as to the timing of tax return inclusion of investment income of certain debt securities (in millions):

	2014	2013	2012
Balance at January 1	$13	$12	$17
Reductions for tax positions of prior years	(4)	—	(7)
Additions for tax positions of current year	—	1	2
Settlements	(9)	—	—

Balance at December 31	$—	$13	$12

GALIC’s provision for income taxes included a benefit of $1 million in 2014 and an expense of less than $1 million in 2013 and 2012 of interest (net of federal benefit or expense). GALIC’s liability for interest related to unrecognized tax benefits was $1 million at December 31, 2013 (net of federal benefit); no penalties were accrued at that date.

Cash payments for income taxes, net of refunds, were $227 million, $135 million and $148 million for 2014, 2013 and 2012, respectively.

J.	Contingencies

GALIC and its subsidiaries are involved in litigation from time to time, generally arising in the ordinary course of business. This litigation may include, but is not limited to, general commercial disputes, lawsuits brought by policyholders, employment matters, reinsurance collection matters and actions challenging certain business practices of insurance subsidiaries. None of these matters are expected to have a material adverse impact on GALIC’s results of operations or financial condition.

K.	Insurance

Securities owned by U.S.-based insurance subsidiaries having a carrying value of approximately $26 million at December 31, 2014, were on deposit as required by regulatory authorities.

FHLB Funding Agreements GALIC is a member of the Federal Home Loan Bank of Cincinnati (“FHLB”). The FHLB makes advances and provides other banking services to member institutions. Members are required to purchase stock in the FHLB in addition to maintaining collateral deposits that back any funds advanced. GALIC’s $40 million investment in FHLB capital stock at September 30, 2015 (unaudited), is included in other investments at cost. Membership in the FHLB provides the annuity operations with a substantial additional source of liquidity. These advances further the FHLB’s mission of improving access to housing by increasing liquidity in the residential mortgage-backed securities market. In the second quarter of 2013, the FHLB advanced GALIC $200 million (included in annuity benefits accumulated), increasing the total amount advanced to $440 million at both December 31, 2013 and December 31, 2014. In the second quarter of 2015, the FHLB advanced GALIC an additional $300 million, increasing the total amount advanced to $740 million at September 30, 2015 (unaudited). Interest rates under the various funding agreements on these advances range from 0.02% to 0.23% over LIBOR (average rate of 0.44% at September 30, 2015 (unaudited) and 0.32% at December 31, 2014). While these advances must be repaid between 2016 and 2020, GALIC has the option to prepay all or a portion of the advances. The advances on these agreements are collateralized by mortgage-backed securities with a fair value of $908 million and $544 million (included in available for sale fixed maturity securities) at September 30, 2015 (unaudited) and December 31, 2014, respectively. Interest credited on the funding agreements, which is included in annuity benefits, was $2 million in the first nine months of 2015 (unaudited), $1 million in both 2014 and 2013 and less than $1 million in 2012.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

Statutory Information GALIC and its insurance subsidiaries are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and capital and surplus on a statutory basis for all GALIC insurance subsidiaries were as follows (in millions):

	Net Earnings			Capital and Surplus
	2014	2013	2012	2014	2013
GALIC consolidated life insurance companies	$384	$285	$186	$1,636	$1,512

The National Association of Insurance Commissioners’ (“NAIC”) model law for risk based capital (“RBC”) applies to life insurance companies. RBC formulas determine the amount of capital that an insurance company needs so that it has an acceptable expectation of not becoming financially impaired. Companies below specific trigger points or ratios are subject to regulatory action. At December 31, 2014 and 2013, the capital ratios of all GALIC life insurance companies substantially exceeded the RBC requirements. GALIC’s insurance companies did not use any prescribed or permitted statutory accounting practices that differed from the NAIC statutory accounting practices at December 31, 2014 or 2013.

GALIC paid dividends to GAFRI totaling $80 million during the first nine months of 2015 (unaudited) and $200 million and $115 million in 2014 and 2013, respectively. The maximum amount of dividends that can be paid to shareholders in 2015 by life insurance companies domiciled in the State of Ohio without prior approval of the Insurance Commissioner is the greater of 10% of statutory surplus as regards to policyholders or statutory net income as of the preceding December 31, but only to the extent of statutory earned surplus as of the preceding December 31. The maximum amount of dividends payable in 2015 by GALIC without prior approval is $356 million, based on net income. The maximum amount of dividends receivable from GALIC’s subsidiaries in 2015 without prior approval is $28 million.

Reinsurance GALIC and its subsidiaries have reinsured approximately $12.15 billion of its $15.81 billion in face amount of life insurance at December 31, 2014 compared to $12.82 billion of its $17.01 billion in face amount of life insurance at December 31, 2013. Life written premiums ceded were $36 million, $38 million and $38 million for 2014, 2013 and 2012, respectively. Reinsurance recoveries on ceded life policies were $55 million, $54 million and $64 million for 2014, 2013 and 2012, respectively. To the extent that any reinsuring companies are unable to meet obligations under agreements covering reinsurance ceded, GALIC and its insurance subsidiaries would remain liable.

During 2012, in conjunction with and prior to the sale of certain affiliated insurance companies to Cigna, the affiliated companies entered into a reinsurance agreement with GALIC in which 100% of all its life and annuity business was ceded to GALIC. Under the agreement, all activity on these policies after existing reinsurance was assumed by GALIC. There was no ceding commission on this transaction. At December 31, 2014 and 2013, GALIC had $286 million and $303 million, respectively, in reserves for the life and annuity business assumed under this transaction.

Fixed Annuities For certain products, the liability for “annuity benefits accumulated” includes reserves for excess benefits expected to be paid on future deaths and annuitizations (“EDAR”), guaranteed withdrawal benefits and accrued persistency and premium bonuses. The liabilities included in GALIC’s Balance Sheet for these benefits, excluding the impact of unrealized gains on securities, were as follows at December 31 (in millions):

	2014	2013
Excess death and annuitization	$213	$197
Guaranteed withdrawal benefits	151	71
Accrued persistency and premium bonuses	14	15

Variable Annuities At December 31, 2014, the aggregate guaranteed minimum death benefit value (assuming every variable annuity policyholder died on that date) on GALIC’s variable annuity policies exceeded the fair value of the underlying variable annuities by $23 million, compared to $26 million at December 31, 2013. Death benefits paid in excess of the variable annuity account balances were less than $1 million in each of the last three years.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(Information as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 is unaudited)

L.	Additional Information

Related Parties Certain administrative, management, accounting, actuarial, data processing, collection and investment services are provided under agreements between GALIC and its parent, GAFRI, based on actual costs incurred. In 2014, 2013 and 2012, GALIC paid GAFRI $26 million, $26 million and $22 million, respectively, for such services.

Operating Leases Total rental expense for leases of office space was $4 million in 2014, 2013 and 2012. GALIC and its subsidiaries lease space from AFG. GALIC has no contractual obligations for rent but expects to pay similar amounts in future periods to AFG.

Financial Instruments — Unfunded Commitments On occasion, GALIC and its subsidiaries have entered into financial instrument transactions that may present off-balance-sheet risks of both a credit and market risk nature. These transactions include commitments to fund loans, loan guarantees and commitments to purchase and sell securities or loans. At December 31, 2014, GALIC and its subsidiaries had commitments to fund credit facilities and contribute capital to limited partnerships and limited liability corporations of approximately $230 million.

Benefit Plans GALIC expensed approximately $1 million in 2014, 2013 and 2012, respectively, related to the retirement and employee savings plans.

GREAT AMERICAN LIFE INSURANCE COMPANY AND SUBSIDIARIES

SUPPLEMENTARY INSURANCE INFORMATION

THREE YEARS ENDED DECEMBER 31, 2014

(IN MILLIONS)

Segment	Deferred policy acquisition costs	Reserves for future policy benefits and claims	Net earned premiums	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
2014
Annuity	$553	$23,492	$—	$1,120	$641	$156	$99
Run-off life	27	690	23	19	33	5	11

Total	$580	$24,182	$23	$1,139	$674	$161	$110

2013
Annuity	$717	$20,658	$—	$1,017	$522	$142	$110
Run-off life	31	702	26	21	34	5	10

Total	$748	$21,360	$26	$1,038	$556	$147	$120

2012
Annuity	$292	$17,308	$—	$950	$523	$161	$91
Run-off life	37	676	31	20	33	8	13

Total	$329	$17,984	$31	$970	$556	$169	$104

APPENDIX B: INDEX REPLACEMENT EXAMPLE

This example is intended to show how we would calculate Vested Index Gain or Vested Index Loss on any day during a Term if we have replaced the S&P 500® Index during the Term. This example assumes that you allocate your entire $50,000 purchase payment to the Moderate Indexed Strategy and that the replacement is made on day 90 of the Term. To simplify the examples, we assumed that you take no withdrawals during the Term.

S&P Index Gain or Index Loss on Replacement Date
S&P 500 Index Value at Term Start	1,000
S&P 500 Index Value on Replacement Date	1,050
S&P 500 Index Gain on Replacement Date	(1,050 - 1,000) / 1,000 = 5%

The 5% S&P 500 Index Gain on the Replacement Date is then used to calculate the modified start of Term value for the new index.

Modified Start of Term Value for New Index
S&P 500 Index Gain on Replacement Date	5%
Replacement Index Value on Replacement Date	1,785
Modified Start of Term Value for New Index	1,785 / (100% + 5%) = 1,700

The modified start of Term value for the new index is then used to calculate the value of the Indexed Strategy from the replacement date to the Term end.

Value of Indexed Strategy Account at Term End
Investment Base	$50,000
Modified Value of New Index at Term Start	1,700
Current Value of New Index	1,853
Index Gain	(1,853 - 1,700) / 1,700) = 9%
Cap/Floor*	Gain of 8%/Loss of 5%
Index Gain (Loss) Limited by Cap/Floor	Gain of 8%
Vesting Factor*	100% for Gain or Loss
Vested Index Gain (Loss)	8% x 100% = 8% Gain
Adjustment for Gain (Loss)	$50,000 x 8% = $4,000
Strategy Value at Term End	$50,000 + $4,000 = $54,000

*	If we replace the S&P 500 Index, the applicable Cap and Bailout Cap for the Term, the Floor for the Strategy, and the Vesting Factors will not change.

B-1

The Registration Statement

We filed a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933 relating to the Contracts offered by this prospectus. This prospectus was filed as a part of the Registration Statement, but it does not constitute the complete Registration Statement. The Registration Statement contains further information relating to the Company and the Contracts. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Securities and Exchange Commission, located at 100 F Street, N.E., Washington, D.C., and may also be accessed at www.sec.gov. The Securities and Exchange Commission file number for the Contract is 333-207914.

Statements in this prospectus discussing the content of the Contracts and other legal instruments are summaries. The actual documents are filed as exhibits to the Registration Statement. For a complete statement of the terms of the Contracts or any other legal document, refer to the appropriate exhibit to the Registration Statement.